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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Hawaiian Electric Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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HAWAIIAN ELECTRIC INDUSTRIES, INC.    •    PO BOX 730    •    HONOLULU, HI 96808-0730

Constance H. Lau
 President and
Chief Executive Officer

March 21, 2011

Dear Fellow Shareholder:

         On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Hawaiian Electric Industries, Inc. (HEI). The meeting will be held on HEI's premises in Room 805 on the eighth floor of the American Savings Bank Tower, located at 1001 Bishop Street, Honolulu, Hawaii, on May 10, 2011, at 9:30 a.m., local time. A map showing the location of the meeting site appears on page 85 of the Proxy Statement.

         The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business to be conducted during the meeting. In addition, we will review significant events of 2010 and their impact on you as a shareholder of HEI. HEI officers and Board members will be available before and after the meeting to talk with you and answer questions.

         Of particular importance for your attention, this is the first year in which we will be asking our shareholders to submit an advisory vote on the Company's executive compensation. A description of the Company's executive compensation programs, as well as details of the compensation for the Company's named executive officers, is provided in the Proxy Statement.

         As a shareholder of HEI, it is important that your views be represented. Please help us obtain the quorum needed to conduct business at the meeting by promptly voting your shares.

         The Board and management team of HEI would like to express their appreciation to you for your confidence and support. I look forward to seeing you at the Annual Meeting in Honolulu.

                      Sincerely,

Recycled

Hawaiian Electric Industries, Inc. 900 Richards Street Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING

Date and Time	Tuesday, May 10, 2011, at 9:30 a.m., local time.
Place	American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii 96813.
Items of Business	1. To elect three Class III directors for a three-year term expiring at the 2014 Annual Meeting of Shareholders.
2. To approve the 2011 Nonemployee Director Stock Plan.
3. To hold an advisory vote on the frequency of future advisory votes on HEI's executive compensation.
4. To hold an advisory vote on a resolution approving HEI's executive compensation.
5. To ratify the appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2011.
Record Date	March 2, 2011.
Annual Report
The 2010 Annual Report to Shareholders, which is not a part of the proxy solicitation materials, has been mailed or made available electronically along with this Notice and accompanying Proxy Statement.
Proxy Voting	Shareholders of record may appoint proxies and vote their shares in one of four ways:
• Via the Internet
• By telephone
• By mail
• In person
Shareholders whose shares are held by a bank, broker or other financial intermediary (i.e., in "street name") should follow the voting instruction card provided by such intermediary.
Any proxy may be revoked in the manner described in the accompanying Proxy Statement.
Attendance at Meeting
Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting. If your shares are registered in street name, you must bring a letter from your bank or broker or provide other evidence of your beneficial ownership if you plan to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 10, 2011	The Proxy Statement and Annual Report to Shareholders are available at www.hei.com/proxymatl.html.

By Order of the HEI Board of Directors.
March 21, 2011	Chester A. Richardson Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

Page
About the Meeting	1
Who can attend the meeting?	1
What are shareholders being asked to vote on?	1
Voting Procedures	1
Electronic Access to Proxy Materials	1
Who is eligible to vote?	2
How many shares are outstanding and entitled to vote?	2
What constitutes a quorum?	2
How do shareholders vote?	2
How do shareholders vote if their shares are held in street name?	3
How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?	3
Can shareholders change their vote?	3
How many votes are required?	3
Who will count the votes and are the votes confidential?	4
Could other matters be decided at the Annual Meeting?	4
What happens if the Annual Meeting is postponed or adjourned?	4
Director Nominees for Election and Continuing Directors	5
Nominees for Class III Directors Whose Terms Expire at the 2014 Annual Meeting	5
Continuing Class I Directors Whose Terms Expire at the 2012 Annual Meeting	8
Continuing Class II Directors Whose Terms Expire at the 2013 Annual Meeting	10
Class I Director Who Intends to Resign at the 2011 Annual Meeting	11
Class III Directors Who Are Not Continuing After the Expiration of Their Terms at the 2011 Annual Meeting	12
Proposal No. 1: Election of Class III Directors	13
Corporate Governance	14
What are HEI's governance policies and guidelines?	14
What is the Board's leadership structure?	14
What is the Board's role in risk oversight?	15
How does the Board select nominees for the Board?	17
Does the Board consider diversity in identifying nominees for the Board?	18
How can shareholders communicate with the directors?	19
Board of Directors	19
Who are the independent directors of the Board?	19
How often did the Board meet in 2010?	21
Does the Board meet in executive session without management present?	21
Did all directors attend last year's Annual Meeting?	21
Does the Board evaluate itself?	21
Committees of the Board	22
What committees has the Board established and how often did they meet?	22
What are the primary functions of each of the four committees?	23
Director Compensation	24
How is director compensation determined?	24
Director Compensation Table	27
Proposal No. 2: Approval of 2011 Nonemployee Director Stock Plan	28
What are the purposes and terms of the 2011 Director Plan?	29
New 2011 Director Plan Benefits	31
Equity Compensation Plan Information	32
Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on HEI's Executive Compensation	33

Page
Are there any family relationships between any HEI executive officer, director and nominee for director?	78
Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?	78
Are there any related person transactions with HEI or its subsidiaries?	79
Compensation Committee Interlocks and Insider Participation	80
Audit Committee Report	80
Proposal No. 5: Ratification of Appointment of Independent Registered Public Accounting Firm	82
Other Information	82
How are proxies solicited and what is the cost?	82
What is the deadline for submitting a proposal for next year's Annual Meeting?	82
How can business matters be brought before the Annual Meeting?	82
How can shareholders recommend or propose persons as nominees to serve on the Board?	83
What provisions has HEI made for "householding" and will it provide additional copies of proxy materials upon request?	83
Map	85
Appendix A — Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan	A-1
Appendix B — Hawaiian Electric Industries, Inc. Categorical Standards of Director Independence	B-1

Proxy Statement

        HEI is soliciting proxies for the Annual Meeting of Shareholders scheduled for May 10, 2011, at 9:30 a.m., local time, at the American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii. The mailing address of the principal executive offices of HEI is P.O. Box 730, Honolulu, Hawaii 96808-0730.

        The approximate mailing date for this Proxy Statement, form of proxy and Annual Report to Shareholders is March 21, 2011. The 2010 Annual Report to Shareholders accompanying this Proxy Statement is not considered proxy soliciting material.

 About the Meeting

Who can attend the meeting?

        Attendance will be limited to:

  •
  shareholders of record (i.e., shareholders who own shares registered in their own name on the books of HEI);

  •
  beneficial owners of HEI Common Stock having evidence of ownership and entitled to vote at the meeting;

  •
  authorized representatives of absent shareholders; and

  •
  invited guests of management.

        If you own shares of HEI Common Stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing ownership of HEI Common Stock.

        Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

What are shareholders being asked to vote on?

  •
  Proposal No 1:  Election of three Class III directors for a three-year term expiring at the 2014 Annual Meeting of Shareholders.

  •
  Proposal No 2:  Approval of the 2011 Nonemployee Director Stock Plan (attached as Appendix A).

  •
  Proposal No 3:  Advisory vote on the frequency of future advisory votes on HEI's executive compensation.

  •
  Proposal No 4:  Advisory vote on a resolution approving HEI's executive compensation.

  •
  Proposal No 5:  Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as HEI's independent registered public accounting firm for 2011.

 Voting Procedures

Electronic Access to Proxy Materials

        HEI provides shareholders the option to access its proxy materials via the Internet. In keeping with our efforts to conserve natural resources, this method of delivery reduces the amount of paper necessary to produce these materials and reduces the costs associated with the printing and mailing of these materials to shareholders. On March 21, 2011, a Notice of Internet Availability of Proxy Materials

(Notice) will be mailed to certain shareholders and our proxy materials will be posted on the website referenced in the Notice (www.ViewMaterial.com/HEI). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. The Notice and website will provide information regarding how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

        If you currently receive our proxy materials in printed form and would like to receive them electronically in the future, please so indicate on the enclosed proxy, if voting by mail, or by following the instructions provided when using the telephone or Internet voting options described under "How do shareholders vote?" below.

Who is eligible to vote?

        Only persons who own shares of HEI Common Stock as of the close of business on March 2, 2011 (the proxy record date) are entitled to vote.

How many shares are outstanding and entitled to vote?

        On March 2, 2011, 94,915,883 shares of HEI Common Stock were outstanding. Each shareholder is entitled to one vote for each share held. Under the Bylaws of HEI, shareholders do not have cumulative voting rights in the election of directors.

What constitutes a quorum?

        A quorum is needed to conduct business at the Annual Meeting. A majority of the shares of HEI Common Stock outstanding on March 2, 2011 and entitled to vote, and present in person or by proxy at the Annual Meeting, constitutes a quorum. Abstentions and broker votes of uninstructed shares on routine matters (such as ratification of the appointment of the independent registered public accounting firm) will be counted in the number of shares present in person or by proxy for purposes of determining a quorum. A quorum established for one purpose will apply for all purposes at the Annual Meeting.

How do shareholders vote?

        Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote via the Internet, by touchtone telephone or by mail before the Annual Meeting, or in person at the Annual Meeting. The Internet and telephone procedures are designed to authenticate your vote and confirm that your voting instructions are followed. If you vote via the Internet or by telephone, follow the instructions on the Notice or card you received by mail. If you vote by telephone, you will receive additional recorded instructions, and if you vote via the Internet, you will receive additional instructions at the Internet website. You will need to have the control number on your Notice or proxy/voting instruction card, as applicable, available.

        Shareholders who vote via the Internet or by telephone should not mail the proxy/voting instruction card.

  1.
  BY INTERNET: You may vote on-line by following the instructions in the Notice or by accessing the Internet at www.cesvote.com. Specific instructions regarding how to record and confirm your vote will be available on the website.

  2.
  BY TELEPHONE: You may vote by touchtone telephone by following the instructions in the Notice or by calling 1-888-693-8683. Once connected, you will be prompted to record and confirm your vote.

  3.
  BY MAIL: Please mark your vote and sign, date and promptly return the proxy in the postage-paid envelope provided. If you return the signed proxy but do not mark the boxes showing how you wish to vote, your votes will be cast following the recommendations of management on all proposals. If you wish to have someone other than the individuals listed on the enclosed proxy vote your shares at the meeting, cross out all three names and insert the name of another person to vote your shares at the meeting.

  4.
  IN PERSON: You may vote your shares by attending the Annual Meeting and voting in person.

How do shareholders vote if their shares are held in street name?

        If your shares are held in "street name" (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction as to how your shares should be voted. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on routine matters, but not on nonroutine matters. The ratification of the appointment of HEI's independent registered public accounting firm is considered a routine matter. The election of directors, the approval of the 2011 Nonemployee Director Stock Plan, the advisory vote on the frequency of advisory votes on executive compensation and the advisory vote on executive compensation are considered nonroutine matters. Please provide instructions to your broker on how to vote your shares on all five proposals to ensure that your shares will be voted on all proposals at the Annual Meeting.

        You may not vote shares held in "street name" at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?

        If you own shares held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan (including shares previously received under the Tax Reduction Act Stock Ownership Plan) or the American Savings Bank 401(k) Plan, the respective plan trustees will vote those shares according to your directions. For all of these plans, the respective trustees will vote all the shares of HEI Common Stock for which they receive no voting instructions in the same proportion as they vote shares for which they receive instruction.

Can shareholders change their vote?

        If you vote by any of the methods described above, you may revoke your proxy or vote at any time before the Annual Meeting in one of three ways:

  •
  submit a properly signed proxy with a later date or vote again at a later time by telephone or Internet;

  •
  notify the Corporate Secretary of HEI in writing; or

  •
  vote in person at the Annual Meeting (if your shares are registered in your name on HEI's books or, if your shares are held in "street name" and you have a legal proxy from your broker or other holder of record).

How many votes are required?

        If a quorum is present at the Annual Meeting, then:

  •
  Directors will be elected by a plurality of the votes cast. Plurality means that the persons receiving the highest number of votes are elected. There will be no abstentions for this matter since your options are to vote either "FOR" or to "WITHHOLD" your vote for a nominee. Although the election of directors is considered a nonroutine matter, broker nonvotes (i.e., when your broker or other holder of record does not vote your shares on a nonroutine matter because you have not provided instructions regarding how to vote on that matter) will not affect the outcome of this matter.

  •
  The 2011 Nonemployee Director Stock Plan will be approved if the majority of votes cast are in favor of such approval, so long as the total votes cast represent more than 50% of all shares entitled to vote. Abstentions will be considered votes cast and will have the same effect as voting against approval of the 2011 Nonemployee Director Stock Plan. Broker nonvotes will have no effect on the outcome of the vote on the 2011 Nonemployee Director Stock Plan, except that they will not count as votes cast for purposes of determining whether the total votes cast represent more than 50% of the shares entitled to vote.

  •
  Since the votes on executive compensation and frequency of votes on executive compensation are advisory only, no minimum number of votes cast is required. Brokers may not vote on these proposals without your instructions because these proposals are considered nonroutine matters. For the proposal concerning how frequently shareholders wish to have advisory votes on HEI's executive compensation, your options are to vote for a frequency of every "1 YEAR," "2 YEARS," "3 YEARS" or "ABSTAIN." For the proposal to adopt a resolution approving HEI's executive compensation, your options are to vote "FOR," "AGAINST" or "ABSTAIN."

  •
  The appointment of HEI's independent registered public accounting firm will be ratified if more votes are cast in favor than against such ratification. Abstentions and broker nonvotes will not affect the outcome of this matter.

Who will count the votes and are the votes confidential?

        Corporate Election Services will act as tabulator for broker and bank proxies as well as for proxies of the other shareholders of record. Your identity and vote will not be disclosed to persons other than those acting as tabulators except:

  •
  as required by law;

  •
  to verify the validity of proxies and the voting results in the case of a contested proxy solicitation; or

  •
  when you write a comment on the proxy form.

Could other matters be decided at the Annual Meeting?

        HEI knows of no business to be presented at the 2011 Annual Meeting other than the items set forth in this Proxy Statement. If other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the persons named on the enclosed proxy will vote your stock in accordance with their best judgment, unless authority to do so is withheld by you in your proxy.

What happens if the Annual Meeting is postponed or adjourned?

        If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted at the Annual Meeting.

 Director Nominees for Election and Continuing Directors

Nominees for Class III Directors Whose Terms Expire at the 2014 Annual Meeting

Peggy Y. Fowler, age 59, director nominee for 2011 Annual Meeting

Ms. Fowler brings a wealth of knowledge and experience to HEI. Her prior positions in managing utility operations and leading a large public company as its chief executive officer impart significant expertise to the Board. Her recent experience serving on the board of a mainland bank holding company will strengthen the Board's capabilities in overseeing the subsidiary bank operations.

 Business experience and other public company and HEI affiliate directorships since 2006

•       Director and Audit Committee Member, Hawaiian Electric Company,  Inc., since 2009

•       Co-Chief Executive Officer, Portland General Electric Company (PGE), 2009

•       President and Chief Executive Officer, PGE, 2000-2008

•       Director, PGE, since 1998

•       Director, Umpqua Holdings Corporation, since 2009, and Chair of Budget and Compensation Committees, since April 2010

Skills and qualifications for HEI Board service

•       35 years of executive leadership, financial oversight and utility operations experience from serving at PGE in senior officer positions, including Chief Operating Officer, President and Chief Executive Officer.

•       Breadth of proven management, leadership, analytical and technical skills, including crisis management, risk assessment, strategic planning and public relations skills, demonstrated especially by her leadership of PGE after the 2001 bankruptcy of its parent company, Enron Corp., through its independence from Enron in 2006 and by her recognition as Oregon's Most Admired CEO in a 2005 Portland Business Journal survey and as Portland's First Citizen in 2007 by the Portland Metropolitan Association of Realtors, an annual award honoring civic achievement and business leadership.

•       Expertise in financial oversight, regulatory compliance and corporate governance matters gained from her experience as President (1997-2000), CEO (2000-2008) and Chair (2001-2004) of PGE, her service as a director for PGE and the Portland Branch of the Federal Reserve Bank of San Francisco, a director and member of the Nominating and Corporate Governance Committee for The Regence Group (BlueCross BlueShield health insurance provider in Idaho, Oregon, Utah and Washington), and a director and chair of the Budget and Compensation Committees and member of the Loan and Investment Committee for Umpqua Holdings Corporation (publicly traded bank holding company based in Portland, Oregon).

Involvement in certain legal proceedings

•       PGE was owned by Enron Corp. from 1997 to 2006. Enron also owned Portland General Holdings, Inc., previously a holding company for the nonregulated business of PGE that became a subsidiary of Enron, holding Enron's nonregulated businesses in Portland. Enron Corp. filed for bankruptcy in 2001. Ms. Fowler was President of Portland General Holdings from 1999 to 2003, when it also filed for bankruptcy protection. The case was procedurally consolidated with the Enron bankruptcy, but Enron's bankruptcy reorganization plan did not expressly pertain to Portland General Holdings. The Portland General Holdings bankruptcy case was dismissed in October 2005, after substantially all of its assets were distributed or placed in segregated accounts.

Keith P. Russell, age 65, director nominee for 2011 Annual Meeting

Mr. Russell has extensive senior management experience in the banking industry. His prior service as chief risk officer of a large financial institution significantly strengthens the Board's capabilities in overseeing risk within the organization. In addition, Mr. Russell's many years of experience in managing and overseeing bank operations will contribute important expertise to the Board. Mr. Russell also has extensive knowledge and experience from his prior service as an officer of a lender to the electric utility industry.

 Business experience and other public company and HEI affiliate directorships since 2006

•       Director and Audit Committee Member, American Savings Bank, F.S.B. (HEI subsidiary), since 2010

•       President, Russell Financial,  Inc. (strategic and financial consulting firm servicing business and high net worth families and individuals), since 2001

•       Vice Chair/Chief Risk Officer, Mellon Financial Corp., then Chairman, Mellon West, 1991-2001

•       Senior Executive Vice President, then Director, President and Chief Operating Officer, GLENFED/Glendale Federal Bank, 1983-1991

•       Director, Nationwide Health Properties, since 2002

•       Director, Sunstone Hotel Investors, since 2003

•       Director, Countrywide Financial, 2003-2008

Skills and qualifications for HEI Board service

•       10 years of executive leadership, financial oversight, risk management and strategic planning experience from serving as Vice Chairman/Chief Risk Officer for Mellon Financial Corporation and Chairman of Mellon's West Coast operations. Mellon was also a major lender and capital provider to the electric utility industry.

•       8 years of executive and corporate governance experience serving as Director, President and Chief Operating Officer of GLENFED/Glendale Federal Bank.

•       9 years of banking industry experience serving as Senior Vice President and Deputy Administrator for Security Pacific National Bank, with direct responsibility for a wide breadth of operations including leasing, consumer and commercial finance, mortgage banking, venture capital, cash management and trust business.

Barry K. Taniguchi, age 63, director since 2004 and nominee for 2011 Annual Meeting
Audit Committee Chair
Executive Committee Member

Mr. Taniguchi brings to the Board considerable experience as a business leader in Hawaii, with extensive knowledge of the business climate and significant contacts and relationships within the business community and local governmental agencies. With the successes of his own businesses, and because of his commitment to a wide array of charitable causes, Mr. Taniguchi is one of the most well-respected businesspersons in the state of Hawaii.

 Business experience and other public company and HEI affiliate directorships since 2006

•       President and Chief Executive Officer, KTA Super Stores (grocery store chain), since 1989

•       President, K. Taniguchi Ltd. (real estate lessor), since 1989

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2002

•       Director since 2001 and Audit Committee Chair, Hawaiian Electric Company, Inc. (HEI subsidiary)

•       Director, Hawaii Electric Light Company, Inc. (HEI subsidiary), 1997-2009

•       Director, Maui Electric Company, Limited (HEI subsidiary), 2006-2009

Skills and qualifications for HEI Board service

•       Current knowledge of and experience with the business community on the island of Hawaii, which is served by one of HEI's utility subsidiaries, Hawaii Electric Light Company, Inc., from serving in his current chief executive officer positions for the last 22 years.

•       Accounting and auditing knowledge and experience gained from obtaining a public accounting certification and working as an auditor and as a controller.

•       Extensive corporate and nonprofit board and leadership experience, including from his current service on the boards of Hawaii Employers Mutual Insurance Company and Hawaii Community Foundation and from his role as a director and former Chair of the Hawaii Island Economic Development Board.

 Continuing Class I Directors Whose Terms Expire at the 2012 Annual Meeting

Constance H. Lau, age 59, director 2001-2004 and since 2006
Executive Committee Member

 Current and prior positions with the Company

•       President and Chief Executive Officer and Director, HEI, since 2006

•       Chairman of the Board, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2006

•       Chairman of the Board, American Savings Bank, F.S.B. (HEI subsidiary), since 2006

•       Chairman of the Board and Chief Executive Officer, American Savings Bank, F.S.B., 2008-2010

•       Chairman of the Board, President and Chief Executive Officer, American Savings Bank, F.S.B., 2006-2008

•       President and Chief Executive Officer and Director, American Savings Bank, F.S.B., 2001-2006

•       Senior Executive Vice President and Chief Operating Officer and Director, American Savings Bank, F.S.B., 1999-2001

•       Treasurer, HEI, 1989-1999

•       Financial Vice President and Treasurer, HEI Power Corp. (former HEI subsidiary), 1997-1999

•       Treasurer, Hawaiian Electric Company,  Inc., and Assistant Treasurer, HEI, 1987-1989

•       Assistant Corporate Counsel, Hawaiian Electric Company, Inc., 1984-1987

Other public company directorships since 2006 • Director since 2004 and Audit Committee Member, Alexander & Baldwin, Inc.

Skills and qualifications for HEI Board service

•       Intimate understanding of the Company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its subsidiaries over the last 26 years.

•       Familiarity with current management and corporate governance practices from her current service as a director and Audit Committee member for Alexander & Baldwin,  Inc. and as a director of AEGIS Insurance Services, Inc.

•       Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that compose the Company's customer bases from serving as a director for various local industry, business development, educational and nonprofit organizations.

•       Utility and banking industry knowledge from serving as a director or task force member of the Hawaii Bankers Association, the American Bankers Association and the Edison Electric Institute.

A. Maurice Myers, age 70, director since 1991
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       Chief Executive Officer and Owner, Myers Equipment Leasing LLC (equipment leasing company), since 2010

•       Chief Executive Officer and Director, POS Hawaii LLC (provider of point-of-sale business systems for restaurants and retailers), since 2009

•       Chief Executive Officer and Director, Wine Country Kitchens LLC (manufacturer of gourmet food products), since 2007

•       Chairman, Chief Executive Officer and President, Waste Management, Inc. (waste and environmental services provider), 1999-2004

•       Director, Hawaiian Electric Company,  Inc. (HEI subsidiary), 2004-2006 and since 2009

Skills and qualifications for HEI Board service

•       20 years of public company executive and board leadership experience as Chairman, Chief Executive Officer and President of Waste Management, Inc., Chairman, Chief Executive Officer and President of Yellow Corporation, President of America West Airlines and Chief Executive Officer and President of Aloha Airgroup, Inc.

•       Practiced skills in risk assessment, strategic planning, financial oversight, customer and public relations and marketing exercised in leading successful restructuring efforts at Waste Management, Yellow Corporation and America West Airlines.

•       Diverse business experience and public and private company board experience, including from his prior service as a director and Compensation Committee chair for Tesoro Corporation and as a director for BIS Industries Limited and Cheap Tickets.

James K. Scott, Ed.D., age 59, director since 1995
Audit Committee Member
Nominating and Corporate Governance Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       President, Punahou School (K-12 independent school), since 1994

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2008

Skills and qualifications for HEI Board service

•       Recognized leadership and executive management skills as President of Punahou School for 17 years.

•       26 years of experience developing and executing strategic plans as the chief executive at two independent schools, including overseeing fundraising programs and admissions/marketing functions.

•       Governance and board leadership experience from his current positions as Chair of the Secondary School Admission Test Board, director and former Chair of the Hawaii Association of Independent Schools, member of the Board of Governors of the Pacific and Asian Affairs Council and member of the Advisory Board of the Klingenstein Center of Teachers College at Columbia University.

 Continuing Class II Directors Whose Terms Expire at the 2013 Annual Meeting

Thomas B. Fargo, age 62, director since 2005
Compensation Committee Chair
Nominating and Corporate Governance Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       Operating Executive Board Member, J.F. Lehman & Company (private equity firm), since 2008

•       Owner, Fargo Associates,  LLC (defense and homeland/national security consultancy), since 2005

•       Chief Executive Officer, Hawaii Superferry, Inc. (interisland ferry), 2008-2009

•       President, Trex Enterprises Corporation (defense research and development firm), 2005-2008

•       Commander, U.S. Pacific Command, 2002-2005

•       Director since 2008 and Audit Committee Member, Northrop Grumman Corporation

•       Director, Hawaiian Holdings, Inc., 2005-2008

•       Director since 2005, Hawaiian Electric Company, Inc. (HEI subsidiary)

Skills and qualifications for HEI Board service

•       Extensive knowledge of the U.S. military, a major customer of HEI's electric utility subsidiary.

•       Leadership, strategic planning and financial and nonfinancial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

•       Experience with corporate governance, including audit, compensation and governance committees, from service on several public and private company boards.

Kelvin H. Taketa, age 56, director since 1993
Nominating and Corporate Governance Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2006

•       President and Chief Executive Officer, Hawaii Community Foundation (statewide charitable foundation), since 1998

•       Director, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

•       Executive management experience with responsibility for overseeing more than $405 million in charitable assets as President and Chief Executive Officer of the Hawaii Community Foundation.

•       Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•       Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc., his current service as Vice Chair of the Independent Sector and Director of the Stupski Foundation and through publishing articles and lecturing on governance of tax-exempt organizations.

Jeffrey N. Watanabe, age 68, director since 1987
Chairman of the Board since 2006
Executive Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2006

•       Managing Partner, Watanabe Ing & Komeiji LLP, 1972-2007 (now retired)

•       Director since 2003 and Compensation and Corporate Governance Committee Member, Alexander & Baldwin, Inc.

•       Director since 1988 and Executive Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

•       Director, Hawaiian Electric Company, Inc. (HEI subsidiary), from 1999-2006 and since 2008

Skills and qualifications for HEI Board service

•       Broad business, legal, corporate governance and leadership experience from serving as Managing Partner of the law firm he founded, advising clients on a variety of business and legal matters for 35 years and from serving on more than a dozen public and private company and nonprofit boards and committees, including his current service on the Compensation and Corporate Governance Committees for Alexander & Baldwin, Inc.

•       Specific experience with strategic planning from providing strategic counsel to local business clients and prospective investors from the continental United States and the Asia Pacific region for 25 years of his law practice.

Class I Director Who Intends to Resign at the 2011 Annual Meeting

Shirley J. Daniel, Ph.D., C.P.A., age 57, director since 2002
Audit Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       Professor of Accountancy, Shidler College of Business, University of Hawaii at Manoa, since 1995

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

•       Current expertise in accounting, auditing and corporate governance from teaching courses on these subjects at the Shidler College of Business.

•       Business and leadership experience from her current service as Director for the Pacific Asian Management Institute and Center for International Business Education and Research and from her prior service as Managing Director for the Pacific Asian Center for Entrepreneurship and E-Business.

•       Prior experience in accounting and auditing from being a licensed certified public accountant and from working as an auditor and audit manager with the international accounting firm Arthur Young & Company (currently Ernst & Young LLP).

 Class III Directors Who Are Not Continuing After the Expiration of Their Terms at the 2011
Annual Meeting

Don E. Carroll, age 69, director since 1996
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       Retired Chairman, Oceanic Time Warner Cable Advisory Board, since 2004

•       Director since 2004 and Audit Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

Skills and qualifications for HEI Board service

•       38 years of executive and finance management experience as President and Vice President, Finance of Oceanic Cable.

•       Experience with financial institutions and executive compensation and compensation program oversight from serving as Chair of the Compensation Committee for Island Insurance Company, Ltd. and as a member of the Compensation Committee for Pacific Guardian Life.

•       In-depth knowledge and familiarity with issues facing HEI and its banking subsidiary gained from 15 years of service as a director for HEI and 7 years of service as a director for American Savings Bank, F.S.B.

Victor H. Li, S.J.D., age 69, director since 1988
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2006

•       Co-Chairman, Asia Pacific Consulting Group (Pacific region trade consultancy), since 1992

•       Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

•       Thoughtful leadership and consensus-building skills and marketing and strategic planning experience acquired through his current position for the last 19 years as Co-Chairman of the Asia Pacific Consulting Group, and his former position for 10 years as chief executive for the East-West Center.

•       Long-term knowledge and understanding of HEI's operations and strategic goals after 21 years on the Board.

•       Prior energy and public company board experience from serving as a director at Grumman Corporation and AES China Generating Co. Ltd.

 Proposal No. 1: Election of Class III Directors

        In accordance with the Bylaws of the Company, the Board has fixed the size of the Board to serve from and after the 2011 Annual Meeting at nine directors, divided into three classes with staggered terms. The Board proposes that the following three nominees be elected at the 2011 Annual Meeting as Class III directors to serve until the 2014 Annual Meeting, or until their successors shall be duly elected and qualified:

        The Board proposes three Class III nominees for election at the Annual Meeting:

  •
  Peggy Y. Fowler

  •
  Keith P. Russell

  •
  Barry K. Taniguchi

        Mr. Taniguchi is currently an incumbent Class III director of HEI. Ms. Fowler and Mr. Russell are new nominees, but they are not new to the HEI family of companies, as they are directors of HEI's principal subsidiaries. Ms. Fowler is a director of Hawaiian Electric Company and Mr. Russell is a director of American Savings Bank, and each has substantial experience in the electric power and banking industries, respectively. Ms. Fowler and Mr. Russell are nominated to fill the positions held by current Class III directors Don E. Carroll and Victor H. Li, who have served several terms on the HEI Board but are not seeking reelection. Mr. Carroll will continue serving the Company as a member of the board of directors for HEI subsidiary Hawaiian Electric Company. The Board has determined that all three nominees are independent under the applicable standards for director independence, as discussed below under "Board of Directors—Who are the independent directors of the Board?". Each nominee has consented to serve for the new term expiring at the 2014 Annual Meeting if elected. If a nominee is unable to stand for election at the time of the 2011 Annual Meeting, the proxy holders listed in the proxy may vote in their discretion for a suitable substitute.

        At the 2010 Annual Meeting, the Board was fixed at 11. However, Mr. Richard W. Gushman, II resigned from his position as a Class III director effective September 30, 2010. In addition, Dr. Shirley J. Daniel, a Class I director with a term expiring in 2012, intends to resign from the Board effective at the Annual Meeting (but she will continue to serve the Company as a member of the board of directors of HEI subsidiary American Savings Bank). Following the Annual Meeting, there will thus be a total of nine directors on the HEI Board with three directors in each of the three Board classes of directors.

        Information regarding the business experience and certain other directorships for each Class III director nominee and for each continuing Class I and II director is provided on pages 5-12 above together with a description of the experience, qualifications, attributes and skills that led to the Board's conclusion at the time of this Proxy Statement that each of the nominees and directors should serve on the Board in light of HEI's current business and structure.

        YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR CLASS III DIRECTOR LISTED ABOVE.

 Corporate Governance

What are HEI's governance policies and guidelines?

        In 2010, the Board and management continued to review and monitor corporate governance trends and best practices to comply with the corporate governance requirements of the New York Stock Exchange, regulations of the Securities and Exchange Commission and rules and regulations of the Board of Governors of the Federal Reserve, Federal Deposit Insurance Corporation and Office of Thrift Supervision applicable to HEI as a bank holding company. As part of an annual review, the HEI Categorical Standards of Director Independence (see Appendix B), Corporate Governance Guidelines, Corporate Code of Conduct and charters for the Audit, Compensation, Executive and Nominating and Corporate Governance Committees were reviewed and revised as deemed appropriate by the Board. These documents are available on HEI's website at www.hei.com.

What is the Board's leadership structure?

        Since 2006, Mr. Watanabe has served as the nonexecutive Chairman of the Board and Ms. Lau has served as HEI's President and Chief Executive Officer. Since that time, Ms. Lau has also been the only employee director on the Board. Prior to 2006, the Company's Chief Executive Officer had also served as Chairman of the Board. During that time, the Board had an independent Lead Director.

        Mr. Watanabe has served on the Board since 1987, but has never been employed by HEI or any HEI subsidiary. The Board has determined that he is independent. Among the many skills and qualifications that Mr. Watanabe brings to the Board, the Board considered: (i) his extensive experience in corporate and nonprofit governance from serving on other public company, private company and nonprofit boards; (ii) his reputation for effective consensus and relationship building and business and community leadership, including leadership of his former law firm; (iii) his willingness to spend time advising and mentoring members of HEI's senior management; and (iv) his dedication to committing the hard work and time necessary to successfully lead the Board.

        As HEI's Chairman, Mr. Watanabe's key responsibilities are to:

  •
  lead Board and shareholder meetings and executive sessions of the independent directors, including executive sessions at which the performance of the Chief Executive Officer is evaluated by the Board;

  •
  attend all meetings of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board as an observer and chair the Executive Committee of the Board;

  •
  serve on and/or advise the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, and chair joint executive sessions of the independent directors of HEI and these subsidiary boards;

  •
  work closely with management to develop meeting agendas and materials for the Board and subsidiary boards;

  •
  be available to other Board and subsidiary board members and management for questions and consultation; and

  •
  ensure and assist communications among Board members and Board committees and between the Board and management.

        The Board's Corporate Governance Guidelines provide that if the Chairman and Chief Executive Officer positions are held by the same individual, or if the Board determines that the Chairman is not independent, the independent directors should designate an independent director to serve as Lead Director. If a Lead Director is designated, the Lead Director's responsibilities would be to: (i) preside at Board and shareholder meetings when the Chairman is not present, (ii) preside at executive sessions of the independent directors, (iii) facilitate communication between the independent directors and the Chairman or the Board as a whole, (iv) call meetings of the nonmanagement or independent directors in executive session, (v) participate in approving meeting agendas, schedules and materials for the Board and (vi) perform other functions described in the Corporate Governance Guidelines or as determined by the Board from time to time.

        The Board believes that its current leadership structure, which provides for an independent nonemployee Chairman, or an independent Lead Director if the Chairman is not independent, is appropriate and effective in light of HEI's current operations, strategic plans and overall corporate governance structure. Several reasons support this conclusion. First, the Board believes that having an independent Chairman or Lead Director has been important in establishing a tone at the top for both the Board and the Company that encourages constructive expression of views that may differ from those of senior management. Second, the Board believes that the presence of an independent Chairman or Lead Director, particularly at this time of growing government and investor scrutiny of public and financial company boards, demonstrates to the Company's regulators and shareholders that the Board is committed to serving the best interests of the Company and its shareholders and not the best interests of management. Third, the Board recognizes that the Company has an uncommon corporate governance structure in that the boards of its two primary operating subsidiaries are also composed mostly of nonemployee directors and that the HEI Chairman plays an important leadership role at these subsidiary boards. For instance, in addition to chairing executive sessions of the nonemployee directors and attending meetings of the audit committees of these subsidiary boards, the Chairman leads each subsidiary board in conducting its annual performance evaluation and assists communications between each of these boards and management of the respective subsidiary company and among members of each subsidiary board.

What is the Board's role in risk oversight?

        HEI is a holding company that operates principally through its electric public utility and bank subsidiaries. At the holding company and subsidiary levels, the Company faces a variety of risks, including operational risks, regulatory and legal compliance risks, credit and interest rate risks, competitive risks and liquidity risks. Developing and implementing strategies to manage these risks is the responsibility of management, and that responsibility is carried out by assignments of responsibility to various officers and other employees of the Company under the direction of HEI's Chief Financial Officer, who also serves as HEI's chief risk officer. The role of the Board is to oversee the management of these risks.

        The Board's specific risk oversight functions are as follows:

  •
  The Board has approved a consolidated enterprise risk management (ERM) system recommended by management. The system is designed to identify and assess risks at the holding company and subsidiary levels so that information regarding the Company's risks can be reported to the Board, along with proposed strategies for mitigating these risks. The structure of the ERM system is decentralized, with separate chief risk officers at each of Hawaiian Electric Company and American Savings Bank. The chief risk officer of Hawaiian Electric Company is also responsible for identifying, assessing and reporting risks at the Company's utility subsidiaries that operate on the islands of Hawaii, Maui, Molokai and Lanai. Each subsidiary chief risk officer reports directly to the subsidiary President and functionally to HEI's chief risk officer. The Board believes that this decentralized risk management structure is appropriate and effective for the Company's diverse operations and holding company structure, because it allows for industry-specific risk identification and management at the subsidiary levels while also ensuring an integrated and consolidated view of risk at the holding company level by HEI's chief risk officer. In connection with approving this ERM system, the Board reviewed a catalog of risks and management's assessment of those risks reported by HEI's chief risk officer. As part of the Board's ongoing risk oversight, HEI's chief risk officer is responsible for providing regular reports to the Board and Audit Committee on the status of those risks, any changes to the risk catalog or management's assessment of those risks, and any other risk management matters that the Board may request from time to time. The Board and Audit Committee also receive reports from HEI's internal auditor evaluating the effectiveness of management's implementation of the approved ERM system.

  •
  The Board has assigned to the Compensation Committee the specific risk oversight responsibility of reviewing whether the Company's compensation policies or practices are reasonably likely to have a material adverse effect on the Company and of recommending new or revised policies and practices to address any such risks identified. Included in this oversight responsibility is the Compensation Committee's review and evaluation of American Savings Bank's compensation practices for compliance under new regulatory guidance on sound incentive compensation plans. The Compensation Committee reports the results of its review and any recommendations to the Board. The results of the Compensation Committee's review are also communicated to the Audit Committee through HEI's chief risk officer. Both the Audit and Compensation Committees are composed entirely of independent directors.

  •
  The Board has assigned to the Audit Committee the specific risk oversight responsibilities of (i) reviewing the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, (ii) overseeing HEI's Code of Conduct compliance program and (iii) establishing procedures for direct reporting of potential accounting and auditing issues to the Audit Committee. The Audit Committee reports to the Board each quarter regarding these matters.

  •
  The Board has also assigned to the Audit Committee the responsibility of assisting the Board in overseeing the overall risk management strategy of the Company. In order to assist the Board with overall risk oversight, the Audit Committee is specifically required to discuss policies with respect to risk assessment and risk management, including the guidelines and policies governing the process by which risk assessment and risk management are undertaken at the Company, and to report to the Board the committee's discussion and findings so that the entire Board can respond to changes in the Company's risk profile.

  •
  In addition to overall risk oversight by the HEI Board, the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, are specifically responsible for overseeing risks at their respective companies and may assign certain risk-related responsibilities to their respective audit or other committees. In particular, the subsidiary bank board has retained overall risk management responsibility for bank risks and the board functions as a risk committee of the whole. Under the decentralized ERM structure discussed above, risk management activities at the subsidiary levels are reported to these subsidiary boards through the subsidiary chief risk officers. The HEI Board and/or Audit Committee may be invited to participate in risk oversight discussions by these subsidiary boards and/or audit committees. The information from these subsidiary board or audit committee sessions are also reported, on at least a quarterly basis, to the Board by the subsidiary chief risk officers (or their representatives), who functionally report to HEI's chief risk officer on risk management matters. These subsidiary boards are composed mostly of nonemployee directors. The subsidiary audit committees are composed entirely of nonemployee directors who meet the independence requirements for audit committee members of companies listed on the New York Stock Exchange.

  •
  At least annually, the Board conducts a strategic planning and risk review. As part of this review, the Board reviews fundamental financial and business strategies and assesses the major risks facing the Company and options to mitigate those risks. To facilitate strategic planning through constructive dialogue among management and Board members, members of management who are not directors may be invited to participate in the review. Based on the review, the Board and senior management, including the HEI chief risk officer, identify key issues to be addressed during the course of the next calendar year.

        The Board believes that risk oversight is one of the areas in which having an independent Chairman or Lead Director is especially important in order to ensure that views that may differ from those of management are expressed. Since the HEI Chairman attends the meetings of the Board, the subsidiary boards and their respective committees, the HEI Chairman is also in a unique position to assist with communications regarding risk oversight and risk management among the Board and its committees, between the subsidiary boards and their respective committees and between directors and management.

How does the Board select nominees for the Board?

        The Board believes that there are skill sets and qualities and attributes that should be represented on the Board as a whole but not necessarily by each director. The Nominating and Corporate Governance Committee and the Board thus consider the qualifications and attributes of directors and director candidates not only individually but also in the aggregate and in light of the current and future needs of HEI and its subsidiaries.

        The Nominating and Corporate Governance Committee of the Board assists the Board in identifying and evaluating persons for nomination or renomination for Board service. To identify qualified candidates for HEI Board membership, the committee may consider persons who are serving on its subsidiary boards as well as persons suggested by Board members, management and shareholders or may retain a third-party search firm to help identify potentially qualified candidates. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

        Once a person is identified as a potential director candidate, the committee may review publicly available information to assess whether the candidate should be further considered. If so, a committee member or designated representative for the committee will contact the person. If the person is willing to be considered for nomination, the person is asked to provide additional information regarding his or her background, his or her specific skills, experience and qualifications for Board service, and any direct or indirect relationships with the Company. In addition, one or more interviews may be conducted with committee and Board members and committee members may contact one or more references provided by the candidate or others who would have first-hand knowledge of the candidate's qualifications.

        In evaluating the qualifications and attributes of each potential candidate (including incumbent directors) for nomination or renomination, the committee considers:

  •
  the candidate's qualifications, consisting of his/her knowledge (including relevant industry knowledge), understanding of the Company's businesses, experience, skills, substantive areas of expertise, financial literacy, innovative thinking, business judgment, achievements and other factors required to be considered under applicable laws, rules or regulations;

  •
  the candidate's attributes, comprising independence, personal and professional integrity, character, reputation, ability to represent the interests of all shareholders, time availability in light of other commitments, dedication, absence of conflicts of interest, diversity, appreciation of multiple cultures, commitment to deal responsibly with social issues and other stakeholder concerns and other factors that the committee considers appropriate in the context of the needs of the Board;

  •
  familiarity with and respect for corporate governance requirements and practices;

  •
  with respect to incumbent directors, the annual self-evaluation of the individual director, his or her current qualifications and his or her contributions to the Board;

  •
  the current composition of the Board and its committees; and

  •
  intangible qualities including the ability to ask difficult questions and, simultaneously, to work collegially with members of the Board, as well as to work effectively with management.

        The Board considers the recommendations of the Nominating and Corporate Governance Committee and then makes the final decision whether to approve and extend an invitation to a candidate to join the Board upon appointment or election, subject to any approvals required by law, rule or regulation.

        Ms. Fowler and Mr. Russell, both of whom are new nominees for election as HEI directors but are currently directors of Hawaiian Electric Company and American Savings Bank, respectively, were highly recommended by the Nominating and Corporate Governance Committee based on its observations of the performance of these individuals as directors of these HEI subsidiaries and taking into account their strong experience in the electric power and financial services industries, respectively. Ms. Fowler was recruited to the board of directors of Hawaiian Electric Company in 2009 and Mr. Russell to the American Savings Bank board in 2010, in each instance with the assistance of an international executive search firm.

Does the Board consider diversity in identifying nominees for the Board?

        In assisting the Board to identify qualified director candidates, the Nominating and Corporate Governance Committee considers the diversity of race, ethnicity, gender, age, cultural background and professional experience of the candidate. The Board believes it functions most effectively with members who collectively possess a range of substantive expertise, skills and experience in areas that are relevant to leading the Company in accordance with the Board's fiduciary responsibilities. The Board also believes that having a board composed of members who can collectively contribute a range of perspectives, including perspectives that may arise from being female or a racial minority, improves the quality of the Board's deliberations and decisions because it enables the Board to view issues from a variety of angles and thus more thoroughly and completely. As the Company's operations and strategic plans and the Board's composition may evolve over time, the Nominating and Corporate Governance Committee is charged with identifying and assessing the appropriate mix of knowledge areas, qualifications and personal attributes contributed by Board members that will bring the most strategic and decision-making advantage to the Company.

        With operations almost exclusively in the state of Hawaii, it is natural and advantageous that our Board be composed largely of members who live and work in the state and have firsthand knowledge of and experience with our customer base and political and regulatory environment. Since a large pool of potential candidates for Board membership come from this state, the Board benefits from the unique racial diversity that exists in Hawaii. If the shareholders vote to elect the three director nominees proposed by the Board for election at the Annual Meeting, the resulting composition of the Board would be as follows: four directors (or 44.4%) who are Caucasian, four directors (or 44.4%) who are Asian American and one director (or 11.1%) who is Caucasian, Asian American and native Hawaiian. Two (or 22.2%) of such nine directors, including current nominees, are female.

        The Board also recognizes that, due to Hawaii's geographic isolation from the continental United States and the comparatively small number of public companies, banks and regulated utilities based in Hawaii, the Board also benefits from having directors who have gained business experience at companies located in other states because those Board members can and have contributed valuable information about experiences they have had working at or serving on the boards of other public companies and companies in similar industries, which also contributes to the breadth of perspectives on the Board.

How can shareholders communicate with the directors?

        Interested parties, including shareholders, desiring to communicate with the Board, any director or the independent directors as a group regarding matters pertaining to the business or operations of HEI may address their correspondence in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, HI 96808-0730. The HEI Corporate Secretary may review, sort and summarize all such correspondence in order to facilitate communications to the Board. In addition, the HEI Corporate Secretary has the authority and discretion to handle any director communication that is an ordinary course of business matter—including routine questions, complaints, comments and related communications that can appropriately be handled by management. Directors may at any time request copies of all correspondence addressed to them. The charter of the HEI Audit Committee, which is available for review at www.hei.com, sets forth procedures for submitting complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters on a confidential, anonymous basis.

 Board of Directors

Who are the independent directors of the Board?

        Under HEI's Corporate Governance Guidelines, a majority of Board members must qualify as independent under the listing standards of the New York Stock Exchange (NYSE) and any additional requirements as determined by the Board from time to time.

  •
  For a director to be considered independent under NYSE listing standards, the Board must determine that the director does not have any direct or indirect material relationship with HEI or its subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company's external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to entities with which the director or an immediate family member (as defined by NYSE) of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year.

  •
  The Board has also adopted Categorical Standards for Director Independence (HEI Categorical Standards), which are attached as Appendix B and available for review on HEI's website at www.hei.com. The HEI Categorical Standards specify circumstances under which a director may not be considered independent. In addition to the specific circumstances that would preclude an independence finding under the NYSE listing standards, the HEI Categorical Standards provide that a director is not independent where HEI and its subsidiaries have made charitable contributions to a nonprofit organization for which the director serves as an executive officer and the aggregate amount of such contributions in any single completed fiscal year of the nonprofit organization within the last three fiscal years exceeds the greater of $1 million or 2% of such organization's consolidated gross revenues for the last fiscal year.

        The Nominating and Corporate Governance Committee and the Board considered the information below, which was provided by the directors and director nominees and/or by HEI or its subsidiaries, concerning relationships between (i) HEI or its subsidiaries and (ii) the director, director nominee, the director's or director nominee's immediate family members (as defined by NYSE) or entities with which any of the directors, director nominees or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the Nominating and Corporate Governance Committee, the Board determined at its meeting on February 8, 2011 that all of the nonemployee directors and director nominees of HEI (Messrs. Carroll, Fargo, Li, Myers, Russell, Scott, Taketa, Taniguchi and Watanabe and Mses. Daniel and Fowler) are independent. The remaining director, Ms. Lau, is the only employee director of HEI. In addition, the Board determined that Richard W. Gushman, II, who resigned from the Board effective September 30, 2010, and Diane J. Plotts, who retired from the Board at the 2010 Annual Meeting of Shareholders, were independent during their service on the Board in 2010.

  •
  With respect to Messrs. Li, Scott and Taniguchi and Dr. Daniel, the Board considered the amounts paid during the last three fiscal years to purchase electricity from HEI subsidiaries, Hawaiian Electric Company or Hawaii Electric Light Company (the sole public utilities providing electricity to the islands of Oahu and Hawaii, respectively), by entities employing these directors or in which these directors have ownership interests or other affiliations. None of the amounts paid by any of these entities for electricity (excluding pass-through surcharges for fuel and for Hawaii state revenue taxes) within the last three fiscal years exceeded the thresholds in the NYSE listing standards or HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year). The Board also considered that Hawaiian Electric Company and Hawaii Electric Light Company are the sole source of electric power on the islands of Oahu and Hawaii, respectively, and that the rates charged by these public utilities for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric Company and Hawaii Electric Light Company have no choice as to supplier and no ability to negotiate rates or other terms, the Board determined that these relationships do not impair the independence of these directors.

  •
  With respect to Messrs. Scott and Taketa and Dr. Daniel, the Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to nonprofit organizations where these directors serve as employees or executive officers. None of the contributions made to such nonprofit organizations within the last three fiscal years exceeded the threshold in the HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such organization's consolidated gross revenues for the last fiscal year). In addition, no donation made by the Company exceeded $200,000 per entity in any single fiscal year during the last three fiscal years. In determining that none of these relationships affected director independence, the Board considered that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where an HEI director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount donated by HEI and its subsidiaries to such organization would exceed $120,000 in any single fiscal year, be preapproved by the Nominating and Corporate Governance Committee and ratified by the Board.

  •
  With respect to Messrs. Carroll and Watanabe and Dr. Daniel, the Board considered preferential rate mortgage loans made to them by HEI's subsidiary, American Savings Bank, including the preferential rate mortgage loans described under "Other Relationships and Related Person Transactions—Are there any related person transactions with HEI or its subsidiaries?" below and determined that these relationships did not affect their independence. As of June 30, 2006, American Savings Bank no longer extends preferential rate loans to directors and, effective as of January 2011, no HEI nonemployee director continues to have a preferential rate mortgage loan from American Savings Bank.

  •
  With respect to Messrs. Scott, Taketa, Taniguchi and Watanabe, the Board considered other director or officer positions held by those directors at entities for which another HEI director or officer serves as a director or trustee and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude an independence finding under the NYSE listing standards or HEI Categorical Standards.

  •
  With respect to Mr. Carroll, the Board considered that his son was employed in a nonofficer position by HEI subsidiary American Savings Bank until early 2010 and determined that this relationship did not affect Mr. Carroll's independence as a director.

How often did the Board meet in 2010?

        In 2010, there were nine regular meetings and no special meetings of the Board. All directors attended at least 75% of the combined total number of meetings of the Board and Board committees on which they served.

Does the Board meet in executive session without management present?

        The nonemployee directors meet regularly in executive sessions without management present. In 2010, these sessions were chaired by Mr. Watanabe, who is the Chairman of the Board and an independent nonemployee director. Mr. Watanabe may request from time to time that other nonemployee directors chair the executive sessions.

Did all directors attend last year's Annual Meeting?

        Ten of HEI's twelve directors attended the 2010 Annual Meeting of Shareholders. HEI encourages all directors to attend each year's Annual Meeting of Shareholders.

Does the Board evaluate itself?

        The Board conducts annual evaluations to determine whether it and its committees are functioning effectively. In addition, each director annually evaluates his or her performance as a director and each member of the Audit, Compensation and Nominating and Corporate Governance Committees annually evaluates the performance of each committee on which he or she serves. The evaluation process is overseen by the Nominating and Corporate Governance Committee, in consultation with the Chairman. The chairperson of the Nominating and Corporate Governance Committee or the Chairman may meet with individual directors to discuss their performance, as he or she deems appropriate.

 Committees of the Board

What committees has the Board established and how often did they meet?

        The Board has four standing committees: Audit, Compensation, Executive and Nominating and Corporate Governance. Members of these committees are appointed annually by the Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee. The table below shows committee members during 2010 and the number of meetings of each committee held in 2010.

Name	Audit		Compensation		Executive		Nominating and Corporate Governance

Don E. Carroll			X

Shirley J. Daniel	X

Thomas B. Fargo (1)	X		X	(2)			X

Richard W. Gushman, II (3)							X

Constance H. Lau (4)					X

Victor H. Li			X

A. Maurice Myers			X

Diane J. Plotts (5)	X	(2)	X		X

James K. Scott	X						X

Kelvin H. Taketa							X	(2)

Barry K. Taniguchi (6)	X	(2)			X

Jeffrey N. Watanabe					X	(2)

Number of Meetings in 2010	5		8		0		3

(1)
Mr. Fargo became a member of the Nominating and Corporate Governance Committee on October 1, 2010 and resigned from the Audit Committee on October 15, 2010.

(2)
Committee Chairperson.

(3)
Mr. Gushman resigned from the Board and the Nominating and Corporate Governance Committee, effective September 30, 2010.

(4)
Ms. Lau is an employee director. All other directors have been determined to be independent. See "Board of Directors—Who are the independent directors of the Board?" above.

(5)
Ms. Plotts retired from the Board and the committees on which she served, effective at the 2010 Annual Meeting of Shareholders.

(6)
Mr. Taniguchi replaced Ms. Plotts as a member of the Executive Committee and became chairperson of the Audit Committee upon her retirement from the Board at the 2010 Annual Meeting of Shareholders.

 What are the primary functions of each of the four committees?

        The primary functions of HEI's standing committees are described below. Each committee operates and acts under written charters that are approved by the Board and available for review on HEI's website at www.hei.com. Each of the Audit, Compensation and Nominating and Corporate Governance Committees may form subcommittees of its members and delegate authority to its subcommittees.

  Audit Committee

        The Audit Committee is responsible for overseeing (i) HEI's financial reporting processes and internal controls, (ii) the performance of HEI's internal auditor, (iii) risk assessment and risk management policies set by management and (iv) the Corporate Code of Conduct compliance program for HEI and its subsidiaries. In addition, this committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI's consolidated financial statements and maintains procedures for receiving and reviewing confidential reports to the committee of potential accounting and auditing concerns. See "Audit Committee Report" below for additional information about the Audit Committee.

        All Audit Committee members are independent and qualified to serve on this committee pursuant to NYSE and SEC requirements and the Audit Committee meets the other applicable requirements of the Securities Exchange Act of 1934. None of the Audit Committee members serve on the audit committees of more than two other public companies.

  Compensation Committee

        The responsibilities of the Compensation Committee include (i) overseeing the compensation plans and programs for employees, executives and nonemployee directors of HEI and its subsidiaries, including equity and incentive plans; (ii) reviewing the extent to which risks that may arise from the Company's compensation policies and practices, if any, may have a material adverse effect on the Company and recommending changes to address any such risks; (iii) evaluating the compliance of American Savings Bank's incentive compensation practices under the principles for sound incentive compensation plans and (iv) assessing the independence of any compensation consultant involved in determining or recommending director or executive compensation. See "Compensation Discussion and Analysis—Compensation Process" and "Other Relationships and Related Person Transactions—Compensation Committee Interlocks and Insider Participation" below for additional information about the Compensation Committee.

        All Compensation Committee members are independent and qualified to serve on this committee pursuant to NYSE requirements and also qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. At least a majority of the members of the Compensation Committee qualifies as "nonemployee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. During 2010, a Nonemployee Director Subcommittee made equity grants on behalf of the Compensation Committee; however, the Compensation Committee as a whole has been, and will be, performing this function in 2011. A member of the board of directors of each of Hawaiian Electric Company and American Savings Bank attends meetings of the Compensation Committee as a nonvoting representative of such director's subsidiary board.

  Executive Committee

        The Executive Committee may exercise the power and authority of the Board when it appears to its members that action is necessary and a meeting of the full Board is impractical. It may also consider other matters concerning HEI that may arise from time to time between Board meetings. The committee is currently composed of the Chairman of the Board, who chairs the committee, the Audit Committee Chairperson and the HEI President and Chief Executive Officer.

  Nominating and Corporate Governance Committee

        The functions of the Nominating and Corporate Governance Committee include (i) evaluating the background and qualifications of potential nominees for the Board and for the boards of HEI's subsidiaries, (ii) recommending to the Board the director nominees to be submitted to shareholders for election at the next Annual Meeting, (iii) assessing the independence of directors and nominees, (iv) recommending the slate of executive officers to be appointed by the Board and subsidiary boards, (v) advising the Board with respect to matters of Board and committee composition and procedures, (vi) overseeing the annual evaluation of the Board and (vii) making recommendations to the Board and the boards of HEI's subsidiaries regarding corporate governance and board succession planning matters. See "Corporate Governance" above for additional information regarding the activities of the Nominating and Corporate Governance Committee.

 Director Compensation

How is director compensation determined?

        The Board believes that a competitive package is necessary to attract and retain individuals with the experience, skills and qualifications needed for the challenging role of serving as a director of a publicly traded company with a unique blend of highly regulated industries. The Board chooses to compensate nonemployee directors using a mix of cash and HEI Common Stock to allow for an appropriate level of compensation for services, including stock awards that will align the interests of directors with those of HEI shareholders. Only nonemployee directors are compensated for their service as directors. Ms. Lau, who is the only employee director of HEI, does not receive separate or additional compensation for serving as a director.

        The Compensation Committee recommends nonemployee director compensation to the Board. In 2010, the committee asked its independent compensation consultant, Frederic W. Cook & Co. Inc. (Fred Cook & Co.), to conduct an evaluation of HEI's nonemployee director compensation practices. Fred Cook & Co. assessed the structure of HEI's nonemployee director compensation program and its value compared to competitive market practices of financial services and utility peer companies, similar to the assessments used in its executive compensation review, which is described under "Compensation Discussion and Analysis—Compensation Program—How does HEI determine the amount for each element?" below. The 2010 analysis took into consideration the duties and scope of responsibilities of directors, especially in light of HEI's unique business and regulatory structure. The Compensation Committee reviewed the analysis in determining its recommendations to the Board concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees. In its meeting on August 9, 2010, the Board approved the Compensation Committee's recommendations on changes to nonemployee director compensation to be effective on January 1, 2011. Although Ms. Lau is a member of the HEI Board, neither she nor any other executive officer of the Company participated in the determination of nonemployee director compensation. There were no increases to the standard director retainer or meeting fees paid to directors in 2010.

        Retainer.    The following is the annual cash retainer schedule for nonemployee directors of HEI, including those who also serve as directors of certain HEI subsidiaries, paid in quarterly installments in 2010, as well as the new schedule for 2011. Nonemployee directors of HEI who also serve on Board committees, or as directors on subsidiary company boards and committees, received fees for service on such boards or committees in 2010 as indicated below. However, starting in 2011, no additional fees are paid to HEI directors for service on subsidiary company boards. HEI directors who serve on committees of subsidiary boards will continue to receive fees in 2011 for such committee service, as shown below.

	2010	2011
HEI Nonexecutive Chairman of the Board	$250,000	$250,000
HEI Director	40,000	65,000
HEI Audit Committee Chair	15,000	15,000
HEI Compensation Committee Chair	10,000	15,000
HEI Nominating and Corporate Governance Committee Chair	5,000	10,000
HEI Audit Committee Member	6,000	6,000
HEI Compensation Committee Member	4,000	6,000
HEI Nominating and Corporate Governance Committee Member	4,000	4,000
American Savings Bank Director (who is also an HEI Director)	25,000	—
Hawaiian Electric Company Director (who is also an HEI Director)	25,000	—
American Savings Bank Audit Committee Chair	12,500	12,500
Hawaiian Electric Company Audit Committee Chair	10,000	10,000
American Savings Bank Audit Committee Member	5,000	5,000
Hawaiian Electric Company Audit Committee Member	4,000	4,000

        Meeting Fees.    Nonemployee directors of HEI and its subsidiary boards are also entitled to meeting fees for each meeting attended after the minimum number of meetings specified below.

	2010	2011
HEI Audit Committee Member	$1,250 per meeting after 8 meetings	$1,500 per meeting after 6 meetings
American Savings Bank Audit Committee Member	$1,000 per meeting after 8 meetings	$1,000 per meeting after 8 meetings
Hawaiian Electric Company Audit Committee Member	$750 per meeting after 8 meetings	$750 per meeting after 8 meetings
HEI Nominating and Corporate Governance Committee Member	$500 per meeting after 6 meetings	$1,500 per meeting after 6 meetings
HEI Compensation Committee Member	$500 per meeting after 6 meetings	$1,500 per meeting after 6 meetings

        Stock Awards.    On June 30, 2010, each HEI nonemployee director received 1,800 shares of HEI Common Stock as an annual grant under HEI's 1990 Nonemployee Director Stock Plan, as last amended and restated on May 6, 2008 (1990 Director Plan) for the purpose of further aligning directors' and shareholders' interests. Stock grants to nonemployee directors under the 1990 Director Plan are made annually on the last business day in June.

        As part of the Compensation Committee's 2010 reevaluation of nonemployee director compensation, the committee recommended and the Board approved an increase in the annual stock grants and initially fixed the amount of the grants to a specified dollar value rather than a specified number of shares. If shareholders approve the HEI 2011 Nonemployee Director Stock Plan at the

Annual Meeting (see description below under "Proposal No. 2: Approval of 2011 Nonemployee Director Stock Plan"), HEI nonemployee directors on June 30, 2011 will receive shares of HEI Common Stock equal in value to $75,000, with the number of shares to be issued to each HEI nonemployee director to be determined based on the closing sales price of HEI Common Stock on the New York Stock Exchange on such date.

        Retirement Benefit.    Pursuant to the termination of the HEI Nonemployee Director Plan on December 17, 1996, previously retired directors continue to receive benefits in accordance with the terms of the plan. Upon their retirement from service as a director, Mr. Myers and Ms. Plotts (who retired from the Board in May 2010) are eligible to receive benefits from the plan in an annual amount of $15,000, paid quarterly, for a period equal to the number of years of their active service through December 31, 1996 (7 years for Mr. Myers and 10 years for Ms. Plotts). All benefits payable under the plan, whether commenced or not, cease upon the death of the nonemployee director.

        Deferred Compensation.    Nonemployee directors may elect to participate in the HEI Nonemployee Directors' Deferred Compensation Plan, which allows any nonemployee director to defer compensation from HEI for service as a director. The plan allows for either lump sum or installment distributions upon the retirement of the director. Upon the death of the director, the balance of the deferred account will be distributed in a lump sum to a designated beneficiary. Directors are also eligible to participate in the new 2011 Deferred Compensation Plan for HEI and Hawaiian Electric Company described under "Compensation Discussion and Analysis—Compensation Elements—Can named executive officers participate in nonqualified deferred compensation plans?" below.

        Preferential Rate Loans.    Under a program for American Savings Bank directors that has been discontinued since June 30, 2006, certain HEI directors were eligible to receive preferential rate mortgage loans because they were American Savings Bank directors at the time. When this program was discontinued, existing loans were grandfathered. Information regarding the grandfathered loans that nonemployee directors Messrs. Gushman and Watanabe and Mses. Daniel and Plotts had in 2010 is included under "Other Relationships and Related Person Transactions—Are there any related person transactions with HEI or its subsidiaries?" below. All preferential rate mortgage loans to nonemployee directors were either paid off or refinanced at market rates by January 2011.

        Health Benefits.    Directors, at their election and at their cost, may participate in the group employee medical, vision and dental plans generally made available to HEI, Hawaiian Electric Company or American Savings Bank employees.

 Director Compensation Table

        The table below shows compensation to the HEI nonemployee directors in 2010.

2010 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Don E. Carroll	75,000	41,301	—	—	116,301
Shirley J. Daniel	71,000	41,301	—	25,560	137,861
Thomas B. Fargo	84,880	41,301	—	—	126,181
Richard W. Gushman, II (1)	55,500	41,301	—	44,513	141,314
Victor H. Li	69,000	41,301	—	—	110,301
A. Maurice Myers	70,000	41,301	6,024	—	117,325
Diane J. Plotts (2)	34,965	—	—	9,200	44,165
James K. Scott	75,000	41,301	—	—	116,301
Kelvin H. Taketa	70,000	41,301	—	—	111,301
Barry K. Taniguchi	114,221	41,301	—	—	155,522
Jeffrey N. Watanabe	341,812	41,301	—	16,630	399,743

(1)
Mr. Gushman resigned from the Board effective September 30, 2010.

(2)
Ms. Plotts retired from the Board effective at the 2010 Annual Meeting of Shareholders.

(3)
See detail of cash retainers for board and committee service below.

(4)
Represents the value of unrestricted HEI Common Stock determined by reference to the average of the high and low sales prices of $22.945 per share on the New York Stock Exchange on June 30, 2010 of 1,800 shares of HEI Common Stock as the annual grant under the 1990 Director Plan. Nonemployee directors of HEI do not receive any restricted stock, restricted stock units or stock option awards.

(5)
Pension benefits for Mr. Myers and Ms. Plotts were frozen in 1996, when the HEI Nonemployee Director Plan was terminated. Accordingly, they no longer receive credit for their active service after 1996. For both Mr. Myers and Ms. Plotts, the change in pension value reflects only their respective ages and changes in actuarial factors, such as discount rate and mortality assumptions. Ms. Plotts had a negative change in pension value from December 31, 2009 to the date of her retirement in May 2010.

(6)
Represents the difference between the market interest rate at the time of the original loan and the preferential interest rate on loans by American Savings Bank to Messrs. Gushman and Watanabe and Mses. Daniel and Plotts. Each of these loans was made prior to 2006, when American Savings Bank established a policy to not extend preferential rate loans to directors. Preferential rate loans to directors that existed at the time this policy was established in 2006 were grandfathered. All such preferential rate loans made to nonemployee directors were either paid off or refinanced at market rates by January 2011.

        The table below shows cash retainers paid to HEI nonemployee directors in 2010 for each board and committee (including subsidiary boards and committees) on which each director served in 2010 and for service as nonexecutive HEI Chairman in 2010.

Name	HEI Board Retainer ($)	HEI Comm. Retainer ($)	HEI Chairman of the Board Retainer ($)	HECO Board Retainer ($)	HECO Audit Comm. Retainer ($)	ASB Board Retainer ($)	ASB Audit Comm. Retainer ($)	Total (1) ($)
Don E. Carroll	40,000	5,000	—	—	—	25,000	5,000	75,000
Shirley J. Daniel	40,000	6,000	—	—	—	25,000	—	71,000
Thomas B. Fargo	40,000	16,728	—	25,000	3,152	—	—	84,880
Richard W. Gushman (2)	30,000	3,000	—	—	—	18,750	3,750	55,500
Victor H. Li	40,000	4,000	—	—	—	25,000	—	69,000
A. Maurice Myers	40,000	5,000	—	25,000	—	—	—	70,000
Diane J. Plotts (3)	14,493	6,885	—	—	—	9,058	4,529	34,965
James K. Scott	40,000	10,000	—	—	—	25,000	—	75,000
Kelvin H. Taketa	40,000	5,000	—	25,000	—	—	—	70,000
Barry K. Taniguchi	40,000	11,753	—	25,000	4,471	25,000	7,997	114,221
Jeffrey N. Watanabe	40,000	—	250,000	25,000	—	25,000	1,812	341,812

(1)
Additional committee meeting fees paid in 2010 were $1,000 to each of Messrs. Carroll, Fargo and Myers for attending two Compensation Committee meetings in excess of six meetings at $500 per meeting.

(2)
Mr. Gushman resigned from the Board effective September 30, 2010.

(3)
Ms. Plotts retired from the Board effective at the 2010 Annual Meeting of Shareholders.

 Proposal No. 2: Approval of 2011 Nonemployee Director Stock Plan

        HEI's Compensation Committee and Board believe that the use of stock grants as a major part of the compensation to the nonemployee directors of HEI and its operating subsidiaries, whose oversight contributions are essential to the growth and success of HEI's business, best strengthens the commitment of these individuals to HEI and its subsidiaries, motivates such persons to faithfully and diligently perform their oversight responsibilities and attracts and retains competent and experienced persons whose efforts will contribute to the growth and success of HEI. To that end, on February 8, 2011, the Board approved the Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan (2011 Director Plan), subject to the approval of HEI's shareholders. The purpose of the 2011 Director Plan is to motivate nonemployee directors of HEI and its operating subsidiaries to continue as directors, to align their interests with those of HEI's shareholders, and to increase their efforts to promote HEI's business. Subject to shareholder approval of the 2011 Director Plan, no new awards will be made under HEI's 1990 Nonemployee Director Stock Plan, as last amended and restated on May 6, 2008 (1990 Director Plan). If shareholders do not approve the 2011 Director Plan, it will have no effect and awards may continue to be granted under the 1990 Director Plan. There currently are 46,678 shares of HEI Common Stock reserved for issuance and unissued under the 1990 Director Plan.

        The 2011 Director Plan is being submitted to HEI's shareholders in order to ensure compliance with the New York Stock Exchange (NYSE) listing standards concerning shareholder approval of equity compensation plans. The NYSE listing standards provide that shareholders must be given the opportunity to vote on all equity compensation plans and material revisions to such plans. The 2011 Director Plan is an equity compensation plan (i.e., a plan that provides for the delivery of HEI Common Stock to our nonemployee directors as compensation for their services) and we are asking for your approval of the 2011 Director Plan in compliance with the NYSE listing standards. The purposes, terms and benefits under the 2011 Director Plan are summarized below and the full text of the plan is attached to this Proxy Statement as Appendix A.

        Under the NYSE listing standards, the 2011 Director Plan will be approved if a majority of the votes cast are in favor of such approval, so long as the total votes cast represent more than 50% of all shares entitled to vote. Abstentions will be considered votes cast and will have the same effect as voting against the proposal. Broker nonvotes will have no effect on the outcome of the vote on the 2011 Director Plan.

        YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE 2011 NONEMPLOYEE DIRECTOR STOCK PLAN.

What are the purposes and terms of the 2011 Director Plan?

        The following is a summary of the material terms of the 2011 Director Plan and is qualified in its entirety by the full text of the 2011 Director Plan, which is attached as Appendix A to this Proxy Statement.

        Purposes.    The 2011 Director Plan, if approved by shareholders, will replace the 1990 Director Plan. The purposes of the 2011 Director Plan are to:

  •
  align the personal interests of nonemployee directors of HEI and its operating subsidiaries with the interests of HEI and its shareholders in enhancing shareholder value;

  •
  provide nonemployee directors of HEI and its operating subsidiaries with incentives to maintain their status as directors and to improve HEI's performance by increasing the level of stock owned by nonemployee directors;

  •
  encourage and assist nonemployee directors to meet HEI's share ownership guidelines; and

  •
  provide an additional means of attracting and retaining nonemployee directors.

        Administration of the 2011 Director Plan.    The 2011 Director Plan will be administered in the discretion of a committee which may be the Compensation Committee, a subcommittee of the Compensation Committee or such other committee as may be appointed as administrator from time to time by the Board. The initial administrator of the 2011 Director Plan will be the Compensation Committee.

        Eligibility to Participate.    The 2011 Director Plan provides benefits to individuals who, on the grant date, are nonemployee directors of HEI and nonemployee directors of HEI operating subsidiaries approved as participating companies by the Board (initially Hawaiian Electric Company and American Savings Bank). If the 2011 Director Plan is approved at the Annual Meeting, we expect that eight HEI nonemployee directors, two American Savings Bank nonemployee directors (who are not also HEI directors) and four Hawaiian Electric Company nonemployee directors (who are not also HEI directors) will be eligible to participate in the Plan in 2011.

        Shares Reserved for Issuance under the Plan.    The number of shares of HEI Common Stock reserved for issuance under the 2011 Director Plan is 300,000, subject to adjustment for certain changes in capitalization. The shares to be issued under the Plan may, in whole or in part, be authorized but unissued shares of HEI Common Stock or shares that may be reacquired by HEI in the open markets in private transactions or otherwise. The closing price per share of HEI Common Stock on March 2, 2011 was $24.63.

        Benefits Under the Plan.    The 2011 Director Plan provides for the grant of shares of HEI Common Stock (Stock Payments) to eligible nonemployee directors annually on the Grant Date, which will be each June 30 (or on the next preceding business day if June 30 is not a business day) or, in the case of a person who is elected or appointed to serve as a new director after June 30, on the date that such person first becomes a director. The amount of HEI Common Stock to be issued to nonemployee directors under the Plan may be expressed either as a specified number of shares or as a specified dollar value. If the Stock Payment is expressed as a dollar value, then the number of shares to be issued on the Grant Date is determined by dividing the specified dollar value by the Fair Market Value (as defined in the Plan) of a share of HEI Common Stock on the Grant Date, with any resulting fractional share to be paid in cash.

        Under the 2011 Director Plan, individuals who are serving as nonemployee directors of HEI, Hawaiian Electric Company or American Savings Bank on June 30, 2011 (the 2011 Grant Date) will be entitled to the following Stock Payments:

  •
  The nonemployee directors of HEI on the 2011 Grant Date will be entitled to a Stock Payment valued at $75,000. No additional Stock Payment will be payable to an HEI nonemployee director who also serves as a director of a subsidiary.

  •
  Each nonemployee director of Hawaiian Electric Company and each nonemployee director of American Savings Bank who is not also a director of HEI on the 2011 Grant Date will be entitled to a Stock Payment valued at $40,000. Only one Stock Payment will be payable to any such director even if he or she serves as a director of both Hawaiian Electric Company and American Savings Bank.

        The amount of the Stock Payment to which participating nonemployee directors may be entitled, and whether the Stock Payment is expressed as a dollar value or in number of shares, may be changed in the discretion of the committee, subject to Board approval and without shareholder approval, but may not be changed more than once between annual meetings of shareholders.

        Shareholder Rights.    No participant in the 2011 Director Plan shall have any rights as an HEI shareholder with respect to any shares of HEI Common Stock except if and when such shares are issued. Recipients of Stock Payments shall have all the rights of a shareholder from and after the Grant Date with respect to the issued shares of HEI Common Stock granted. Once issued as a Stock Payment, the shares of HEI Common Stock thus granted are not subject to forfeiture.

        Transferability of Rights.    No participant in the 2011 Director Plan may assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such right to receive a Stock Payment. Each participant is responsible for complying with all applicable federal and state securities and other applicable laws relating to participation in the Plan or the shares received as a Stock Payment.

        Amendment or Termination of the Plan.    The Board in its discretion may amend, suspend or terminate the 2011 Director Plan at any time. However, no such amendment will, without approval of the shareholders of HEI, change the class of persons eligible to receive Stock Payments under the Plan (except for changing the subsidiaries whose nonemployee directors are eligible to participate in the Plan) or otherwise modify the requirements as to eligibility for participation in the Plan, or increase the total number of shares of HEI Common Stock which may be issued under the Plan (except for adjustment in the event of certain changes in capitalization). Moreover, no amendment, suspension or termination of the 2011 Director Plan will impair or adversely affect any right or obligation under any Stock Payment previously granted under the Plan. Notwithstanding the foregoing, the Board may, without further action by the shareholders of HEI, amend the 2011 Director Plan or modify the grants of stock under the Plan as described above under "Benefits Under the Plan" or in response to changes in securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or to comply with stock exchange rules or requirements.

        Term of the Plan.    The 2011 Director Plan will become effective if it is approved by shareholders at the Annual Meeting and, unless terminated earlier by the Board, will terminate on April 30, 2021.

New 2011 Director Plan Benefits

        The number of shares to be received by nonemployee directors under the 2011 Director Plan cannot be determined since the ultimate value of grants under the Plan depends on several factors, including the market value of HEI Common Stock, whether awards are denominated in dollar value or number of shares, the number of directors and the boards on which they serve and the level of future grants under the Plan. The following table shows the number of shares of HEI Common Stock which current nonemployee directors would have been entitled to receive if the 2011 Director Plan had been in effect in 2010, based on the Fair Market Value of HEI Common Stock on June 30, 2010. The table also shows the estimated number of shares that current nonemployee directors and director nominees who are expected to be serving as such on June 30, 2011 will receive assuming that the Fair Market Value of HEI Common Stock on that date is the Fair Market Value of HEI Common Stock on the record date (March 2, 2011).

NEW PLAN BENEFITS

Nonemployee Director	Number of Shares of HEI Common Stock if 2011 Director Plan had been in effect on 6/30/10 (2)	Number of Shares of HEI Common Stock Estimated to be granted on 6/30/11 (3)
Don E. Carroll (1)	3,342	1,624
Shirley J. Daniel (1)	3,342	1,624
Thomas B. Fargo	3,342	3,045
Victor H. Li	3,342	3,045
A. Maurice Myers	3,342	3,045
James K. Scott	3,342	3,045
Kelvin H. Taketa	3,342	3,045
Barry K. Taniguchi	3,342	3,045
Jeffrey N. Watanabe	3,342	3,045
Nonemployee Director Nominee
Peggy Y. Fowler	—	3,045
Keith P. Russell	—	3,045

(1)
Mr. Carroll and Ms. Daniel will not be directors of HEI on June 30, 2011, but are expected to be nonemployee directors of Hawaiian Electric Company and American Savings Bank, respectively, and hence eligible to receive Stock Payments in those capacities.

(2)
Based on the closing price on June 30, 2010 of HEI Common Stock on the New York Stock Exchange of $22.44 per share. Each director would also have received a cash payment of $4.49 in lieu of a fractional share had the 2011 Director Plan been in place in 2010.

(3)
Based on the closing price on March 2, 2011 (the record date) of HEI Common Stock on the New York Stock Exchange of $24.63 per share. HEI directors and directors of subsidiary boards who are not also directors of HEI would also receive a cash payment of $1.65 and $0.88, respectively, in lieu of a fractional share based on this assumed stock price.

 Equity Compensation Plan Information

        Information as of December 31, 2010 about HEI Common Stock that may be issued under all of the Company's equity compensation plans was as follows:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by shareholders	1,131,174	$20.76	3,953,169
Equity compensation plans not approved by shareholders	—	—	—

Total	1,131,174	$20.76	3,953,169

(1)
This column includes the number of shares of HEI Common Stock which may be issued under the HEI 2010 Equity Incentive Plan (EIP) and the 1987 Stock Option and Incentive Plan (SOIP) on account of awards outstanding as of December 31, 2010, including: (a) 77,500 shares that may be issued with respect to restricted stock units granted in 2010 under the EIP assuming that all service conditions are met; (b) 215,500 shares that may be issued under the SOIP upon exercise of outstanding nonqualified stock options and 26,240 of dividend equivalent shares accrued as of December 31, 2010 for such options; (c) 573,244 shares that may be issued under the SOIP with respect to awards made under the 2009-2011 Long-Term Incentive Plan (LTIP) and the 2010-2012 LTIP, assuming that the performance goals for these awards are met at the maximum levels; (d) 69,000 shares issuable with respect to restricted stock units which were granted in 2009 assuming that all service conditions are met and (e) 169,690 shares that could have been issued under performance awards granted in 2008 under the 2008-2010 LTIP and the 2008-2010 supplemental LTIP assuming achievement of all goals at the maximum level and calculated using the closing price of HEI Common Stock on December 31, 2010. The number of shares that may be issued under the LTIP awards is included at the maximum level to show the maximum dilution that may result from these awards; however, shares will only be issued under these awards based upon achievement of the performance goals, and it is expected that a lesser number of shares will ultimately be awarded because it is unlikely that all performance goals will be achieved at maximum levels. For example, the actual number of shares issued under the 2008-2010 LTIP and supplemental LTIP awards was 119,045 shares. The number of shares that may be issued upon the exercise of 450,000 stock appreciation rights (SARs) is not included in this column because the number of shares issued upon the exercise of the SARs is based upon the appreciation in stock price from the date of grant to the date of exercise, converted into shares. As of December 31, 2010, the closing price of HEI Common Stock was $22.79, which was less than the weighted-average exercise price of the shares of $26.13, and accordingly such rights had no intrinsic value and no shares may be issued upon their exercise.

(2)
The weighted average exercise price in this column relates only to the 215,000 shares of HEI Common Stock that may be issued upon exercise of outstanding options. Excluded from the weighted average exercise price calculation are shares that may be issued without the payment of additional consideration (including the LTIP and restricted stock unit awards) and the SARS (which had no intrinsic value at December 31, 2010).

(3)
This represents the number of shares available as of December 31, 2010 for future awards, including 3,904,491 shares available for future awards under the EIP and 46,678 shares available for future awards under the 1990 Director Plan. As of May 11, 2010, no new awards may be granted under the SOIP. The shares remaining available for issuance under the 1990 Director Plan may be issued in the form of unrestricted HEI Common Stock, but such shares will no longer be available for issuance if the 2011 Director Plan is approved by shareholders at the Annual Meeting.

 Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on HEI'S Executive Compensation

        HEI's shareholders are being asked to cast an advisory vote on a resolution approving HEI's executive compensation. The advisory vote on executive compensation, described in Proposal No. 4 below, is referred to as a "say-on-pay" vote. This Proposal No. 3 affords shareholders the opportunity to cast an advisory vote on how often HEI should include a say-on-pay vote in its proxy materials for future annual shareholder meetings. Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years, or they may abstain from voting on this proposal.

        HEI believes that, at least over the next several years, say-on-pay advisory votes should be conducted every year so that shareholders may annually express their views on the Company's executive compensation. Accordingly, unless shareholders express a strong preference that say-on-pay advisory votes be conducted less frequently, the Board anticipates that it will conduct a say-on-pay vote again next year. The Compensation Committee, which administers the Company's executive compensation programs, and the Board will value the opinions expressed by shareholders in these votes and will consider the outcome of these votes in making decisions on executive compensation.

        YOUR BOARD RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY 1 YEAR FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (AS OPPOSED TO EVERY 2 YEARS OR EVERY 3 YEARS OR ABSTAINING).

 Proposal No. 4: Advisory Vote on Resolution Approving HEI'S Executive Compensation

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, HEI is submitting for shareholder advisory vote a proposal on executive compensation, commonly known as a "say-on-pay" proposal. The Board is aware of the significant interest in executive compensation matters on the part of investors and the general public, and recognizes that shareholders should have the ability to voice their views on the Company's compensation policies and practices for executives.

        The "say-on-pay" proposal gives HEI's shareholders the opportunity to endorse or not endorse the Company's executive compensation program through their vote on the following resolution:

          Resolved: that shareholders approve HEI's executive compensation, including its executive compensation policies and practices and the compensation for the named executive officers, as set forth under "Compensation Discussion and Analysis" and "Executive Compensation" in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

        HEI's primary goals for its executive compensation program are to incent a high level of business performance that creates value for its shareholders and to attract, motivate and retain talented executives who will provide leadership for the Company's success. The Compensation Committee, which is composed entirely of independent directors, seeks to accomplish these goals in a manner that aligns the interests of its executives with the long-term interests of its shareholders and rewards achievement of the Company's financial, operational and strategic goals.

        The Compensation Committee and Board believe that these are the appropriate goals for HEI's executive compensation program and that HEI's compensation is properly designed to achieve these goals. Accordingly, the Compensation Committee and Board recommend that you vote in favor of the shareholder resolution approving HEI's executive compensation.

 Compensation Program Design Summary

        In making its compensation decisions, the Compensation Committee considered the following primary components of HEI's 2010 executive compensation program, which are described in greater detail below under "Compensation Discussion and Analysis" and "Executive Compensation," and how these components support HEI's compensation goals. Given the complicated nature of the Company's heavily-regulated subsidiaries, the Compensation Committee believes it is imperative to provide, and believes it has provided, an appropriate mix of compensation components at competitive levels relative to the Company's peers in order to attract and retain the highly qualified executives necessary to manage the Company's operations and motivate executives to achieve a high level of performance that generates shareholder value.

Compensation Element/Eligibility	Description	Linkage to Compensation Objectives

CURRENT YEAR PERFORMANCE

Base Salary All HEI and subsidiary executives, including named executive officers	Salary is a market-competitive, fixed level of compensation.	Attract and retain qualified leaders capable of a high level of performance that builds shareholder value.

Annual Incentive All HEI and subsidiary executives, including named executive officers	Cash award based on achievement
of Company goals during the
year.
Combined with salary, target level of annual incentive provides a market-competitive total cash opportunity.
Actual annual incentive payout depends on Company performance.
Poor performance yields no incentive payment.	Motivate high business performance in furtherance of creating value for shareholders.
Attract and retain qualified leaders capable of a high level of performance that builds shareholder value.
Vary compensation based on individual and business unit performance.

LONG-TERM INCENTIVE PLAN

Long-term Performance-based Awards Approximately 25 HEI and subsidiary executives based on job responsibilities, including named executive officers	Long-term incentive award opportunities based on performance and retention objectives for each executive. 2010-2012 long-term incentive plan awards are payable 100% in shares of HEI Common Stock.
Award value at different performance levels (minimum, target and maximum) is converted to the number of shares by dividing the planned value by the closing sale price on date of establishing the award opportunity.
Level of award is determined at the end of the three-year performance period based on achieving set goals.
Payment in HEI shares upon completion of three-year performance period links the compensation value to the long-term performance of HEI.
Poor performance yields no incentive payment.	Align executive and shareholder interests and create long-term value.
Attract and retain qualified leaders capable of a high level of performance that builds shareholder value.
Motivate high business performance in furtherance of creating value for shareholders.
Encourage sustained, long-term growth by linking portion of compensation to Company performance over three years.

Compensation Element/Eligibility	Description	Linkage to Compensation Objectives

Annual Stock-Based Grant Approximately 15 HEI and subsidiary executives, including named executive officers	Annual equity grants made in the form of restricted stock units (RSUs).
The amount of an annual equity grant is a percentage of long-term compensation at market-competitive levels.
Awards vest over 4 years.	Align executive and shareholder interests and create long-term value.
Attract and retain qualified leaders capable of a high level of performance that builds shareholder value.
Motivate high business performance in furtherance of creating value for shareholders.

RETIREMENT, PENSION & SAVINGS

HEI Retirement Plans All HEI and subsidiary executives, including named executive officers, except for American Savings Bank executives	Executives participate in the defined benefit pension plans and savings plans under the same terms and conditions as all HEI employees.	Attract and retain qualified leaders capable of a high level of performance that creates shareholder value. Enhance long-term employee well-being.

American Savings Bank 401(k) Plan Select American Savings Bank executives, including its president and CEO (who is a named executive officer)	Separate 401(k) plan established to encourage full-career retention of key American Savings Bank executives.	Attract and retain qualified leaders capable of a high level of performance that creates shareholder value. Enhance long-term employee well-being.

HEI Excess Pay Plan HEI and subsidiary executives (other than American Savings Bank) with compensation expected to exceed applicable IRS limits, including named executive officers	Established in accordance with U.S. Department of Labor and Internal Revenue Service guidelines to provide employees with the ability to earn retirement benefits correlated to salary compensation in excess of limits applicable to defined benefit pension plans.	Attract and retain qualified leaders capable of a high level of performance that creates shareholder value. Enhance long-term employee well-being.

HEI Deferred Compensation Plan All HEI and subsidiary executives, including named executive officers, except for American Savings Bank executives	Nonqualified plan for executives and directors of HEI and Hawaiian Electric Company to defer portions of cash compensation, with certain limitations.	Attract and retain qualified leaders capable of a high level of performance that creates shareholder value. Enhance long-term employee well-being.

OTHER BENEFITS

Change-in-Control Agreements Named executive officers and select HEI and subsidiary executives (7 participants total)	Double-trigger agreements, with 1 times to 3 times payment multiples. (Double-trigger = change in control followed by qualifying loss of employment.)	Attract and retain qualified leaders capable of a high level of performance that creates shareholder value.
Encourage focused attention of executives on performance in furtherance of the best interests of shareholders.

HEI Executive Death Benefit Plan Named executive officers employed prior to September 9, 2009	Form of insurance that provides death benefits to executive's beneficiaries in event of executive's death; plan frozen to those participants who were employees as of September 9, 2009.	Enhance long-term employee well-being.

Pay-for-Performance

        The Compensation Committee's allocation of the executive compensation components demonstrates its commitment to pay the Company's executives based on the Company's business performance.

  •
  On average, 39% of the targeted cash compensation (base salary plus annual incentive) for 2010 for the named executive officers was based on business results and performance, with the remainder coming from base salary.

  •
  In addition, 52% of the Chief Executive Officer's total direct compensation (base salary, annual incentives, long-term incentive plan awards for the three-year performance period ended and restricted stock units granted during the year) and 45% (on average) of the total direct compensation of the other named executive officers was in long-term compensation elements (restricted stock units and long-term incentive awards). This emphasis on long-term compensation ensures that the interests of the named executive officers are aligned with the long-term interests of shareholders.

        The following chart demonstrates the relative mix of compensation elements that made up total direct compensation for the named executive officers in 2010:

*
Percentages for annual and long-term incentives are based on target levels; actual award amounts will be determined at the end of the applicable performance period. Information is not provided in the above table for Mr. Wacker because he did not commence his employment with American Savings Bank until November 15, 2010.

        The financial and strategic objectives HEI executives must achieve to receive awards under HEI's annual and long-term incentive plans are set at challenging levels to motivate a high degree of performance, with an emphasis on longer-term financial success and prudent risk management. Certain performance metrics under the annual incentive plan (net income and return on average common equity) and the long-term incentive plan (net income, total return to shareholders and performance relative to the Edison Electric Institute Index) focus executives on building the value of the HEI enterprise and sustaining that value over time. By tying incentives to sustained value creation, HEI's incentive plans align each executive's interests with the interest of shareholders in long-term growth in the value of their ownership stake in HEI.

        As a result of the Compensation Committee's approach to executive compensation, the annual total direct compensation received by HEI's Chief Executive Officer over the past five years shows a consistent correlation to the performance of the Company. The graph below compares the Chief Executive Officer's annual total direct compensation to HEI's consolidated net income. The dotted line shows adjusted (or non-GAAP) net income, which adjusts GAAP net income to exclude the effects of certain actions taken by American Savings Bank in furtherance of its balance sheet restructure and its multi-year performance improvement initiative (as detailed in the notes to the table).

 Correlation of CEO Annual Total Direct Compensation and HEI Consolidated Net Income

(1)
Adjustments were made to arrive at the non-GAAP measurement of HEI Consolidated Net Income for long-term incentive plan award purposes for 2008 (excluded from expenses a $35.6 million charge related to American Savings Bank's balance sheet restructuring) and 2009 (excluded from expenses $9.3 million in other than temporary impairment charges, $1.1 million in severance payments, $2.2 million in lease buyout charges and $19.3 million for losses in the sale of American Saving Bank's private-issue mortgage-related securities portfolio).

(2)
HEI's CEO voluntarily waived a $753,999 bonus that she earned for 2009. As a result, her 2009 total direct compensation was lower, and the difference between her 2009 total direct compensation and 2010 total direct compensation was correspondingly greater, than it otherwise would have been. For further detail on 2010 compensation elements, see "Executive Compensation—Summary Compensation Table".

Alignment with Shareholder Interests

        A significant portion of the named executive officers' 2010 total direct compensation took the form of equity awards (restricted stock units and awards under the long-term incentive plan) and HEI's share ownership guidelines require the named executive officers to hold a significant amount of HEI Common Stock to further align their interests with those of shareholders over the long term. In 2010 the Compensation Committee increased the portion of total direct compensation for the named executive officers that will be in the form of equity in the future by designing the 2010-2012 long-term incentive plan awards to be 100% in the form of equity, rather than a portion in cash and a portion in equity as in previous long-term incentive plans.

Effect of Advisory Vote

        While the advisory vote on executive compensation is nonbinding, the Board understands that it is useful and appropriate to seek the views of shareholders when considering the design and initiation of executive compensation programs. Accordingly, the Board and the Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative vote. Voting results provide little detail by themselves, and the Company may consult directly with shareholders to better understand issues and concerns not previously presented. HEI expects to continue to engage regularly with shareholders concerned with executive compensation or any other matter. Shareholders who want to communicate with HEI's Board or management should visit the Company's website at www.hei.com and view "Contact Information."

        YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE SHAREHOLDER RESOLUTION APPROVING HEI'S EXECUTIVE COMPENSATION.

 Compensation Committee Report

        The Compensation Committee, which is composed solely of independent directors of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of HEI's executive officers. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and that it be incorporated by reference into HEI's 2010 Annual Report on Form 10-K.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
HEI BOARD OF DIRECTORS
Thomas B. Fargo, Chairperson
Don E. Carroll
Victor H. Li
A. Maurice Myers

 Compensation Discussion and Analysis

Who were the named executive officers for HEI in 2010?

        For 2010, the named executive officers of HEI were:

    1.
    Constance H. Lau, President and Chief Executive Officer of HEI; Chairman of the Board of Hawaiian Electric Company (HEI subsidiary); and Chairman of the Board of American Savings Bank (HEI subsidiary).

    2.
    James A. Ajello, HEI Senior Financial Vice President, Treasurer and Chief Financial Officer.

    3.
    Chester A. Richardson, HEI Senior Vice President, General Counsel, Secretary and Chief Administrative Officer.

    4.
    Richard M. Rosenblum, Hawaiian Electric Company President and Chief Executive Officer.

    5.
    Richard F. Wacker, American Savings Bank President and Chief Executive Officer since November 15, 2010.

    6.
    Timothy K. Schools, former American Savings Bank President, who resigned on September 10, 2010.

Summary of Results

        Beginning in 2008, HEI initiated strategies to set both of the operating companies on a new course. Hawaiian Electric Company entered into an agreement with the state of Hawaii to help create a clean energy future for Hawaii, and American Savings Bank set new performance standards while continuing its commitment to help Hawaii's communities grow and prosper. The year 2010 saw major progress on these initiatives and HEI's unique business model continues to provide the Company with a strong balance sheet and the financial resources to invest in the strategic growth of HEI and its operating subsidiaries while providing an attractive dividend to HEI's shareholders.

        In 2010, HEI and its subsidiaries continued to pursue initiatives to improve fundamental operating and financial performance in order to improve profitability and capital efficiency, grow earnings, reduce risk and be positioned to benefit as economic conditions improve.

  •
  The utility subsidiaries focused on their critical role in achieving the state's clean energy goals, among the most aggressive in the nation. The utilities invested in reliability and clean energy initiatives and sought to recover their costs and earn a return on their investments in a more timely manner. The utilities made progress on their clean energy efforts on numerous fronts in 2010, including the implementation of feed-in tariffs and electric vehicle pilot charging rates, the completion of purchase power agreements with renewable developers and implementation of their biofuels strategies. The utilities received a number of rate case decisions in 2010. In February, Hawaiian Electric Company received interim rate relief for its biofueled peaking unit and in August, Maui Electric Company received interim rate relief in its 2010 test year rate case. In November, Hawaii Electric Light Company received an interim decision in its 2010 test year rate case. The utilities also received a number of final rate case decisions in 2010, including a final rate decision in December 2010 for Hawaiian Electric Company's 2009 test year rate case. A new regulatory model, generally referred to as "decoupling," was approved by the Hawaii Public Utilities Commission in August 2010 with implementation approved for Hawaiian Electric Company in December 2010 in connection with its 2009 test year rate case. This "decoupling" business model of delinking revenues from kilowatthour sales in setting electric rates is designed to support Hawaii's efforts to reduce its dependence on oil by aligning the utility with the state's public policy to promote energy efficiency and conservation. This new method of ratemaking will allow the utility to recover its investments and costs in a much more timely manner, and will strengthen the utility's financial viability so that it may attract the capital needed to support reliability and clean energy investments.

  •
  In 2010, American Savings Bank successfully completed the performance improvement project that it started in 2008, achieving significant improvements in profitability and cost structure while enhancing its product and service offerings for customers. The bank reported higher earnings, a strong 1.2% return on assets and a 56% efficiency ratio for the year. With a lagging economic recovery in Hawaii, the bank continued to experience elevated provisions for loan losses, although such losses were more than 30% lower than in 2009, and net loan charge-offs remained low compared to the industry. In the second half of 2010, the banking industry was negatively impacted by Regulation E, a federal regulation that prohibits banks from charging customers overdraft fees for ATM and debit card transactions unless the customer opts in to the overdraft service. As a result, the bank experienced lower fee income in 2010. Despite these challenges, the bank maintained strong capital ratios while continuing to provide a healthy dividend to HEI.

        HEI's financial results are beginning to reflect the Company's strategic progress. In 2010, HEI's consolidated net income was $113.5 million, or $1.21 diluted earnings per share, compared to $0.91 per share in 2009 and $1.07 per share in 2008. With the achievement of major strategic milestones in 2010, HEI was able to improve earnings, maintain its dividend and achieve a 15% total return to shareholders for the year, significantly outperforming the Edison Electric Institute Index. Because of the hard work invested over the last few years, both Hawaiian Electric Company and American Savings Bank have strong business models and strategies that align, more than ever, with shareholder and stakeholder interests. We continue to move forward on key strategic initiatives, building upon our achievements, to continue to improve performance and shareholder value creation in the future.

Executive Summary

        The Compensation Committee recommends total compensation programs for executives of HEI and its subsidiaries, subject to the approval of the Board. In 2010, the Compensation Committee held eight meetings to consider and approve the overall executive compensation program design. The committee held lengthy discussions, with and without management present, regarding best pay practices and trends. The Compensation Committee's focus has been to refine HEI's executive compensation programs by incorporating best practices and aligning executive compensation more directly with shareholder interests.

        In establishing HEI's executive compensation program for 2010, the Compensation Committee was guided by three principles:

  •
  Total direct compensation (comprised of base salary, annual incentives, long-term incentive plan awards for the three-year performance period ended and restricted stock units granted during the year) should be competitive with the median total direct compensation for comparable officers in the peer group companies for HEI and the applicable subsidiary.

  •
  A significant component of every executive's compensation should be tied directly to HEI's financial performance ("pay for performance strategy").

  •
  Long-term compensation should be tied to HEI's long-term performance for shareholders.

        The following are the major changes to the executive compensation program in 2010:

  •
  Total direct compensation for the named executive officers was reevaluated and correlated to the competitive market median of the respective peer group of companies.

  •
  The 2010-2012 long-term incentive plan awards were denominated 100% in HEI stock (rather than a portion in stock and a portion in cash as done in prior long-term incentive plans), less an amount withheld for taxes, with the number of share units determined at the beginning of the performance period to reward participants for increases in share value and to better align executive incentives with shareholder interests.

  •
  HEI's stock ownership guidelines were revised in December 2010 to increase the ownership requirements of the named executive officers other than the HEI President and CEO (whose ownership requirements were doubled in 2009) from one and one-half times to two times their respective base salaries in shares of HEI Common Stock by January 1, 2016. Under the stock ownership guidelines, the HEI President and CEO must own five times (formerly two and a half times) her annual base salary in shares of HEI Common Stock by her compliance date, January 1, 2015. See "Stock Ownership Information—Does HEI have stock ownership and retention guidelines for directors and officers and does it have a policy regarding hedging the risk of ownership?" below.

  •
  A new nonqualified deferred compensation plan for HEI and HECO executives was adopted to allow executives to defer certain portions of base salary and incentive compensation and to select a range of investment vehicles (similar to that offered under the Company's 401(k) plan). This new plan will be implemented in 2011.

        HEI has eliminated nearly all tax gross-ups for named executive officers. There are no gross-ups in the change-in-control agreements given to the named executive officers and aggregate payments under the agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code. There are no tax gross-ups allowed on club membership initiation or membership fees. Tax gross-ups of death benefits have been restricted to the executives who have contractual entitlements to such gross-ups pursuant to their participation in the applicable plan prior to September 9, 2009 (the date the death benefit plan was frozen).

        The primary refinement has been to make HEI's executive compensation more performance based. The compensation program applicable to the named executive officers consists of short-term and long-term components. The short-term components comprise base salary and an annual incentive bonus plan, the latter being performance based. Long-term incentive compensation is made up of a long-term incentive plan (which is performance based) and a restricted stock unit grant (which is time vested over four years). The Compensation Committee and the Board believe that the current executive compensation program reflects "best practices" and is structured to encourage participants to build long-term value in the Company for the benefit of its shareholders.

 Compensation Process

  Who is responsible for determining appropriate executive compensation?

        The Compensation Committee recommends total compensation programs for HEI and its subsidiaries, subject to the approval of the Board. The committee has authority to retain (or terminate) the services of consultants and advisors to provide advice to the committee. The committee approves, modifies and/or rejects its consultants', advisors' or management's recommendations regarding executive compensation programs, including incentive compensation and equity-based plans. The Board approves the actions of the committee and, where the executive is employed by a subsidiary of HEI, the actions of the committee are also approved by the subsidiary board.

        The Board conducts an evaluation of the performance of the HEI President and Chief Executive Officer in light of corporate goals and objectives relevant to her compensation. The Compensation Committee, with the assistance of its independent compensation consultant, recommends to the Board an executive compensation package for the HEI President and Chief Executive Officer based on the Board's evaluation. The independent directors of the Board approve the compensation of the HEI President and Chief Executive Officer.

  Can the Compensation Committee modify or terminate executive compensation programs?

        The Compensation Committee reserves the right to amend, suspend or terminate any incentive program or other executive compensation program, or any individual executive's participation in such programs. The committee can exercise its discretion to reduce or increase (except to the extent an award or payout is intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code) the size of any award or payout. In 2010, no portion of any bonus or long-term incentive compensation paid by HEI or any of its subsidiaries to executives was nondeductible under Section 162(m).

        In making its compensation determinations, the Compensation Committee will consider financial accounting and tax consequences, if appropriate. For instance, the committee may determine that there should not be any incentive payout that would otherwise result solely from a new way of accounting for a financial measure. As another example, the committee will take into account tax deductibility in establishing executive compensation, but it reserves the right to award compensation even when not deductible if it is reasonable and appropriate.

  Who is the compensation consultant and what is the consultant's role?

        The Compensation Committee has retained Frederic W. Cook & Co. Inc. (Fred Cook & Co.) as its independent compensation consultant since December 2009. The consultant was engaged directly by the committee to provide advice and data with respect to executive compensation analyses, benchmarking and market practices, including to (i) conduct a review of HEI's executive compensation policies and practices; (ii) evaluate and determine the appropriate selection of competitive peer groups (for benchmarking purposes); (iii) examine the compensation components and pay ranges for the named executive officers; and (iv) recommend the appropriate mix of compensation elements and levels for the named executive officers.

        In February 2010, Fred Cook & Co. concluded its executive compensation review on behalf of the Compensation Committee, which included the selection of peer companies for HEI and its subsidiaries and a comparison of HEI, Hawaiian Electric Company and American Savings Bank executive compensation against executive compensation for such companies. After extensive deliberations in committee meetings held over the course of three months, and after receipt of the report from Fred Cook & Co., the Compensation Committee reached its determinations with respect to the 2010 compensation for the named executive officers. The results of Fred Cook & Co.'s review and the determinations made by the Compensation Committee are discussed below.

   What is the role of executive officers in determining executive officer and director compensation?

        In 2010 and with the permission of the Compensation Committee, HEI executive officers discussed with Fred Cook & Co. the compensation philosophy of the Company and its methodology and metrics for computing executive incentives. Human resources and finance personnel provided data in response to the requests of the Compensation Committee and Fred Cook & Co.

        Although the HEI President and Chief Executive Officer is a director on the HEI Board, she did not participate in any Board decisions impacting her own compensation. However, in her role as HEI President and Chief Executive Officer, she did review the performance of the other named executive officers and made recommendations with respect to their compensation to the Compensation Committee. In addition, she participates in the deliberations of the Board in acting on the recommendations of the Compensation Committee with respect to the compensation of these other named executive officers.

        Executive officers do not have a role in determining director compensation other than providing administrative support and responses to data requests from the Compensation Committee and its independent consultant.

  How do HEI's compensation policies and practices relate to HEI's risk management?

        HEI has an Enterprise Risk Management function that is principally responsible for identifying and monitoring risk across the holding company and its two operating companies, and for reporting high risk areas to the boards of directors and designated board committees. As a result, all of the HEI directors, including those who serve on the Compensation Committee, are apprised of the risks which could have a material adverse effect on HEI. The Compensation Committee assessed and considered these risks when establishing HEI's compensation policies and practices and the executive compensation program described in this Compensation Discussion and Analysis. The Board and the Compensation Committee have concluded that the executive compensation program does not encourage unnecessary or excessive risk-taking.

        HEI's compensation policies and practices are designed to encourage executive management to maximize value for shareholders, while considering its key stakeholders (including customers, employees and regulators), and to discourage decisions that introduce risks that may have a material adverse effect on HEI. The executive compensation program is structured to pay for performance and align the executive officers' interests with shareholder interests, as well as encourage executives to focus on profitability, efficient use of capital, earnings growth and stock price appreciation in both the short and long terms. Because the executive officers are in a position to directly influence HEI's performance, compensation for executive officers involves a significant portion of pay that is "at risk" and tied directly to HEI performance—namely, the annual incentive bonus plan and long-term equity-based incentives.

        In structuring the incentive compensation plans and setting the particular goals, targets and metrics for awards under those plans, the Compensation Committee incorporates the following elements and practices to ensure consistent leadership and appropriate and prudent decision-making among the named executive officers in a manner that requires cooperation and execution without taking unnecessary or excessive risks:

  •
  Financial performance objectives of the annual cash incentive program linked to approved budget guidelines and nonfinancial measures aligned with the interests of all of HEI's stakeholders.

  •
  Alignment of financial and nonfinancial performance in the annual cash incentive programs for named executive officers, other officers and nonexecutive employees.

  •
  "Clawback" capability through an executive compensation recovery policy to recoup incentive awards paid to executives who are found to be personally responsible for fraud, gross negligence or intentional misconduct that causes a restatement of HEI's financial statements. (This policy is expected to be modified in 2011 upon the completion of SEC rule-making proceedings relating to when and under what circumstances clawbacks are required.)

  •
  Greater financial opportunities under long-term incentive programs that are realized through increases in long-term total shareholder return, earnings growth, greater profitability and efficient use of capital, which mitigates excessive short-term risk-taking.

  •
  Share ownership guidelines require named executive officers to hold certain amounts of HEI Common Stock, ensuring that each executive has a significant amount of personal stake tied to the long-term performance of HEI.

  •
  Pro-rata payouts under the performance-based plans (only when performance is above minimum thresholds), rather than an "all-or-nothing" approach.

  •
  Use of annual grants of long-term equity-based incentives vesting over a period of years to encourage executives to focus on sustaining HEI's long-term performance.

  •
  Use of a variety of performance metrics, both financial and nonfinancial (e.g., net income, return on average common equity, total shareholder return and achievement of clean energy initiatives, among others) that correlate to long-term creation of shareholder value and are impacted by management decisions.

  •
  A variable and nonformulaic goal-setting process—where prior performance, market conditions and peer group measures are considered relative to future expected performance to assess the reasonableness of the goals.

  •
  Exercise of Board discretion in establishing performance goals and metrics, in determining whether these goals have been achieved and in administering all performance-based and equity awards (including the form of the award such as cash or stock).

  •
  Continuous monitoring by the Board and the Compensation Committee through assessment of HEI's progress toward its goals in juxtaposition to risks faced by the enterprise, through management presentations at quarterly meetings and through periodic written reports.

Compensation Program

  What is HEI's philosophy with respect to its executive compensation programs?

        HEI's compensation philosophy is reflected in the following key design priorities that govern its executive compensation decisions:

  •
  Design and structure the compensation elements to incent individual and group performance toward achieving the strategic goals of the Company.

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  Balance the cash and equity components to align executive compensation with shareholders' interests.

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  Levelize total compensation at the competitive market median of the relevant peer group of companies in order to promote executive recruitment, retention and motivation.

  •
  Pay for performance.

  •
  Establish metrics using a balanced scorecard that focuses executives on long-term value creation and includes consideration of risk management issues and Company performance against its peers.

  •
  Promote key Company values, including integrity, teamwork, egalitarianism and avoidance of pressure to take undue risks.

  •
  Manage costs.

        The compensation programs are designed to support HEI's business goals and promote both short- and long-term profitable growth of the Company. HEI's equity plans are used in its executive compensation programs to align executive compensation with the long-term interests of HEI's shareholders. Total compensation for each executive varies with the performance of HEI and its subsidiaries in achieving financial and nonfinancial objectives.

  What are the objectives of HEI's executive compensation programs and what are they designed to reward?

        The following are the primary objectives of HEI's compensation programs:

  •
  Encourage and reward performance relative to business plans and strategies that maximize the value HEI delivers to its shareholders and other key stakeholders (such as customers, employees and regulators).

  •
  Provide compensation and benefits that are designed to incent a high level of business performance and be competitive with peer companies and relevant functional positions to attract, retain and motivate talented executives.

  •
  Emphasize performance-based rewards driven by results within the scope of the executive's responsibility or the responsibilities of the executive team as a group.

  •
  Provide differentiated reward strategies among HEI and its operating bank and utility subsidiaries to align with specific business needs and talent markets.

  •
  Maintain a culture of integrity, where there is no undue pressure to meet or exceed targets for personal gain or to encourage employees to take undue or inappropriate risks.

  What is each element of executive compensation?

        HEI's executive compensation elements comprise—

  •
  Base Salary—provides base level of cash compensation for the year.

  •
  Annual Incentive—supports a single-year focus with variable pay for performance; vehicle is stable over time, but the metrics may vary; only program for rewarding in-year performance.

  •
  Long-Term Incentives—two components comprising long-term performance-based awards (payable at end of three-year performance period) and long-term time-vested awards (which vest over four years); these long-term incentives encourage a multi-year focus, rewarding sustained business and stock performance; metrics are stable over time, but vehicles may vary; award size is limited to rewarding demonstrated performance and addressing retention risk.

  •
  Retirement, Pension and Savings—retirement benefits provided to all eligible employees through tax-qualified HEI Retirement Plan provide financial security in recognition of years of service; additional benefits that cannot be paid from HEI Retirement Plan due to Internal Revenue Code limits provided through HEI Excess Pay Plan; eligible employees may save for retirement on a tax-deferred basis through HEI's 401(k) Plan or, for select American Savings Bank executives, through ASB's 401(k) Plan.

  Why does HEI choose to pay each element?

  •
  HEI chooses to pay its executives a base salary in order to pay value for value received. Base salary is targeted to the peer group median with individual differences (above and below median) to recognize the individual's position, responsibilities, experience, performance and contributions.

  •
  HEI provides its executives the opportunity to earn annual cash incentives based on the achievement of goals (i) to build fundamental earnings in a controlled risk manner to support the continued payment of the HEI dividend, (ii) to focus on nonfinancial measures important to HEI's stakeholders and (iii) to motivate executives and encourage their commitment to HEI's success. Shareholders and other stakeholders benefit from the achievement of these goals.

  •
  HEI provides long-term incentives to support initiatives aimed at building long-term growth in shareholder value, to increase HEI's financial and strategic flexibility and to develop the fundamental value of HEI's operating companies in their respective industries. HEI's long-term incentive plan rewards executives based on HEI's successful financial performance over rolling three-year performance periods. The three-year performance period provides balance with the shorter-term focus of the annual incentive compensation plan. In 2010, in accordance with the 2008-2010 long-term incentive plan, HEI paid its executives in a mix of earned long-term incentives paid partially in cash, HEI stock and service-based restricted stock units in order to encourage stock ownership and alignment of the interests of executives and shareholders. The 2010-2012 long-term incentive plan awards to all HEI executives will be paid entirely in stock, less an amount withheld for taxes, determined in share units set at the beginning of the performance period, to encourage even greater alignment of executive incentives with shareholder interests. The long-term incentive plan, as constructed, also has a favorable retention impact on the executives.

  •
  HEI provides its executives health and welfare benefits and retirement benefits to encourage good health and retention of its executives, as well as to enable HEI to be competitive with its peers.

  How does HEI determine the amount for each element?

        HEI uses competitive market peer company comparisons to determine the amount of each element of executive compensation. Peer companies are companies which, in the aggregate, are similar in business focus, financial scope and valuation, provide similar products and services and are sources for talented employees. Peer companies are selected by the Compensation Committee's independent compensation consultant and are reviewed and approved by the Compensation Committee. The resulting peer companies are used as a reference in determining appropriate pay levels and mix of pay components by benchmarking toward a competitive median and allowing differences to recognize high performers.

        Peer companies for HEI and its subsidiaries should reflect HEI's diverse businesses. HEI is a Hawaii-based holding company with a unique blend of two regulated operating subsidiaries, a bank and electric utilities. HEI supplies power to 95% of Hawaii's population through its electric utilities, Hawaiian Electric Company and its subsidiaries, Hawaii Electric Light Company and Maui Electric Company, and provides a wide range of financial services to individuals and businesses through American Savings Bank, one of the state's largest financial institutions based on asset size. Among the objectives of the HEI compensation program are (i) to provide differentiated reward strategies among HEI and its operating bank and utility subsidiaries in order to align with specific business needs and talent markets and (ii) to reward performance relative to strategic plans that support shareholder value.

  Peer companies in 2010

        In February 2010, Fred Cook & Co. conducted a peer group selection and compensation comparison in which the same utility peer group would apply to HEI and Hawaiian Electric Company and a banking peer group would apply to American Savings Bank for purposes of setting 2010 compensation.

  •
  To screen peer companies for HEI and Hawaiian Electric Company executives, compensation data from a peer group of 15 similarly-sized public utility companies and survey data from Towers Watson that covered both energy services and general industry companies were reviewed. The resulting primary comparator group includes 15 publicly-traded utilities with annual revenue between $1.5 and $6 billion, approximately one-half to three-times that of HEI. The results of the review revealed that the total direct compensation levels of Ms. Lau and Messrs. Ajello and Richardson are between the 25th percentile and the median level, and Mr. Rosenblum's total direct compensation is at the median level for 2010.

  •
  To screen peer companies for American Savings Bank executives, the compensation consultant reviewed compensation data from a 20-company peer group of high-performing regional banks and thrifts and survey data from Towers Watson that covered a broader set of financial services companies. The resulting comparator group includes 23 regional banks with total assets between approximately one-half and two-times that of American Savings Bank, or $2.6 to $10.5 billion, respectively. The results of the review reflected that Mr. Schools' total direct compensation is in the median to 75th percentile range for 2010.

        The following are the HEI and Hawaiian Electric Company peer group companies* in 2010:

Allegheny Energy	Pinnacle West Capital
Alliant Energy	PNM Resources
Great Plains Energy	Portland General Electric
Mirant	Questar
Northeast Utilities	TECO Energy
NSTAR	Vectren
NV Energy	Wisconsin Energy
OGE Energy

        The following are the American Savings Bank peer group companies* in 2010:

1st Source	Great Southern Bancorp
BancFirst	Hancock
Bank of Hawaii	IBERIABANK
Bank of the Ozarks	Independent Bank
City Holding Company	NBT Bancorp
Community Bank System	Oriental Financial Group
CVB Financial	Park National
Dime Community Bancshares	Prosperity Bancshares
First Financial Bankshares	Republic Bancorp
FirstMerit	United Bankshares
Flushing Financial	Westamerica Bancorporation
Glacier Bancorp

*
Some company names have changed and some companies no longer exist due to restructurings that occurred after the Fred Cook & Co. analyses and peer group selections were completed.

  How does each element fit into HEI's overall compensation objectives?

        With the assistance of its compensation consultant, the Compensation Committee reviews each compensation element to determine whether it fits into HEI's overall compensation objectives. The committee also requests that, at least annually, management prepare and the consultant review tally sheets on each executive officer to determine how each executive's elements of pay—such as base salary, annual incentives, benefits and long-term incentives—compared to executives in functionally comparable positions at peer companies. The Compensation Committee uses this information to consider whether any element should be reduced or increased or whether the mix of elements should be changed.

        The Compensation Committee also reviews internal equity among the named executive officers when developing pay recommendations. The Compensation Committee believes that the comparative compensation among the named executive officers is fair, considering job scope, experience, value to the organization and duties relative to the other named executive officers.

Compensation Elements

  What are the base salaries of the named executive officers?

        In May 2010, the Board evaluated Ms. Lau's performance for the prior year and the Compensation Committee recommended to the Board a salary increase taking into consideration the Board's evaluation. Also, in May 2010, Ms. Lau recommended to the Compensation Committee base salary increases for Messrs. Ajello, Richardson and Rosenblum. These adjustments were considered by the Compensation Committee to be relatively modest in light of the salary freeze in effect for named executive officers during 2009 (excluding one salary adjustment in 2009 for Mr. Richardson, who assumed additional responsibilities in 2009). After considering these recommendations, the following salary adjustments, effective May 1, 2010, were approved by the Board:

Name	% Base Salary Increase	$ Base Salary Increase	Base Salary Effective May 1, 2010
Constance H. Lau	3.0%	$23,200	$795,000
James A. Ajello	4.0%	$17,000	$442,000
Chester A. Richardson	3.4%	$12,000	$361,000
Richard M. Rosenblum	1.2%	$7,000	$587,000
Timothy K. Schools (1)	n/a	n/a	$550,000
Richard F. Wacker (2)	n/a	n/a	n/a

(1)
Mr. Schools voluntarily resigned in September 2010.

(2)
Mr. Wacker was hired by American Savings Bank as President and Chief Executive Officer on November 15, 2010 and received an annualized base salary of $550,000.

  What was HEI's 2010 annual incentive plan and were there any payouts under this plan?

        HEI's annual incentive plan is known as the Executive Incentive Compensation Plan (EICP). For the 2010 EICP, the Compensation Committee established minimum thresholds for each of the financial and other operational goals of the annual executive incentive plan designed to align management decisions with shareholder value. The table below lists the named executive officer performance metrics, weightings, minimum thresholds and target and maximum goals for the 2010 annual incentive compensation plan. Unless otherwise specified throughout this Proxy Statement, a reference to utility goals means consolidated goals of the utilities, which include Hawaiian Electric Company and its subsidiaries, Maui Electric Company and Hawaii Electric Light Company.

        In setting Mr. Schools' goals, the Compensation Committee determined to exclude one-time charges such as severance and lease buyouts in light of American Savings Bank's aggressive performance improvement project to reduce its cost structure and improve its efficiency, profitability and go-forward earnings. The committee, however, retained the discretion to reduce any such award if the resulting payout was not in the best interest of HEI and its shareholders. In setting goals for the other named executive officers, the committee also determined that any adjustments made at American Savings Bank and Hawaiian Electric Company would also be applied for purposes of calculating HEI metrics.

Name	Weight	Performance Metric	Minimum Threshold	Target Goal	Maximum Goal
Constance H. Lau James A. Ajello Chester A. Richardson	50%	HEI Return on Average Common Equity	7.2%	7.9%	8.5%
	50%	HEI Net Income	$105 million	$115 million	$125 million

	100%

Richard M. Rosenblum	15%	HEI Net Income	$105 million	$115 million	$125 million

	15%	HEI Return on Average Common Equity	7.2%	7.9%	8.5%

	40%	Utility Net Income	$75 million	$80 million	$85 million

	10%	Utility Safety (Total Cases Incident Rate)	3.20	2.41	1.41

	10%	Hawaii Clean Energy Initiative (HCEI)	Meet minimum project milestones	Meet target project milestones	Meet maximum project milestones

	10%	Utility Customer Satisfaction	76.6%	78.2%	82.0%

	100%

Timothy K. Schools Richard F. Wacker	50%	Bank Return on Assets	1.00%	1.10%	1.20%

	50%	Bank Net Income	$50 million	$55 million	$60 million

	100%

        The above goals were set by the Compensation Committee and approved by the Board in 2010 because they were believed to provide the necessary incentives to properly align executive compensation with achievement of performance goals that enhance shareholder value. HEI's goals of net income and return on average common equity are determined on a consolidated basis, and are thus impacted by the results from both American Savings Bank and Hawaiian Electric Company.

        The following were the award ranges, shown as a percentage of annual base salary, that the Compensation Committee approved in February 2010 for the 2010 EICP:

Name	Minimum	Target	Maximum
Constance H. Lau	42.5%	85%	170%
James A. Ajello	25%	50%	100%
Chester A. Richardson	25%	50%	100%
Richard M. Rosenblum	30%	60%	120%
Timothy K. Schools (1)	40%	80%	160%
Richard F. Wacker (2)	40%	80%	160%

(1)
For purposes of incentive plan awards only, Mr. Schools was credited for a full twelve months in 2010 as part of his separation arrangement.

(2)
Mr. Wacker was eligible to participate in the annual incentive plan prorated for American Savings Bank's actual performance and actual days worked from his date of hire in November 2010.

        HEI's adjusted net income, after excluding from HEI consolidated net income $272,000 of committee-approved exclusions for severance expenses and lease buyouts related to the performance improvement project, was $113.8 million, which exceeds the 2010 minimum threshold of $105 million, and its adjusted return on common equity was 7.8%, which exceeds the minimum 2010 threshold of 7.2%. As a result, named executive officers Ms. Lau and Messrs. Ajello and Richardson received awards for performance between the minimum threshold and target goal levels. Mr. Rosenblum's bonus was impacted in part because 30 percent of his goals were based on achievement of HEI goals, with the other 70 percent being based on utility goals.

        In 2010, the utility met the following annual incentive goals:

  •
  Utility Net Income at $76.6 million, which was between the minimum threshold of $75 million and the target goal of $80 million. Utility Net Income is the basic financial measurement of earnings for the year and contributes directly to HEI's net income, its earnings per share and support of its dividend to shareholders. Net income is a generally accepted accounting principle (GAAP) measure.

  •
  Utility Safety focuses on employee safety as measured by the Total Cases Incident Rate. This is a standard measure of safety performance, which is determined by the total number of Occupational Safety and Health Administration recordable cases × 200,000 productive hours divided by the total number of productive hours for the year, with the lower the Total Cases Incident Rate, the better. The goal was selected because of the importance of safety to every employee. The consolidated Total Cases Incident Rate was 2.22, which was between the target goal of 2.41 and the maximum goal of 1.41.

  •
  Utility Customer Satisfaction is part of Hawaiian Electric Company's balanced scorecard focused externally on customers, and is based on customer surveys conducted by a third party vendor in the performance period. It is an indicator of how satisfied customers are with the utility's service, reliability and pricing. Utility consolidated customer satisfaction was 77.8%, which was between the minimum level of 76.6% and the target level of 78.2%.

  •
  The utility met three of five project objectives set as annual goals for the Hawaii Clean Energy Initiative. Specified project milestones were achieved or exceeded for the interisland wind studies, a fuel infrastructure strategic plan and implementation of feed-in-tariff projects. These projects are intended to obtain renewable energy from sources including wind energy, photovoltaics, biomass, geothermal, ocean energy and others, which will help the utilities meet their commitments under the Hawaii Renewable Portfolio Standards law and the Hawaii Clean Energy Initiative, an agreement executed between the state of Hawaii and the utilities in

    October 2008 to proactively reduce the state's dependency on fossil fuels by moving toward a future of increasing renewable energy. In 2010, Hawaiian Electric Company met minimum project milestones for the Hawaii Clean Energy Initiative.

        With respect to the goals for Messrs. Schools and Wacker, American Savings Bank's return on assets, after approved exclusions for severance expenses and lease buyouts related to the performance improvement project, was 1.21%, which was at the maximum level for that performance metric, and its net income was $58.7 million, which was between the target goal and maximum level for that performance metric. The Compensation Committee concluded that it was appropriate to recognize the outstanding performance of American Savings Bank executives in completing the bank's aggressive multi-year performance improvement project. As a result of American Savings Bank's performance, Messrs. Schools and Wacker received an award based on performance at a level between the target and maximum levels. Mr. Schools had earlier agreed to remain with the bank until the performance improvement project was substantially completed. After the project's completion in August 2010, the Company agreed to a September departure by Mr. Schools but with credit for a full year's service in 2010 for purposes of the incentive compensation programs in recognition of his leadership in completing the bank's performance improvement initiative. Mr. Wacker, who was hired on November 15, 2010, received an award prorated for the days worked in 2010.

        As a result of achieving the aforementioned goals at the levels indicated above, the Compensation Committee approved in February 2011 the payment of the following 2010 annual incentive awards to the named executive officers:

Name	Payout
Constance H. Lau	$625,202
James A. Ajello	$203,830
Chester A. Richardson	$166,770
Richard M. Rosenblum	$282,037
Timothy K. Schools	$824,032
Richard F. Wacker	$103,851

  What was HEI's 2008-2010 long-term incentive plan and were there any payouts under this plan?

        HEI's three-year performance incentive plan is otherwise known as the Long-Term Incentive Plan and provides awards measured over rolling three-year performance periods. In 2008, the Compensation Committee approved the following award ranges, shown as a percentage of the salary midpoint (the middle salary level in a salary range for a particular job grade or position), for the following HEI named executive officers who were participants in the 2008-2010 long-term incentive plan:

Name	Minimum	Target	Maximum	Super Maximum
Constance H. Lau	65%	130%	260%	n/a
Chester A. Richardson (1)	30%	60%	120%	n/a
Timothy K. Schools (2)	40%	80%	100%	175%

(1)
Mr. Richardson's 2008-2010 long-term incentive award was prorated based on 14 months at his HEI Vice President-General Counsel salary midpoint and 22 months at his HEI Senior Vice President-General Counsel, Secretary and Chief Administrative Officer salary midpoint.

(2)
Mr. Schools' 2008-2010 long-term incentive award was prorated based on one month at his American Savings Bank Senior Executive Vice President and Chief Operating Officer salary midpoint and 35 months at his President salary midpoint.

        In addition to the minimum, target and maximum levels, the American Savings Bank 2008-2010 long-term incentive plan also has a super maximum level. This additional level was included for this performance period to focus Mr. Schools and the other American Savings Bank executives on achieving the highest established goals for net income, return on assets and efficiency ratio, and was established for American Savings Bank executives in recognition for the extraordinary work that needed to be achieved by the bank in a short period to improve its performance.

        In addition to the basic long-term incentive plan, the Compensation Committee also approved supplemental long-term incentive award levels for the 2008-2010 period for each of the above-named executive officers so that HEI's long-term incentive program would be even more performance-based. Rather than providing restricted stock awards at the levels given in 2007, the Committee reduced the restricted stock awards given to the named executive officers and provided an additional supplemental long-term incentive opportunity, using the same goals, metrics and exclusions as in the 2008-2010 long-term incentive plan. Payment of any awards made under this supplemental program would be paid in a combination of 50% cash and 50% stock (versus 60% cash and 40% stock for the basic long-term incentive plan) to promote greater stock ownership and alignment with shareholder interests. The following are the award levels for these supplemental incentives:

Name	Minimum	Target	Maximum
Constance H. Lau	13.5%	27%	54%
Chester A. Richardson (1)	6.5%	10%	20%
Timothy K. Schools (2)	10%	20%	42%

(1)
Mr. Richardson's supplemental 2008-2010 long-term incentive award was prorated based on 14 months at his HEI Vice President-General Counsel salary midpoint and 22 months at his HEI Senior Vice President-General Counsel, Secretary and Chief Administrative Officer salary midpoint.

(2)
Mr. Schools' supplemental 2008-2010 long-term incentive award was prorated based on one month at his American Savings Bank Senior Executive Vice President and Chief Operating Officer salary midpoint and 35 months at his President salary midpoint.

        Messrs. Ajello, Rosenblum and Wacker did not participate in the 2008-2010 long-term incentive plan and supplemental 2008-2010 long-term incentive plan because they became employed at their respective companies after the start of this performance period.

        The table below shows the performance metrics, weightings, minimum threshold, target, maximum and super maximum goals for the 2008-2010 long-term incentive plan and supplemental 2008-2010 long-term incentive plan. The executives listed together below shared the same goals.

Name	Weight	Performance Metric	Minimum Threshold	Target Goal	Maximum Goal	Super Maximum Goal
Constance H. Lau Chester A. Richardson	40%	HEI Total Return to Shareholders	30th percentile of the Edison Electric Institute Index (1)	50th percentile of the Edison Electric Institute Index (1)	70th percentile of the Edison Electric Institute Index (1)	n/a

	15%	Utility Free Cash Flow (2)	($24.1 million)	($13.0 million)	($1.8 million)	n/a

	15%	Utility Return on Average Common Equity (3)	90% of consolidated allowed rate of return on equity less 50 basis points	95% of consolidated allowed rate of return on equity less 50 basis points	100% of consolidated allowed rate of return on equity less 50 basis points	n/a

	15%	Bank Net Income (4)	$55.277 million	$57.053 million	$62.025 million	n/a

	15%	Bank Return on Assets (4)	0.789%	0.816%	0.885%	n/a

	100%

Timothy K. Schools	40%	Bank Net Income (4)	$55.277 million	$57.053 million	$62.025 million	$68.082 million

	30%	Bank Return on Assets (4)	0.789%	0.816%	0.885%	0.952%

	30%	Bank Efficiency Ratio (4)	65.47%	64.83%	63.20%	61.16%

	100%

(1)
The Edison Electric Institute is an association of U.S. investor-owned electric companies that are representative of companies that are comparable investment alternatives to HEI. The Institute's members serve 95% of the ultimate customers in the investor-owned segment of the industry and represent approximately 70% of the U.S. electric power industry. The three-year Edison Electric Institute Index measures performance data for U.S. investor-owned electric utilities. The performance of the companies in the index is calculated on a noncapitalized weighted basis so as not to give a disproportionate emphasis to the larger companies. Companies are added to or deleted from the three-year index through acquisitions or merger or other changes in ownership. The Edison Electric Institute includes a company in the index when it has three years of consistent comparable data in comparison to the peer group. HEI uses its ranking in the Edison Electric Institute Index to determine how well it performed in the three-year performance period based on total return to shareholders. In 2010, the following companies were in the three-year Edison Electric Institute Index:

Allegheny Energy
ALLETE
Alliant Energy
Ameren
American Electric Power
Avista
Black Hills
Centerpoint Energy
Central Vermont Public
    Service
CH Energy Group
CLECO
CMS Energy
Consolidated Edison
Constellation Energy Group
Dominion
DPL
DTE Energy
Duke Energy
Edison International	El Paso Electric
The Empire District Electric
Entergy
Exelon
First Energy
Great Plains Energy
Hawaiian Electric Industries
IDACORP
Integrys Energy Group
MDU Resources Group
MGE Energy
NEXTERA Energy
NiSource
Northeast Utilities
NorthWestern Energy
NSTAR
NV Energy
OGE Energy
Otter Tail	Pepco Holdings
PG&E
Pinnacle West Capital
PNM Resources
Portland General Electric
PPL
Progress Energy
Public Service Enterprise
    Group
Scana
Sempra Energy
Southern
TECO Energy
UIL Holdings
UniSource Energy
Unitil
Vectren
Westar Energy
Wisconsin Energy
Xcel Energy

(2)
The three-year performance measure of Utility Free Cash Flow will equal the average of each year's actual results. Utility Free Cash Flow is equal to: Net Cash provided by Operating Activities minus Net Capital Expenditures.

(3)
The performance measure of Utility Return on Average Common Equity (ROACE) will be based on the relationship between Hawaiian Electric Company's consolidated ratemaking ROACE and its weighted-average consolidated allowed rate of return (to be determined by returns allowed per the most recent interim or final Public Utilities Commission decision in effect) less 50 basis points for each of the three years. The minimum or better must be achieved in at least two of the three years in the performance period.

(4)
Results measured in the third year of the performance period.

        The above goals were set by the Compensation Committee and approved by the Board in 2008, because they were believed to provide the necessary incentives to align executive compensation with long-term shareholder value. The minimum performance levels reflected what the Compensation Committee believed to be investors' minimum expectations relative to other investment opportunities and the maximum goal provided greater upside potential for performance stretch goals. Each goal was aligned with HEI's or the operating company's strategic plan and determined by the Compensation Committee to be sufficiently difficult to be worthy of a bonus.

        HEI's three-year total return to shareholders was 19% and HEI ranked in the 75th percentile of the Edison Electric Institute Index, which was above the maximum level for that performance metric. As a result, named executive officers Ms. Lau and Mr. Richardson received awards at the maximum level for the portion of incentive compensation correlated to that performance measure.

        Net income, return on assets and efficiency ratio are standard measurements used by banks to gauge performance. American Savings Bank's results for these goals were measured in the third year of performance to incent bank executives in pursuing its aggressive performance improvement project because the results of these improvements would be fully achieved toward the end of the three-year performance period. American Savings Bank's net income after approved exclusions for severance expenses and lease buyouts of $272,000 related to the performance improvement project was $58.7 million, bank return on assets was 1.21%, and its efficiency ratio was 56%. As a result of American Savings Bank's performance, Ms. Lau and Mr. Richardson received an award based on performance at a level between the target and maximum levels for net income and at the maximum level for bank return on assets for the long-term incentive plan and the supplemental long-term incentive plan. Mr. Schools received an award based on performance at a level between target and maximum for the net income goal for the long-term incentive plan and at a level between minimum and target for the net income goal for the supplemental long-term incentive plan. He received an award at the super maximum level for the return on assets and efficiency ratio goals for the long-term incentive plan and at the maximum level for the return on assets and efficiency ratio goals for the supplemental long-term incentive plan. Mr. Schools had earlier agreed to remain with American Savings Bank until the performance improvement project was substantially completed. After the project's completion in August 2010, the Company agreed to a September 2010 departure by Mr. Schools but with credit for the full three years of service for purposes of the 2008-2010 long-term incentive plan programs to recognize his outstanding performance in completing the bank's aggressive performance improvement effort.

        The utility average annual free cash flow was $3.0 million, which was at the maximum level. As a result, named executive officers Ms. Lau and Mr. Richardson received an award based on the maximum level for that performance measure.

        A higher total return to shareholders and increased American Savings Bank net income, return on assets and efficiency ratio benefit shareholders of HEI, employees and customers by increasing the overall financial strength of the HEI enterprise. Because of the achievement of these goals at the levels indicated above, on February 4, 2011 the Compensation Committee approved the following long-term incentive awards under the 2008-2010 long-term incentive plan for the named executive officers who were in the plan, payable 60% in cash and 40% in shares of HEI Common Stock:

Name	Total Payout
Constance H. Lau	$1,614,618
Chester A. Richardson	$340,113
Timothy K. Schools	$757,362

        In addition, the Compensation Committee also approved the following supplemental long-term incentive awards payable 50% in cash and 50% in shares of HEI Common Stock:

Name	Total Payout
Constance H. Lau	$335,344
Chester A. Richardson	$56,685
Timothy K. Schools	$162,048

  What is HEI's 2009-2011 long-term incentive plan?

        HEI's 2009-2011 long-term incentive plan was explained in the proxy statement for HEI's 2009 Annual Meeting of Shareholders.

  What is HEI's 2010-2012 long-term incentive plan?

        The Compensation Committee modified the design of the long-term incentive plan from the 2009-2011 performance period for the 2010-2012 performance period based on Company strategy and recommendations of Fred Cook & Co. after its executive compensation review. Awards under the 2010-2012 long-term incentive plan generally will be paid 100% in shares of HEI Common Stock plus accrued dividends less applicable taxes with the potential number of shares to be issued determined at the beginning of the performance period, instead of at the time of the payment of the award. The number of shares was determined by the Compensation Committee based on the participant's salary at the beginning of the performance period and the fair market value of HEI Common Stock on the date the award opportunity was established. The Compensation Committee believes that setting a fixed number of shares determined at the beginning of the performance period, rather than a number of shares determined by the dollar value of the award divided by the market price of the shares at payout, encourages even greater alignment of executive incentives with shareholder interests and will appropriately incentivize and reward executives to improve long-term shareholder value.

        In February 2010, the Compensation Committee established the following award ranges for the 2010-2012 long-term incentive plan, shown as a percentage of actual annual base salaries on January 1, 2010, for the named executive officers:

Name	Minimum	Target	Maximum
Constance H. Lau	70%	140%	280%
James A. Ajello	40%	80%	160%
Chester A. Richardson	35%	70%	140%
Richard M. Rosenblum	45%	90%	180%

        Mr. Schools forfeited his participation in the 2010-2012 long-term incentive plan when he resigned in September 2010. Mr. Wacker is not participating in the 2010-2012 long-term incentive plan because he became employed at the bank after the start of this performance period.

        The Compensation Committee also approved the following long-term incentive goals for the 2010-2012 long-term incentive plan performance period for each of the participating named executive officers. The executives listed together below share the same goals.

Name	Weight	Performance Metric (1)	Minimum Threshold	Target Goal	Maximum Goal
Constance H. Lau James A. Ajello Chester A. Richardson	50%	HEI Total Return to Shareholders (2)	30th percentile of the Edison Electric Institute Index	50th percentile of the Edison Electric Institute Index	75th percentile of the Edison Electric Institute Index

	50%	HEI 2-year Average Consolidated Net Income (3)	$172 million	$191 million	$210 million

	100%

Richard M. Rosenblum	40%	HEI Total Return to Shareholders	30th percentile of the Edison Electric Institute Index	50th percentile of the Edison Electric Institute Index	75th percentile of the Edison Electric Institute Index

	30%	HEI 2-year Average Consolidated Net Income (3)	$172 million	$191 million	$210 million

	30%	Utility Consolidated Return on 2-year Average Common Equity (4)	8.5%	9.1%	10.0%

	100%

(1)
The actual award will be at the sole discretion of the Compensation Committee. Any committee-authorized adjustments of American Savings Bank or Hawaiian Electric Company metrics would be applied for purposes of calculating HEI metric results for the 2010-2012 long-term incentive plan.

(2)
The Total Return to Shareholders performance measurement will be based on the relationship between HEI's total return and that of the Edison Electric Institute Index. The Total Return to Shareholders is the sum of

  the growth in the price per share of HEI Common Stock as measured from the beginning of the performance period to the end, plus all dividends paid during the period, assuming reinvestment, divided by the beginning price of HEI Common Stock.

(3)
HEI Consolidated Net Income is the generally accepted accounting principle net income presented in HEI's annual financial statements adjusted for exclusions allowed for American Savings Bank and Hawaiian Electric Company by the Compensation Committee and will be measured at the end of the performance period based on the average net income for 2011 and 2012.

(4)
Utility Consolidated Return on 2-year Average Common Equity (ROACE) is the average of the Utility Consolidated ROACE for 2011 and 2012. Utility Consolidated ROACE is calculated by dividing net income by the average common equity for each year. Average common equity is calculated by adding the common equity at the beginning of the period and common equity at the end of the period and dividing the result by two.

        The Compensation Committee chose the above goals to encourage long-term achievement of HEI earnings and enhancement of shareholder value. Shareholders, customers and employees all benefit when these goals are met. Total Return to Shareholders is a performance measure to show the return on stock to an investor. HEI's total return is compared to that of the Edison Electric Institute Index of investor-owned electric companies. It is a primary measure that reflects value created for shareholders compared to that created by other investor-owned electric companies. Utility Consolidated ROACE is a measure of the utility's ability to earn net income as a percentage of HEI's equity. As Utility Consolidated ROACE increases, it reduces the difference between the ROACE allowed by regulation and its actual ROACE, thus providing more income and thereby increasing the utilities' dividends to HEI. HEI, in turn, is made stronger financially and better able to maintain shareholder dividends and invest in value-enhancing investments, including reinvesting in the utilities. There is also a strong correlation between a higher Utility Consolidated ROACE and market value of HEI.

  How does HEI award stock to named executive officers?

        HEI provides stock awards to the named executive officers to strengthen the linkage of executive compensation with improvement in shareholder value and promote executive retention.

  Long-term incentive awards

        Long-term incentive awards in 2010 through 2012 were or will be paid at least partially in the form of stock as follows:

  •
  For the 2008-2010 performance period, 40% of the long-term incentive awards and 50% of the supplemental long-term incentive awards earned were paid in the form of stock, with the number of shares determined at the time of payout based on the cash value of the award and the market value of the shares on the payout date.

  •
  For the 2009-2011 performance period, 40% of the long-term incentive awards earned will be paid in the form of stock, plus accrued dividends less an amount withheld for taxes, with the number of shares determined at the beginning of the performance period based on the potential cash value of the awards and the market value of the shares on the date of establishing the award opportunity.

  •
  For the 2010-2012 performance period, 100% of the long-term incentive awards earned will be paid in the form of stock, plus accrued dividends less an amount withheld for taxes, with the number of shares determined at the beginning of the performance period.

  Annual equity awards

        The named executive officers are eligible to receive annual equity awards as determined by the Compensation Committee. The intent of the annual equity awards program is to encourage executive retention by providing for equity compensation based on staying at the Company for a specified period of time.

        In 2010, restricted stock units were granted to the named executive officers, except for Mr. Schools (who received no equity awards in 2010) and Mr. Wacker (who received an award of restricted stock as part of his signing bonus). With restricted stock units, no stock is issued or outstanding until the actual release of the shares at vesting. The restricted stock units awarded in 2010 vest four years after the grant date, except that monthly pro-rata vesting applies upon an executive's retirement, death or disability. The restricted stock units accrue dividend equivalents until vested. The 2010 grants of restricted stock unit awards and restricted stock specific to the named executive officers are summarized in the 2010 Grants of Plan-Based Awards table and related notes below.

        The Compensation Committee determined the number of shares (or units) awarded in service vesting grants (versus shares that are performance based) in consultation with its compensation consultant and considering peer practices. Ms. Lau's restricted stock unit award total was determined after review of grants made to chief executive officers at peer companies and consideration of her total direct compensation compared to the peer group competitive median. The independent consultant also found that the equity grants to the other named executive officers are generally competitive with peers.

  Equity award vesting periods

        The unvested value from the long-term incentive plan in restricted stock units is about twice the annual grant values, based upon the component allocation determined by the Compensation Committee to be appropriate, and which the Compensation Committee views as sufficient for retention purposes. The cliff vesting of the restricted stock units granted in 2010 ensures unvested value extends out four years with no pro-rata vesting before the vesting period ends (except when the participant's termination is due to retirement, death or disability), and therefore adds support for retention purposes. The restricted stock granted to Mr. Wacker as part of his signing bonus vests annually over a four-year period.

  What retirement benefits do named executive officers have?

        HEI provides retirement benefits to all eligible employees, including the named executive officers (other than the American Savings Bank executive officers), through the tax-qualified HEI Retirement Plan as a means of providing financial security in recognition of their years of service. Additional retirement benefits are also provided to certain named executive officers through the nonqualified HEI Excess Pay Plan, which provides the portion of benefits that cannot be paid from the qualified plan due to Internal Revenue Code limits.

        Mr. Schools participated, and Mr. Wacker participates, in the American Savings Bank 401(k) Plan, a qualified defined contribution retirement plan that enables eligible employees to save for retirement on a tax-deferred basis. The plan allows eligible American Savings Bank employees to elect to reduce their salary in return for a tax-deferred contribution to their account in the plan. American Savings Bank provides matching contributions to the accounts of eligible employees of American Savings Bank on a dollar-for-dollar basis up to 4% of eligible compensation, subject to the Internal Revenue Service limit on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans. American Savings Bank also provides discretionary, nonelective profit sharing contributions to the accounts of eligible employees of American Savings Bank. In 2010, Mr. Schools received matching contributions for the 2010 plan year and a 4% profit sharing contribution for the 2009 plan year.

        Retirement benefits under these plans specific to the named executive officers as of December 31, 2010 are discussed in further detail in the 2010 Pension Benefits table and related notes below.

  Can named executive officers participate in nonqualified deferred compensation plans?

        HEI provides named executive officers with the opportunity to participate in deferred compensation plans that allow them to defer compensation and the resulting tax liability.

  •
  The HEI Executives' Deferred Compensation Plan is a nonqualified deferred compensation plan that allows an HEI or Hawaiian Electric Company executive to defer payment of annual and long-term incentive awards and the resulting tax liability. No named executive officer participated in this plan in 2010.

  •
  In December 2010, the Compensation Committee and the Board approved a new, nonqualified deferred compensation plan for executives of HEI and Hawaiian Electric Company and for directors of HEI and its subsidiary boards. This new plan will be implemented in 2011 and allows for the deferral of portions of the participants' cash compensation, with certain limitations. This new 2011 plan permits a broader array of investment opportunities that are substantially similar to those available under the HEI 401(k) Plan. There are no matching contributions under this 2011 Deferred Compensation Plan.

  •
  The American Savings Bank Select Deferred Compensation Plan is a nonqualified deferred compensation plan that allows a select group of American Savings Bank management and certain other highly compensated American Savings Bank employees to defer up to 100% of current salary, bonus or commissions based upon annual elections made prior to the beginning of each deferral year. In 2009, the Compensation Committee approved an amendment to the plan to allow employer matching contributions on certain contributions to the plan and profit sharing contributions for plan years beginning January 1, 2010. These matching and profit sharing contributions would be in an amount that would have been made to the named executive officer's American Savings Bank 401(k) Plan account if not for certain tax limits. Since neither Mr. Schools nor Mr. Wacker elected to defer compensation to the plan for the 2010 plan year, no matching contributions were made for either of them for that year. Mr. Wacker also did not elect to defer compensation to the plan for the 2011 plan year.

        Deferred compensation benefits under these plans specific to the named executive officers in 2010 are discussed in further detail in the 2010 Nonqualified Deferred Compensation table and related notes below.

  Do named executive officers have executive death benefits?

        The Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive's beneficiaries in the event of an executive's death while employed or after retirement, was closed to new participants effective September 9, 2009. These death benefits are provided to beneficiaries of named executive officers who were participants in the plan prior to that date. In addition, the benefits to beneficiaries of participants who were employees as of such date were frozen (i.e., the plan was amended to foreclose any increase in death benefits that would occur due to salary increases after September 9, 2009). Under the original terms of the Executive Death Benefit Plan contracts with the participants, as in effect before September 9, 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been tax-exempt. Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are covered under the Executive Death Benefit Plan. Mr. Schools did not participate in the plan. Mr. Wacker is not covered under the plan because he became an HEI executive officer after September 9, 2009. Death benefits are discussed in further detail in the 2010 Pension Benefits table and related notes below.

   Do named executive officers have change-in-control agreements?

        The Compensation Committee and Board view change-in-control agreements to be an appropriate tool to recruit executives as an expected part of the compensation package, to encourage the continued attention of key executives to the performance of their assigned duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can also protect against executive flight during a transaction when key executives might, in the absence of the agreement, accept employment with competitors. Accordingly, each of the named executive officers has a change-in-control agreement, except that Mr. Schools' agreement expired upon his resignation from American Savings Bank.

        In recommending the terms of executive change-in-control agreements to the Board, the Compensation Committee varies the severance multiplier among executives, taking into account the executive's expected role in a potential transaction, value to the organization and fairness. The change-in-control agreements are double trigger, which means that the executives receive severance payments only if there is both a change in control and they lose their jobs as a result. The change-in-control agreements approved by the Compensation Committee provide for cash lump sum severance multipliers of three times for Ms. Lau and two times for Messrs. Ajello, Richardson, Rosenblum and Wacker. The multiplier is applied to the sum of the executive's annual base salary and annual bonus (determined to be the greater of the current target bonus or the largest actual bonus during the preceding three fiscal years). The severance benefits are conditioned on the Company receiving a release of claims by the executive.

        The change-in-control agreements have initial terms of two years and are automatically renewed for an additional year on each anniversary unless 90 days' notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreements remain in effect for two years following a change in control. The change-in-control agreements define a change in control to mean a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following a consummation of a merger, tender offer or similar transaction. The change-in-control agreements for Messrs. Rosenblum and Wacker also define a change in control as a change in ownership of Hawaiian Electric Company and American Savings Bank, respectively. Change-in-control benefits specific to the named executive officers are discussed in further detail in the Potential Payments upon Termination or Change in Control section and related notes below.

  What other benefits do named executive officers have?

        HEI provides certain limited other compensation to the named executive officers because they are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation, or because of legacy programs that have since been discontinued, such as preferential mortgage loans.

        In 2010, each of the named executive officers had a club membership for the primary purpose of business entertainment expected of executives in their positions. Ms. Lau continues to have a preferential rate mortgage loan from American Savings Bank, which ceased offering such loans to its employees and executives as of July 1, 2009.

        HEI has eliminated all tax gross-up practices where possible, particularly with respect to perquisites. HEI may, from time to time, reimburse for reasonable business-related expenses. Messrs. Ajello and Rosenblum each received a signing bonus upon being hired in 2009 by HEI and Hawaiian Electric Company, respectively, subject to monthly pro-rata reimbursement in the event of a voluntary termination or termination for cause prior to the completion of 36 months of service. As part of their employment offers, Messrs. Ajello and Rosenblum also were extended special 3-year declining severance agreements that provide that, in the event their employment is terminated without cause on or before the third anniversary of the date of their hire, they will be paid a declining portion of their annual base salary and any target annual bonus amount, depending on the length of their service. Such severance agreements are not uncommon when hiring experienced executives, especially from the mainland United States, who may have difficulty in finding other employment if their job is terminated within months of their hire and relocation. In order to recruit Mr. Rosenblum, an experienced utility executive, Hawaiian Electric Company also agreed to give Mr. Rosenblum a credit of two years age and service for purposes of calculating his retirement benefits under the HEI Excess Pay Plan. Mr. Rosenblum also received ten days of sick leave and four weeks of vacation as part of his offer, which is more than a new employee would usually receive.

        For purposes of retention of Mr. Schools, who was instrumental to the success of the bank's performance improvement project, American Savings Bank agreed to purchase his residence in Honolulu (at its original purchase price of $3.635 million, less normal selling costs including brokers' commissions) by June 30, 2011 or, if earlier, his termination as an American Savings Bank employee, as long as Mr. Schools remained employed at American Savings Bank through the end of 2010 or such earlier date as the Company determined in its sole discretion. American Savings Bank purchased Mr. Schools' residence in August 2010 in connection with his voluntary resignation from the bank in September 2010.

        As part of Mr. Wacker's recruitment, he was granted four weeks of vacation annually upon commencement of his employment, which is more than a new employee would usually receive.

        Other than the special severance agreements mentioned above for Messrs. Ajello and Rosenblum, there are no separate severance agreements for the named executive officers. The named executive officers would participate in the same manner as all HEI and Hawaiian Electric Company employees in the Company's standard severance policy based on years of service to the Company. American Savings Bank has no severance plan or program applicable to its executives or employees.

 Executive Compensation

Summary Compensation Table

        The following table shows the base salary, bonus, grant date fair value of stock awards, nonequity incentive compensation under the 2010 Executive Incentive Compensation Plan (EICP) and under the long-term incentive plan for the period 2008-2010, change in pension value and nonqualified deferred compensation earnings and all other compensation and benefits earned by the named executive officers during 2008, 2009 and 2010 (as applicable). Only the amounts reported in the "Salary," "Bonus," and "Nonequity Incentive Plan Compensation" columns of the table represent cash compensation earned for the applicable year, which is comprised of base salary, annual incentive bonuses, the cash portion of long-term incentive awards for the performance period ending in the applicable year and, to the extent applicable, the cash portion of a signing bonus awarded to a named executive officer in the year such executive was hired.

2010 SUMMARY COMPENSATION TABLE*

Name and 2010 Principal Positions	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Nonequity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Constance H. Lau	2010	787,267	—	1,722,253	2,575,164	1,448,910	34,408	6,568,002
HEI President and Chief	2009	771,800	—	921,483	338,106	774,297	34,049	2,839,735
Executive Officer	2008	763,200	—	197,640	1,363,695	1,394,006	40,727	3,759,268
American Savings Bank Chair Hawaiian Electric Company Chair

James A. Ajello**	2010	436,333	—	597,479	203,830	180,636	25,741	1,444,019
HEI Senior Financial Vice	2009	389,583	250,000	255,509	223,889	157,041	209,912	1,485,934
President, Treasurer and Chief Financial Officer

Chester A. Richardson***	2010	357,000	—	447,715	563,568	178,365	16,605	1,563,253
HEI Senior Vice President,	2009	344,400	—	112,316	197,916	119,845	15,111	789,588
General Counsel, Secretary and Chief Administrative Officer	2008	317,600	—	37,058	246,492	89,487	125,768	816,405

Richard M. Rosenblum****	2010	584,667	—	786,620	282,037	279,777	26,335	1,959,436
Hawaiian Electric Company	2009	580,000	250,000	348,916	322,289	435,513	149,881	2,086,599
President and Chief Executive Officer

Richard F. Wacker*****	2010	68,750	150,020	399,980	103,851	—	—	722,601
American Savings Bank
President and Chief Executive Officer

Timothy K. Schools******	2010	366,667	—	—	1,743,442	—	147,752	2,257,861
Former American Savings	2009	550,000	—	—	528,000	85	73,121	1,151,206
Bank President	2008	541,667	—	98,820	632,400	19,682	87,339	1,379,908

*
Certain of the compensation figures for the named executive officers reported in the table above increased significantly in 2010 compared to 2009, due in large part to (i) a change in long-term incentive plan design to provide that awards for the 2010-2012 performance period will be paid 100% in HEI Common Stock and (ii) the completion in 2010 of American Savings Bank's multi-year performance improvement initiative. The 2010 amounts reported under "Stock Awards" increased from 2009 because the award under the 2010-2012 long-term incentive plan (payable at the end of the three-year performance period only to the extent performance goals are met) will be paid 100% in HEI Common Stock (plus accrued dividends less applicable taxes), compared to 60% in cash and 40% in HEI Common Stock (plus accrued dividends less applicable taxes) for the award under the 2009-2011 long-term incentive plan, in order to encourage even greater alignment of executive incentives with shareholders' long-term interests. The increase in the amount reported under "Nonequity Incentive Plan Compensation" for Ms. Lau for 2010 compared to 2009 reflects the fact that (i) Ms. Lau voluntarily waived a bonus of $753,999 that she earned for 2009 performance under the 2009 annual incentive plan and (ii) the long-term incentive plan award in 2010 (under the 2008-2010 long-term incentive plan and the 2008-2010 supplemental long-term incentive plan) was greater than the long-term incentive plan award in 2009 (under the 2007-2009 long-term incentive plan) because the levels of performance achieved in the 2008-2010 performance period reflected the completion of the bank's multi-year performance improvement initiative. The completion of this initiative in the 2008-2010 performance period also affected the 2010 amount reported under "Nonequity Incentive Plan Compensation" for

  Mr. Richardson and Mr. Schools. Messrs. Ajello, Rosenblum and Wacker did not participate in the long-term incentive plans for either 2007-2009 or 2008-2010 because they joined HEI after the beginning of the applicable performance periods. The change in Ms. Lau's pension value, reported under "Change in Pension Value and Nonqualified Deferred Compensation Earnings," increased in 2010 compared to 2009 due to a decrease in the discount rate used to calculate pension benefits and due to the inclusion of one additional year of service in the calculation of the present value of her pension benefits. The calculation of the present value of pension benefits depends on a number of variables, which may differ significantly for individual named executive officers and which can change year to year depending on the assumptions used. See the additional notes below for further detail on the items reported in the above table.

**
Mr. Ajello joined HEI as Senior Financial Vice President, Treasurer and Chief Financial Officer on January 26, 2009.

***
Mr. Richardson's annualized base salary as of January 1, 2009 of $321,400 was increased to an annualized base salary of $349,000, effective March 2, 2009, to reflect an increase in his responsibilities.

****
Mr. Rosenblum joined Hawaiian Electric Company as President and Chief Executive Officer on January 1, 2009.

*****
Mr. Wacker joined American Savings Bank as President on November 15, 2010. His 2010 annualized base salary was $550,000.

******
Mr. Schools voluntarily resigned from American Savings Bank on September 10, 2010.

(1)
Bonus. Represents bonuses paid in cash that were not awarded under a nonequity incentive plan. Bonuses awarded under nonequity incentive plans are reported under "Nonequity Incentive Plan Compensation." Mr. Wacker received a signing bonus of $550,000 upon his hiring in 2010, which was paid $150,020 in cash and $399,980 in restricted shares.

(2)
Stock Awards. Stock awards represent the opportunity for executives to earn shares of stock over a four-year vesting period or upon achievement of certain performance goals over a three-year period. Stock awards include restricted shares, restricted stock units and performance awards under the long-term incentive plan established during the applicable year to the extent any actual award at the end of the performance period will be payable in stock. The grant date fair value of restricted shares granted to Mr. Wacker in connection with his hiring in 2010 was $399,980. The grant date fair value of the restricted stock units granted to named executive officers in 2010 was: Ms. Lau $541,750; Mr. Ajello $226,000; Mr. Richardson $180,800; and Mr. Rosenblum $226,000. The grant date fair values of the performance awards under the 2010-2012 long-term incentive plan are based upon the probable outcome of the performance conditions as of the grant date, which is assumed to be the target level. The target value of the performance awards under the 2010-2012 long-term incentive plan is: Ms. Lau $1,180,503; Mr. Ajello $371,479; Mr. Richardson $266,915; and Mr. Rosenblum $560,620. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards under the 2010-2012 long-term incentive plan is: Ms. Lau $2,360,964; Mr. Ajello $742,916; Mr. Richardson $533,789; and Mr. Rosenblum $1,121,263. Mr. Schools voluntarily resigned from American Savings Bank in September 2010 and forfeited all stock units and performance awards granted in 2010. For a discussion of the assumptions underlying the amounts set out for the restricted shares, restricted stock units and performance awards, see Note 10 to HEI's Consolidated Financial Statements in HEI's 2010 Form 10-K.

(3)
Nonequity Incentive Plan Compensation. This column includes the following annual incentive awards paid for 2010 performance under HEI's Executive Incentive Compensation Plan (EICP): Ms. Lau $625,202; Mr. Ajello $203,830; Mr. Richardson $166,770; Mr. Rosenblum $282,037; Mr. Wacker $103,851 and Mr. Schools $824,032. Long-term incentive plan awards are generally determined in the first quarter of each year for the three-year cycle ending on December 31 of the previous calendar year. This column also includes the following long-term incentive awards paid for the 2008-2010 performance period: Ms. Lau $1,949,962; Mr. Richardson $396,798 and Mr. Schools $919,410. The 2008-2010 long-term incentive awards were paid 60% in cash and 40% in shares (or 50% in cash and 50% in shares for the supplemental LTIP awards) of HEI Common Stock (based on the average of the high and low sales prices of the stock on the award date).

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the increase in present value of the accrued pension and executive death benefits for each named executive officer from December 31, 2009 to December 31, 2010, December 31, 2008 to December 31, 2009 and December 31, 2007 to December 31, 2008, respectively. This change in present value is not a current cash payment. It represents the change in value of pension and executive death benefits, which are only paid after retirement or death, as applicable. The amounts shown can vary significantly from year to year based upon changes in the factors involved in calculating the present value of accrued pension and executive death benefits. This calculation is affected by changes in years of service, age, salary, discount rates and other actuarial assumptions. In 2010, the discount rate used to calculate the present value of pension benefits decreased from 2009. The discount rate reflects the market rates currently applicable to settling the benefit obligation or the rates of return on high quality fixed income securities at the measurement date. A reduction in the discount rate usually results in a greater present value of pension benefits owed to the named executive officer. For a further discussion of the applicable plans, see the 2010 Pension Benefits table and related notes below.

(5)
All Other Compensation. The following table summarizes the components of "All Other Compensation" paid with respect to 2010:

	Perquisites and Other Personal Benefits
Name	Relocation Expenses ($)	Preferential Mortgage Loan Interest ($)	Other ($)	Payments Received Upon Termination ($)	Contributions to Defined Contribution Plans ($)	Total All Other Compensation ($)
Constance H. Lau	—	23,209	11,199	—	—	34,408
James A. Ajello	4,746	—	20,995	—	—	25,741
Chester A. Richardson	—	—	16,605	—	—	16,605
Richard M. Rosenblum	—	—	26,335	—	—	26,335
Richard F. Wacker	—	—	—	—	—	—
Timothy K. Schools	—	19,785	17,125	92,222	18,620	147,752
  •
  Ms. Lau received the benefit of a preferential mortgage loan interest rate and a club membership. The value of the preferential mortgage loan interest benefit shown above is calculated as the difference between the preferential rate and the market rate at the time the loan was originated.

  •
  Mr. Ajello received $4,746 for expenses for relocating himself and his family to Hawaii from Texas, a club membership and was granted four weeks of vacation.

  •
  Mr. Richardson received a club membership and was granted four weeks of vacation.

  •
  Mr. Rosenblum received a club membership and was granted four weeks of vacation.

  •
  The total value of perquisites and other personal benefits provided by or paid for by HEI was less than $10,000 for Mr. Wacker during 2010 and is not included in the table above.

  •
  Mr. Schools was extended a one-year consulting and transition agreement upon his voluntary resignation from American Savings Bank in September 2010 whereby he would be paid the cash value of 7,000 shares of HEI Common Stock valued on the date of his departure paid in two equal installments. He received the first installment of his consulting fee of $81,113 in 2010. As discussed above under "Compensation Discussion and Analysis—Compensation Elements—What other benefits do named executive officers have?", for purposes of retention of Mr. Schools, who was instrumental to the success of American Savings Bank's performance improvement project, the bank agreed to purchase his residence in Honolulu upon termination of his employment, subject to certain conditions. American Savings Bank purchased the residence in August 2010 in connection with Mr. Schools' September 2010 voluntary resignation. At that time, the home was appraised at $3.376 million. Selling costs including broker's commission totaled $247,891 and Mr. Schools' recognized taxable income from the sale was $11,109. During 2010 he also received the benefit of preferential mortgage loan interest and a club membership and was granted four weeks of vacation. As a participant in the American Savings Bank 401(k) Plan, Mr. Schools received matching contributions of $9,800 for the 2010 plan year and $8,820 for a 3.6% profit sharing contribution for the 2010 plan year. The value of the preferential mortgage loan interest benefit shown above is the difference between the preferential rate and the market rate at the time the loan was first made.

        Additional narrative disclosure about salary, bonus, stock awards, option awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

        The table below shows awards that may be made to the named executive officers under the 2010 annual incentive plan for 2010 performance and under the 2010-2012 long-term incentive plan for performance over the 2010-2012 period. Also shown are the restricted stock unit awards granted under the 1987 Stock Option and Incentive Plan in February 2010 and the restricted shares granted under the 2010 Equity and Incentive Plan in December 2010.

2010 GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units (#) (3)
		Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
									Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Constance H. Lau	2/11/10 EICP	333,498	666,995	1,333,900	—	—	—	—	—
	2/08/10 LTIP				28,517	57,035	114,069	—	1,180,503
	6/09/10 RSU	—	—	—	—	—	—	25,000	541,750
James A. Ajello	2/11/10 EICP	108,025	216,050	432,100	—	—	—	—	—
	2/08/10 LTIP				8,973	17,947	35,893	—	371,478
	5/11/10 RSU	—	—	—	—	—	—	10,000	226,000
Chester A. Richardson	2/11/10 EICP	88,700	177,400	354,800	—	—	—	—	—
	2/08/10 LTIP				6,448	12,895	25,790	—	266,915
	5/11/10 RSU	—	—	—	—	—	—	8,000	180,800
Richard M. Rosenblum	2/11/10 EICP	176,900	353,800	707,600	—	—	—	—	—
	2/08/10 LTIP				13,777	27,553	55,107	—	560,620
	5/11/10 RSU	—	—	—	—	—	—	10,000	226,000
Richard F. Wacker	11/15/10 EICP	28,336	56,672	113,344	—	—	—	—	—
	12/09/10 RS	—	—	—	—	—	—	18,009	399,980
Timothy K. Schools (5)	2/11/10 EICP	222,933	445,867	891,733	—	—	—	—	—
	2/08/10 LTIP				14,516	29,031	58,063	—	—

EICP
Executive Incentive Compensation Plan (annual incentive)
LTIP
Long-Term Incentive Plan (2010-2012 period)
RS
Restricted shares
RSU
Restricted stock unit

(1)
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Includes awards under the 2010 annual incentive plan based on meeting performance goals at threshold, target and maximum levels. See further discussion of the performance goals, award levels and payouts in February 2011 under this plan under "Compensation Elements—What was HEI's 2010 annual incentive plan and were there any payouts under this plan?" in the Compensation Discussion and Analysis above.

(2)
Estimated Future Payouts Under Equity Incentive Plan Awards. Represents shares of stock that may be issued under the 2010-2012 long-term incentive plan based upon the achievement of performance goals at threshold, target and maximum levels and vesting at the end of the three-year performance period. Long-term incentive awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability and retirement, which allow for pro-rata participation based upon completed months of service after a minimum of 12 months of service in the performance period. See further discussion of the features of the awards in the Compensation Discussion and Analysis above.

(3)
All Other Stock Awards: Number of Shares of Stock or Units. Represents restricted shares and the shares underlying restricted stock units awarded in 2010. Restricted shares were awarded to Mr. Wacker as part of his signing bonus. The restricted shares become unrestricted in four equal annual increments on the grant date anniversary and are forfeited to the extent restrictions have not lapsed before a termination of employment during the vesting period, except for a termination due to death or disability or termination without cause, which result in the shares becoming fully vested. Restricted stock units shown in the table contemplate that shares will be issued as unrestricted stock four years after the date of the grant if the awardee has remained with the Company until that time. The restricted stock unit awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which result in monthly pro-rata vesting of these awards. The primary purpose of the restricted shares and restricted stock unit awards is retention and there are no conditions to vesting other than expiration of the applicable vesting period. Dividends on restricted shares are paid quarterly in cash. Dividend equivalent rights are accrued quarterly and are paid in cash at the end of the restriction period when the restricted stock units vest.

(4)
Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2010-2012 long-term incentive plan are estimated in accordance with the fair-value based measurement of accounting, as described in Financial Accounting Standards Board Accounting Standards Codification Topic 718 based upon the probable outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance shares contained in Note 10 (Share-based compensation) to HEI's Consolidated Financial Statements in HEI's 2010 Form 10-K. Grant date fair value for restricted shares and restricted stock units is based on the average of the high and low sales prices of HEI Common Stock on the New York Stock Exchange on the date of the grant of the award.

(5)
Mr. Schools voluntarily resigned from American Savings Bank in September 2010 and forfeited all participation in the 2010 awards.

 Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards						Stock Awards
									Equity Incentive Plan Awards
										Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)
									Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
		Number of Securities Underlying Unexercised Options					Shares or Units of Stock That Have Not Vested (1)
					Option Exercise Price ($)	Option Expira- tion Date
Name	Grant Year	Exer- ciseable (#)	Unexer- ciseable (#)				Number (#)	Market Value ($) (2)
Constance H. Lau	2002	50,000	—	—	21.68	4/22/12	—	—	—	—
	2002 DE	7,985	—	—	—	4/22/12	—	—	—	—
	2003	50,000	—	—	20.49	4/21/13	—	—	—	—
	2003 DE	4,790	—	—	—	4/21/13	—	—	—	—
	2004	50,000	—	—	26.02	4/19/14	—	—	—	—
	2004 DE	1,831	—	—	—	4/19/14	—	—	—	—
	2005	50,000	—	—	26.18	4/07/15	—	—	—	—
	2007	—	—	—	—	—	16,000	364,640	—	—
	2008	—	—	—	—	—	8,000	182,320	—	—
	2009	—	—	—	—	—	34,500	786,255	12,723	289,957
	2010	—	—	—	—	—	25,000	569,750	57,035	1,299,828

	Total	214,606	—	—	—	—	83,500	1,902,965	69,758	1,589,785

James A. Ajello	2009	—	—	—	—	—	9,000	205,110	3,892	88,699
	2010	—	—	—	—	—	10,000	227,900	17,947	409,012

	Total	—	—	—	—	—	19,000	433,010	21,839	497,711

Chester A. Richardson	2007	—	—	—	—	—	3,000	68,370	—	—
	2008	—	—	—	—	—	1,500	34,185	—	—
	2009	—	—	—	—	—	2,500	56,975	2,649	60,371
	2010	—	—	—	—	—	8,000	182,320	12,895	293,877

	Total	—	—	—	—	—	15,000	341,850	15,544	354,248

Richard M. Rosenblum	2009	—	—	—	—	—	11,000	250,690	6,147	140,090
	2010	—	—	—	—	—	10,000	227,900	27,553	627,933

	Total	—	—	—	—	—	21,000	478,590	33,700	768,023

Richard F. Wacker	2010	—	—	—	—	—	18,009	410,425	—	—

	Total	—	—	—	—	—	18,009	410,425	—	—

Timothy K. Schools	—	—	—	—	—	—	—	—	—	—

	Total	—	—	—	—	—	—	—	—	—

DE
Dividend equivalents

All information presented has been adjusted for the 2-for-1 stock split in June 2004.

(1)
Shares or Units of Stock that Have Not Vested. The 2007 restricted stock awards become unrestricted on April 12, 2011 for Ms. Lau and on December 11, 2011 for Mr. Richardson. The 2008 restricted stock awards become unrestricted on April 15, 2012. The 2009 restricted stock unit awards become unrestricted on February 20, 2013. The 2010 restricted stock unit awards become unrestricted on June 9, 2014 for Ms. Lau and on May 11, 2014 for Messrs. Ajello, Richardson and Rosenblum. The 2010 restricted shares award to Mr. Wacker becomes unrestricted in equal annual increments on the grant date anniversary of December 9 over the four year period beginning December 9, 2010.

(2)
Market Value. Market value is based upon the closing price of HEI Common Stock on the New York Stock Exchange of $22.79 as of December 31, 2010.

(3)
Number of Unearned Shares, Units or Other Rights that Have Not Vested. Represents shares of HEI Common Stock that would be issued under the 2009-2011 and 2010-2012 long-term incentive plans based upon the achievement of performance goals at the threshold level for the 2009-2011 plan and at the target level for the 2010-2012 plan at the end of the three-year performance periods.

Option Exercises and Stock Vested

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Constance H. Lau	100,581	(1)	838,170	31,000	(2)	718,115
James A. Ajello	—		—	—		—
Chester A. Richardson	—		—	—		—
Richard M. Rosenblum	—		—	—		—
Richard F. Wacker	—		—	—		—
Timothy K. Schools	—		—	—		—

(1)
The options exercised by Ms. Lau were granted on April 24, 2000 and April 23, 2001 with exercise prices of $14.74 and $17.96, respectively.

(2)
Represents the vesting on May 13, 2010 of restricted stock issued on April 13, 2006.

Pension Benefits

        The table below shows the present value as of December 31, 2010 of accumulated benefits for each of the named executive officers and the number of years of service credited to each such executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality rate and other assumptions described below, which are consistent with those used in HEI's financial statements (see Note 9 to HEI's Consolidated Financial Statements in HEI's 2010 Form 10-K):

2010 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (6)	Payments During the Last Fiscal Year ($)
Constance H. Lau	HEI Retirement Plan (1)	19.8	1,353,370	—
	American Savings Bank Retirement Plan (2)	6.4	163,253	—
	HEI Supplemental Executive Retirement Plan (3)	24.3	6,980,440	—
	HEI Excess Pay Plan (4)	2.0	370,688	—
	HEI Executive Death Benefit (5)	—	415,511
James A. Ajello	HEI Retirement Plan (1)	1.9	138,384	—
	HEI Excess Pay Plan (4)	1.9	105,024	—
	HEI Executive Death Benefit (5)	—	94,269	—
Chester A. Richardson	HEI Retirement Plan (1)	3.3	213,004	—
	HEI Excess Pay Plan (4)	3.3	87,763
	HEI Executive Death Benefit (5)	—	145,772	—
Richard M. Rosenblum	HEI Retirement Plan (1)	2.0	133,097	—
	HEI Excess Pay Plan (4)	4.0	436,498	—
	HEI Executive Death Benefit (5)	—	145,695	—
Timothy K. Schools (7)	—	—	—	—
Richard F. Wacker (8)	—	—	—	—

(1)
Normal retirement benefits under the HEI Retirement Plan are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Pay (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI or other participating companies (Hawaiian Electric Company, Maui Electric Company and Hawaii Electric Light Company). Additional credited service of up to eight months is used to calculate benefits for participants who retire at age 55 or later with respect to unused sick leave from the current year and prior two years. Credited service is also granted to disabled participants who are vested at the time of disability for the period of disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Other actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $50,000 with the remaining benefit payable as an annuity. At early retirement, the single sum distribution option is not actuarially equivalent to the other forms of benefit. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet the age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued or earned benefits are not reduced for eligible employees who retire at age 60 and above. Subject to the collective bargaining process, HEI has amended the HEI Retirement Plan to reduce the early retirement subsidies for benefits accrued after January 31, 2011. The retirement benefits, including the early retirement subsidies, accrued by all participants through January 31, 2011, will remain unchanged. These amendments do not apply to participants who had attained age 45 and were fully vested in their retirement benefits as of January 31, 2011. (Generally, a participant becomes fully vested after completing five years of employment with HEI or its subsidiaries.) Under the amended plan, early retirement subsidies are reduced for participants who retire prior to age 62 and are eliminated for participants who retire prior to age 55. For retirements between the ages of 55 and 61, there will be a 3% reduction for each year prior to age 62. For retirements prior to age 55, no subsidy will be available. A participant retiring after age 50 and before age 55 will receive the actuarial equivalent of the age 65 benefit. Ms. Lau is eligible for early retirement benefits under the HEI Retirement Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Retirement Plan and have no vested interest in the amounts reported above because none of them have satisfied the five-year minimum service requirement.

(2)
Future benefit accruals for all participants under the American Savings Bank Retirement Plan were frozen effective December 31, 2007. Credited service and compensation after December 31, 2007 will not be recognized in calculating retirement benefits under the American Savings Bank Retirement Plan. Normal retirement benefits under the frozen American Savings Bank Retirement Plan are calculated based on a formula of 1.5% × Credited Service to December 31, 2007 (maximum 35 years) × Final Average Compensation at December 31, 2007 (averaged over the highest paying five consecutive calendar years out of the last ten calendar years prior to 2008). Compensation is primarily gross earnings but excludes commissions, stock options and other equity compensation, long-term incentive plan payments, deferrals to and distributions from the American Savings Bank Select Deferred Compensation Plan and other "fringe benefits" as defined in the American Savings Bank Retirement Plan. Early retirement benefits are available for participants who meet the age and service requirements at ages 55-64, with a minimum of 10 years of service. Early retirement benefits are reduced for participants who retire prior to age 65, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage which ranges from 59.8% for early retirement at age 55 to 2% at age 64. Ms. Lau is a participant in the frozen American Savings Bank Retirement Plan. At the time of her promotion to HEI President and Chief Executive Officer on May 2, 2006, her credited service under the American Savings Bank Retirement Plan was frozen and she resumed participation in the HEI Retirement Plan. Ms. Lau is eligible for early retirement under the American Savings Bank Retirement Plan. Messrs. Schools and Wacker were not participants in the plan at the time it was frozen and are not entitled to any benefits under this plan.

(3)
The HEI Supplemental Executive Retirement Plan was frozen effective December 31, 2008. Benefits under the HEI Supplemental Executive Retirement Plan are determined based on a formula of 2.04% × Credited Service to December 31, 2008 (maximum 60%) × Final Average Compensation at December 31, 2008 (average monthly base salary plus annual executive incentive awards for the three highest calendar years out of the last sixty months prior to 2009). Benefits are reduced by benefits payable by the HEI Retirement Plan, American Savings Bank Retirement Plan, American Savings Bank Supplemental Executive Retirement,

  Disability and Death Benefit Plan and social security. Early retirement and death benefits similar to those available under the HEI Retirement Plan are available under the HEI Supplemental Executive Retirement Plan. Ms. Lau is eligible for early retirement benefits under the HEI Supplemental Executive Retirement Plan based on 26 years and 3 months of actual service with all HEI affiliated companies as of December 31, 2010. Upon her retirement, Ms. Lau's benefits from this plan will be based upon benefits earned through December 31, 2008.

(4)
Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($245,000 in 2010 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $195,000 in 2010 as indexed for inflation, or the participant's highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan. As of December 31, 2010, all of the named executive officers except for Messrs. Wacker and Schools were participants in the plan. Ms. Lau became a participant in this plan effective January 1, 2009. On November 16, 2009, the HEI Board approved an Addendum to the HEI Excess Pay Plan that granted Mr. Rosenblum an additional two years of service and two years added to his age to be applied in the calculation of his benefit under the HEI Excess Pay Plan. Ms. Lau is eligible for early retirement benefits under the HEI Excess Pay Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Excess Pay Plan and have no vested interest in the amounts reported above because none of them have satisfied the five-year minimum service requirement.

(5)
Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan provides death benefits equal to two times the executive's base salary if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive's base salary if the executive dies following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. The Executive Death Benefit Plan of HEI and Participating Subsidiaries was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits including the grossed up amount will be paid based on salaries as of September 9, 2009. Benefits payable to the beneficiaries of Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are equal to two times the respective executive's base salary as of September 9, 2009 if the executive dies while actively employed, or if the executive has become disabled and dies prior to age 65.

(6)
The present value of accumulated benefits for the named executive officers included in the 2010 Pension Benefits table was determined based on the following:

  Methodology: The present values are calculated as of December 31, 2010 based on the credited service and pay of the named executive officer as of such date (or the date of benefit freeze, if earlier).

  Assumptions:

  a.
  Discount Rate—The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 5.68% for retirement benefits and 5.60% for executive death benefits as of December 31, 2010.

  b.
  Mortality Table—The RP-2000 Mortality Table (separate male and female rates) projected to the date of determination with Scale AA is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

  c.
  Retirement Age—A named executive officer included in the table is assumed to remain in active employment until, and assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2010.

  d.
  Pre-Retirement Decrements—Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

  e.
  Unused Sick Leave—Each named executive officer who participates in the HEI Retirement Plan is assumed to have accumulated 1,160 unused sick leave hours at retirement age.

(7)
Mr. Schools resigned from his employment with American Savings Bank in September 2010. He previously received a payout of the present value of his vested benefits in February 2009 and has no further rights in any of the plans described in the above 2010 Pension Benefits Table.

(8)
Mr. Wacker is not eligible to participate in any of the plans described in the above 2010 Pension Benefits table.

Nonqualified Deferred Compensation

2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constance H. Lau (1)	—	—	28,183	—	244,722
James A. Ajello	—	—	—	—	—
Chester A. Richardson	—	—	—	—	—
Richard M. Rosenblum	—	—	—	—	—
Richard F. Wacker	—	—	—	—	—
Timothy K. Schools	—	—	—	—	—

(1)
While employed by American Savings Bank, Ms. Lau was eligible to defer compensation under the American Savings Bank Select Deferred Compensation Plan, a contributory nonqualified deferred compensation plan. She elected to defer $100,000 each year from bonuses awarded to her in 2004 and 2005. These amounts are reflected in the "Aggregate Balance at Last FYE" column of the 2010 Nonqualified Deferred Compensation table above and were previously reported as compensation to Ms. Lau in the 2004 and 2005 Summary Compensation Tables in the proxy statements for the applicable years. Since 2008 she no longer earns any compensation from American Savings Bank that could be deferred to the plan. The American Savings Bank Deferred Compensation Plan allows a select group of American Savings Bank management employees to defer up to 100% of current salary, bonus or commissions. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2010 Summary Compensation Table above. Under the plan, a participant can receive an interim distribution of his or her account while actively employed, but no earlier than the first day of the fourth plan year following the effective date of the initial election to defer. A participant may also request a withdrawal of a certain portion of his or her account to the extent needed to satisfy an unforeseeable emergency, subject to approval by the Total Compensation Administrative Committee, which is composed of members of senior management of American Savings Bank. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement). Upon disability or separation from service other than retirement, the entire account of the participant will be paid out in one lump sum, generally within 30 days according to the participant's distribution elections for each year of deferral. A participant's elections can provide for payment either in a lump sum or in substantially equal annual payments spread over a period not to exceed 15 years. Ms. Lau has elected to take distributions upon retirement in 15 annual payments with respect to her current balances.

 Potential Payments Upon Termination or Change in Control

        The table below shows the amount of potential payments to each named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and a qualifying termination following a change in control, assuming termination occurred on December 31, 2010. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.

2010 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/10 ($) (1)	Voluntary Termination on 12/31/10 ($) (2)	Termination for Cause on 12/31/10 ($) (3)	Termination without Cause on 12/31/10 ($) (4)	Qualifying Termination after Change in Control on 12/31/10 ($) (5)
Constance H. Lau
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	1,252,099	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	464,346	—	—	461,498	—
Preferential Mortgage Loan Interest (9)	168,753	—	—	—	—
Change-in-Control Agreement	—	—	—	—	5,341,338

TOTAL	1,885,198	—	—	461,498	5,341,338

James A. Ajello
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	442,000	—
Change-in-Control Agreement	—	—	—	—	2,477,091

TOTAL	—	—	—	442,000	2,477,091

Chester A. Richardson
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	76,099	—
Change-in-Control Agreement	—	—	—	—	1,289,045

TOTAL	—	—	—	76,099	1,289,045

Name/ Benefit Plan or Program	Retirement on 12/31/10 ($) (1)	Voluntary Termination on 12/31/10 ($) (2)	Termination for Cause on 12/31/10 ($) (3)	Termination without Cause on 12/31/10 ($) (4)	Qualifying Termination after Change in Control on 12/31/10 ($) (5)
Richard M. Rosenblum
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	587,000	—
Change-in-Control Agreement	—	—	—	—	2,491,646

TOTAL	—	—	—	587,000	2,491,646

Richard F. Wacker
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	410,425	410,425
Change-in-Control Agreement	—	—	—	—	—

TOTAL	—	—	—	410,425	410,425

Mr. Schools received no benefits under his change-in-control agreement upon his departure from the Company in September 2010.

Note: All stock-based award amounts were valued using the 2010 year-end closing price of HEI Common Stock of $22.79 per share. Other benefits that are available to all employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

(1)
Retirement Payments & Benefits.    Only Ms. Lau was eligible for early retirement as of December 31, 2010 and accordingly no amounts are shown in this column for any other named executive officer. Amounts in this column also do not include amounts payable to Ms. Lau under the 2010 executive incentive compensation plan or the 2008-2010 long term incentive plan or supplemental long-term incentive plan because those amounts would have vested without regard to retirement since December 31, 2010 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan benefits under all termination scenarios. See the 2010 Pension Benefits table above.

(2)
Voluntary Termination Payment & Benefits.    If a named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. Unless otherwise provided in a separate agreement, voluntary termination results in the forfeiture of the unvested portion of all awards of restricted stock, restricted shares and restricted stock units, whether made under the 1987 Stock Option and Incentive Plan (SOIP) (under which no new awards may be made) or under the 2010 Equity and Incentive Plan (EIP), and participation in incentive plans. In the case of awards of nonqualified stock options and stock appreciation rights and related dividend equivalents, whether awarded under the SOIP or EIP, the executive has one year in which to exercise from the date of termination. The executive's participation in the change-in-control agreement would also end. Amounts in this column also do not include amounts payable under the 2010 executive incentive compensation plan or the 2008-2010 long term incentive plan or supplemental long-term incentive plan because those amounts would have vested without regard to voluntary termination since December 31, 2010 was the end of the applicable performance periods.

(3)
Termination for Cause Payments and Benefits.    If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. "Cause" generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the SOIP and EIP, has the meaning set forth in those Plans. Unless otherwise provided in a separate agreement, termination for cause results in the forfeiture of all vested but unexercised nonqualified stock options and stock appreciation rights and related dividend equivalents, the unvested portion of all awards of restricted stock, restricted shares and restricted stock units, whether awarded under the SOIP or EIP, and participation in incentive plans. The executive's participation in the change-in-control agreement would also end and the executive's benefit from the nonqualified retirement plans would be forfeited.

(4)
Termination without Cause Payments and Benefits.    If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. Unless otherwise provided in a separate agreement, termination without cause results in the pro-rata vesting of restricted stock awarded under the SOIP (based on service to date compared to original vesting period) and forfeiture of the unvested portion of all restricted stock units and restricted shares, whether awarded under the SOIP or EIP. In the case of nonqualified stock options and stock appreciation rights and related dividend equivalents, whether awarded under the SOIP or EIP, the executive has one year in which to exercise from the date of termination. Mr. Wacker's restricted shares will fully vest upon a termination without cause as provided under the terms of his employment agreement. As discussed in note 5 below, different benefits would be payable to the named executive officers if their termination without cause were to follow a change in control under the terms of their change-in-control agreements.

(5)
Change-in-Control Payments and Benefits.    Ms. Lau and Messrs. Ajello, Richardson, Rosenblum and Wacker have change-in-control agreements. No amount is shown in this column for Mr. Wacker, however, because he did not enter into a change-in-control agreement until 2011.

  "Change in control" generally means a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following the consummation of a merger, tender offer or similar transaction. Mr. Rosenblum's and Mr. Wacker's change-in-control agreements define "change in control" to also mean a sale of (or equivalent transaction involving) Hawaiian Electric Company or American Savings Bank, respectively. The aggregate payments under the agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no excise tax gross ups provided for in the agreements. The change-in-control agreements are also double trigger, meaning that severance payments are made only if a change in control occurs and the named executive officer also loses his or her job under the qualifying circumstances described in his or her change-in-control agreement. Ms. Lau has a lump sum severance multiplier of three times and Messrs. Ajello, Richardson, Rosenblum and Wacker have a lump sum severance multiplier of two times applied to the sum of the executive's base salary and annual bonus (determined to be the greater of the current target bonus or the largest actual bonus during the preceding three years).

  In addition, under the change-in-control agreements executives would receive continued life, disability, dental, accident and health insurance benefits for the severance period (i.e., the number of years equal to the applicable severance multiplier). Executives would receive a lump sum payment equal to the present value of the additional benefit the executives would have earned under their respective retirement and savings plans during the severance period. Executives would also receive the greater of current target or actual projected short- and long-term incentive bonuses, prorated if termination occurs during the first half of the applicable performance period and the full aggregate value if termination occurs after the end of the first half of the applicable performance period. Any unvested restricted stock and restricted stock units awarded under the SOIP will become vested and free of restrictions upon a change in control. For restricted shares, restricted stock units, nonqualified stock options and stock appreciation rights awarded under the EIP, in the event of a change in control either (i) the acquiring entity shall assume all outstanding awards or substitute similar awards for all outstanding awards or (ii) all outstanding awards shall become fully vested and, if applicable, exercisable. For the named executive officers who are eligible to participate in the HEI Retirement Plan, additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Executives would receive financial, tax planning and outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during the six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor ("rabbi") trust.

  Other compensation benefits are provided to the executives upon a change in control as described below. All the foregoing benefit amounts are included in this column but the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code with respect to each named executive officer.

(6)
Executive Incentive Compensation Plan.    Upon death, disability or retirement, executives continue to participate in the annual incentive compensation plan on a pro-rata basis if the executive has served a minimum of nine months during the annual performance period, with payment to be made at the end of the annual incentive plan cycle if the applicable performance goals are achieved, using the executive's annual base salary at the time of termination. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued annual incentive award. Annual incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(7)
Long-Term Incentive Plan.    Upon death, disability or retirement, executives continue to participate in each on-going long-term incentive plan cycle on a pro-rata basis if the executive has served a minimum of twelve months during the three-year performance period, with payment to be made at the end of the three-year cycle if performance goals are achieved, using the executive's annual base salary at the time of termination. The amounts shown in this column are estimates at target range for goals achievable for all applicable plan years, prorated based upon service through December 31, 2010; actual payouts will depend upon performance achieved at the end of the plan cycle. In termination scenarios other than a change in control, participants who terminate during the plan cycle for reasons other than death, disability or retirement forfeit any accrued long-term incentive award. Long-term incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(8)
Restricted Shares, Restricted Stock and Restricted Stock Unit Awards.    For restricted share awards, unless otherwise provided in a separate agreement, termination without cause results in the forfeiture of the unvested portion of such awards and termination due to death or disability results in pro-rata vesting of restrictions based on lapse of time (based on service to date compared to the original vesting period). The effect of a change in control on restricted share awards is described in footnote 5 above. Restricted stock vests on a pro-rata basis (based on service to date compared to the original vesting period) upon termination without cause and becomes fully vested upon a change in control. For all other termination events, the unvested restricted stock is forfeited. Upon termination due to death, disability or retirement, restricted stock units awarded under the SOIP vest on a pro-rata basis (based on completed quarters of service over the original vesting period) and restricted stock units awarded under the EIP vest (i) based on actual performance if the restrictions are performance-based and (ii) on a pro-rata basis if the restrictions are based on lapse of time (based on service to date compared to the original vesting period). The effect of a change in control on restricted stock units awarded under the EIP is described in footnote 5 above. All other termination events result in the forfeiture of the unvested restricted stock units, whether awarded under the SOIP or the EIP. The amount shown is based on the 2010 year-end closing price of vested shares. The vesting of restricted shares, restricted stock and restricted stock units and severance payments in the event of a change in control are described in footnote 5 above and have been quantified as part of the Change-in-Control Agreement payment in the table above.

(9)
Preferential Mortgage Loan Interest.    Upon retirement, the preferential interest rates for Ms. Lau continue until her loan matures and is paid off. The present value of her preferential rate mortgage loan for 2010 (calculated as the difference between the preferential rate and the market rate of interest at the time the loan was originated) is reflected in the "Retirement on 12/31/10" column of the table above. The present value is the total estimated annual preferential loan interest benefit assuming current market rates, discounted at 5.625% as of December 31, 2010. In termination scenarios other than retirement, the interest rate would reset to the market rate at the time the loan was originally funded or, if applicable, the market rate in effect at the later of the time when the loan was last refinanced or modified in interest rate or term.

(10)
Special Arrangements.    As part of their employment offers, Messrs. Ajello and Rosenblum have special severance agreements where in the event that their employment is terminated without cause on or before the third anniversary of their date of hire (January 26, 2009 in the case of Mr. Ajello and January 1, 2009 in the case of Mr. Rosenblum), they would be paid a declining portion of their annual base salary and any target bonus amount for the Executive Incentive Compensation Plan. If their employment is terminated before their third anniversary of employment, they will receive 6 months of salary and any target annual bonus. Any limitations on the amount of severance under the HEI Severance Pay Plan would not apply. After their third year of employment, they will be eligible for severance under the standard terms of the Severance Pay Plan.

 Stock Ownership Information

Security Ownership of Certain Beneficial Owners

        The table below shows the number of shares of HEI Common Stock beneficially owned as of February 8, 2011 (or such other date as indicated below) by (a) each person known by HEI to own beneficially more than five percent of the outstanding shares of HEI Common Stock, (b) each director who is a current director or served as a director during any part of 2010, each nominee for director and each named executive officer (as listed in the 2010 Summary Compensation Table above) and (c) all directors and executive officers as a group, based in part on information furnished by the respective shareholders. No HEI directors, executive officers or named executive officers own any shares of Preferred Stock of HEI's wholly owned subsidiary, Hawaiian Electric Company.

Amount and Nature of Beneficial Ownership of HEI Common Stock

Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Stock Options/ Restricted Stock and RSUs (4)	Total	Percent of Class

Nonemployee directors
Don E. Carroll	26,130	—	—	—	26,130	*
Shirley J. Daniel	16,535	—	—	—	16,535	*
Thomas B. Fargo	14,612	—	—	—	14,612	*
Richard W. Gushman, II (5)	16,003	—	—	—	16,003	*
Victor H. Li	5,851	12,097	558	—	18,505	*
A. Maurice Myers	39,481	—	—	—	39,481	*
Diane J. Plotts (5)	18,680	—	—	—	18,680	*
James K. Scott	22,864	—	—	—	22,864	*
Kelvin H. Taketa	23,122	—	—	—	23,122	*
Barry K. Taniguchi	—	23,727	—	—	23,727	*
Jeffrey N. Watanabe	33,449	—	4	—	33,453	*
Nonemployee director nominees
Peggy Y. Fowler	—	1,934	—	—	1,934	*
Keith P. Russell	1,000	—	—	—	1,000	*
Employee director and Named Executive Officer
Constance H. Lau	226,065	—	7,617	139,860	372,112	*
Other Named Executive Officers
James A. Ajello	2,000	—	—	—	2,000	*
Chester A. Richardson	14,366	—	3,036	—	17,402	*
Richard M. Rosenblum	700	—	—	—	700	*
Timothy K. Schools (5)	15,338	—	—	—	15,338	*
Richard F. Wacker	18,009	—	—	—	18,009	*
All directors and executive officers as a group (16 persons)	444,183	37,758	11,214	139,860	633,015	*

(1)
Includes the following shares held as of February 8, 2011 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 83 shares for Ms. Lau and 245 shares for Mr. Richardson and 328 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date. Also includes the following unvested restricted shares over which the holders have sole voting but no investment power until the restrictions lapse: approximately 24,000 shares for Ms. Lau, 4,500 shares for Mr. Richardson, 18,009 shares for Mr. Wacker, and 46,509 shares for all directors and executive officers as a group.

(2)
Shares registered in name of the individual and spouse.

(3)
Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims personal interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 8, 2011 pursuant to (i) stock options and related dividend equivalent rights thereon and (ii) restricted stock units upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group, but are not deemed to be outstanding as to any other person. This column does not include any shares subject to stock appreciation rights and the related dividend equivalent rights held by Ms. Lau. As of February 8, 2011, Ms. Lau held a total of 100,000 stock appreciation rights (granted in 2004 and 2005) and 1,831 dividend equivalent rights, which have vested as of February 8, 2011 or will vest within 60 days after February 8, 2011. Upon exercise of a stock appreciation right, the holder will receive the number of shares of HEI Common Stock that has a total value equivalent to the difference between the exercise price of the stock appreciation right and the fair market value of HEI Common Stock on the date of exercise, which is defined in the grant agreement as the average of the high and low sales prices on the NYSE on that date. As of February 8, 2011, the fair market value of HEI Common Stock as defined in the grant agreement was $25.08 per share, which is lower than the exercise price of all of the stock appreciation rights held by Ms. Lau on February 8, 2011. Thus, as of February 8, 2011, no shares would be issuable under these stock appreciation rights. If the market value of HEI Common Stock increases to a sufficient level (above $26.02 in the case of stock appreciation rights granted in 2004 and above $26.18 in the case of stock appreciation rights granted in 2005), then shares could be issued under these stock appreciation rights within 60 days after February 8, 2011, but the number of shares that could be acquired in such event cannot be determined because it would depend on the fair market value of HEI Common Stock, as defined in the grant agreement, on the date of exercise. No nonemployee director or other current or former executive officers have received any stock appreciation rights.

(5)
Mr. Gushman resigned as of September 30, 2010, Ms. Plotts retired on May 11, 2010 and Mr. Schools resigned as of September 10, 2010.

*
As of February 8, 2011, the directors and executive officers of HEI as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

Does HEI have stock ownership and retention guidelines for directors and officers and does it have a policy regarding hedging the risk of ownership?

        In 2003, the Board adopted stock ownership and retention guidelines for HEI's directors, executive officers and controller. Each officer and director subject to the guidelines has until January 1 of the year following the fifth anniversary of the later of (i) amendment to the guidelines affecting his or her specified level of stock ownership or (ii) his or her first becoming subject to the guidelines to achieve the specified level of stock ownership (compliance date). In 2009, the Board increased the specified level of stock ownership guidelines for the HEI President and Chief Executive Officer to five times (from two and a half times) her base salary. In December 2010, the Board increased the stock ownership guidelines for the HEI named executive officers (other than the HEI President and Chief Executive Officer) to two times (from one and one-half times) their respective base salaries. In addition, the Board increased the Chairman of the Board's stock ownership level from one times his annual cash retainer to two times. For other directors, stock ownership guideline targets are five times their annual Board and Board committee cash retainer. As of January 1, 2011, each director who has reached his or her initial compliance date had achieved his or her stock ownership target. Ms. Lau's initial compliance date is January 1, 2015; however, she has already reached the specified level of stock ownership for her position. The initial compliance date for Messrs. Ajello, Richardson, Rosenblum and Wacker is January 1, 2016.

        Prior to his or her initial compliance date, directors and officers subject to the stock ownership and retention guidelines must observe the following stock retention requirements: (i) HEI directors must retain all shares received under their annual stock retainer and (ii) HEI and subsidiary officers subject to the guidelines must retain all shares received in payout under the Long-Term Incentive Plan and 20% of shares received through the exercise of nonqualified stock options or stock appreciation rights or through the vesting of restricted stock or restricted stock units. The Compensation Committee has the authority to approve temporary hardship exceptions to these retention requirements.

        The Company's Insider Trading Policy prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such persons' securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on Company securities, making short sales in Company securities, holding Company securities in margin accounts or pledging Company securities.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires HEI's executive officers, controller, directors and persons who own more than ten percent of a registered class of HEI's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Such reporting persons are also required by SEC regulations to furnish HEI with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it, or written representations from some of those persons that no Forms 5 were required from such persons, HEI believes that each of the persons required to comply with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with regard to HEI, including its executive officers, directors and persons who own more than ten percent of a registered class of HEI's equity securities, complied with such reporting requirements for 2010, except for David M. Kostecki, HEI Vice President, Controller and Chief Accounting Officer, who inadvertently failed to report one transaction in a timely fashion, and Constance H. Lau, HEI President and Chief Executive Officer, who inadvertently failed to report in a timely fashion one transaction wherein she became a beneficiary of a trust. These reports have now been filed.

 Other Relationships and Related Person Transactions

Does HEI have a written related person transaction policy?

        The Board of Directors has adopted a written related person transaction policy that is specifically incorporated in HEI's Corporate Code of Conduct. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the Board, acting through the Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI's Corporate Code of Conduct.

Are there any family relationships between any HEI executive officer, director and nominee for director?

        There are no family relationships between any HEI executive officer, director or nominee for director.

Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?

        There are no such arrangements or understandings.

 Are there any related person transactions with HEI or its subsidiaries?

        HEI's subsidiary, American Savings Bank, no longer extends preferential rate loans to its directors and employees. Effective June 30, 2006, preferential rate loans that had already been extended to certain American Savings Bank directors who are also HEI directors were grandfathered and no future preferential rate loans to directors are allowed. Effective July 1, 2009, preferential rate loans that had already been extended to employees were grandfathered and no future preferential rate loans to employees are allowed.

        The table below shows the grandfathered preferential rate loans to the directors and officers listed below. Each loan was made in accordance with Regulation O of the Federal Reserve Board regarding loans to insiders. As of January 2011, all nonemployee directors had either paid off their loans or refinanced their loans at market rates.

Name	Largest Principal Amount Outstanding During 2010	Principal Amount Outstanding on 2/8/11	Amount of Principal Paid in 2010		Amount of Interest Paid in 2010	Type of Transaction	Average Interest Rate Charged (1)
Shirley J. Daniel	1,374,941	1,340,794	31,406		54,529	First Mortgage	4.000%
Richard W. Gushman, II	1,682,123	—	1,686,260		44,513	First Mortgage	3.250%
Constance H. Lau	726,046	701,330	24,662		18,817	First Mortgage	2.625%
Constance H. Lau	26,442	—	26,723		667	Second Mortgage	3.125%
Diane J. Plotts	395,802	279,391	115,471		8,051	First Mortgage	2.625%
Timothy K. Schools	2,908,000	—	2,908,000	(2)	126,130	First Mortgage	6.375%
Jeffrey N. Watanabe	482,544	462,646	18,175		17,817	First Mortgage	3.750%

(1)
The first mortgage rate is based on American Savings Bank's policy for employees and directors at the time the loan was made using a formula of .50% premium above the cost of funds or .50% premium above the Applicable Federal Rate established by the Internal Revenue Service, whichever is greater, except for Mr. Schools. Mr. Schools' first mortgage rate was 1.00% below the market rate at the time the loan was made. The second mortgage rate uses the same formula with a premium of 1.00%.

(2)
Interest-only for 10 years. The loan was paid in full in August 2010.

        American Savings Bank has made other loans and extensions of credit to directors and executive officers, members of their immediate families and entities with which the foregoing are affiliated. These loans and extensions of credit were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

        As described above under "Compensation Discussion and Analysis—Compensation Elements—What other benefits do named executive officers have?" and "Executive Compensation—Summary Compensation Table," in August 2010 American Saving Bank purchased the Honolulu home of Mr. Schools, who voluntarily resigned from his position as President of the bank in September 2010. American Savings Bank had agreed, for purposes of retention of Mr. Schools, who was instrumental to the success of the bank's performance improvement project, to purchase his home at his original purchase price of $3.635 million less normal selling costs borne by the seller on or before the earlier of June 30, 2011 or his termination as an employee of American Savings Bank, provided that Mr. Schools remained employed as President of American Savings Bank through yearend 2010 or such earlier date as the Company determined in its sole discretion. Upon his termination, the home was appraised at $3.376 million. Selling costs including broker's commission totaled $247,891 and Mr. Schools' recognized taxable income from the sale was $11,109.

 Compensation Committee Interlocks and Insider Participation

        Don E. Carroll, Thomas B. Fargo, Victor H. Li, A. Maurice Myers and Diane J. Plotts were members of the HEI Compensation Committee during 2010. Admiral Fargo served as Compensation Committee Chairperson.

        Ms. Plotts has had the benefit of the preferential rate loan described above. She retired as an HEI director at the 2010 Annual Meeting of Shareholders.

 Audit Committee Report

        The Audit Committee is responsible for providing independent, objective oversight of HEI's accounting functions and internal controls. It operates and acts under a written charter, which was adopted and approved by the committee and the HEI Board of Directors. The Board has determined that the three directors on the Audit Committee (Dr. Daniel and Messrs. Scott and Taniguchi) meet the independence and other qualification requirements of the New York Stock Exchange Listed Company Manual and applicable securities laws. Dr. Daniel and Messrs. Scott and Taniguchi have been determined by the Board of Directors to be the "audit committee financial experts" on the Audit Committee. In addition, the Audit Committee has authority to retain its own independent legal counsel and accounting advisers at HEI's expense.

        The Audit Committee assists the Board with its financial and risk oversight responsibilities. Management has the primary responsibility for HEI's consolidated financial statements and reporting process, including the systems of internal control. The independent registered public accounting firm has the responsibility for the independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.

Auditors' Fees

        The following table sets forth the fees paid or payable to PricewaterhouseCoopers LLP (PwC), the Company's independent registered public accounting firm for 2010, relating to the audit of the 2010 consolidated financial statements and fees for other professional services billed in 2010 with comparative amounts for 2009 that were paid to KMPG LLP (KPMG), HEI's former principal independent registered public accounting firm:

	2010		2009
	Fees	%	Fees	%
Audit fees (principally consisted of fees associated with the audit of HEI's, Hawaiian Electric Company's and American Savings Bank's consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,750,000	81.1	$1,652,000	94.3
Audit-related fees (principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans)	110,000	5.1	82,000	4.7
Tax fees (tax compliance services with respect to federal and state taxes)	298,000	13.8	17,713	1.0
All other fees	—	—	—	—

	$2,158,000	100.0	$1,751,713	100.0

        Pursuant to its charter, the Audit Committee preapproves all audit and permitted nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report any such preapprovals to the full Audit Committee at its next regularly scheduled meeting. All of the amounts set forth in the table above were preapproved. In addition, the Audit Committee reviewed the professional fees billed by PwC and determined that the provision of nonaudit services was compatible with the maintenance of the auditor's independence.

Change in Registered Public Accounting Firm

        KPMG was HEI's independent registered public accounting firm for fiscal year 2009 and for several prior years, but on February 23, 2010 the HEI Audit Committee voted to dismiss KPMG, and to retain PwC as its independent registered public accounting firm for fiscal year 2010. The Company informed KPMG of this decision and dismissed KPMG on February 24, 2010. PwC's reports on HEI's consolidated financial statements as of and for the fiscal year ended December 31, 2010, and KPMG's reports on HEI's consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2010, and the audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2009 and 2008, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such periods. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of the SEC's Regulation S-K.

        During the fiscal years ended December 31, 2009 and 2008 and through February 26, 2010, the date of engagement of PwC, neither HEI nor any person on its behalf consulted with PwC with respect to (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on HEI's consolidated financial statements, and no written report or oral advice was provided by PwC to HEI that PwC concluded was an important factor considered by HEI in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of the SEC's Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of the SEC's Regulation S-K.

Independence of Registered Public Accounting Firm and Recommendation to Include Financial Statements in Form 10-K

        In connection with its responsibilities, the Audit Committee held five regular meetings in 2010, one with KPMG LLP, HEI's former principal independent registered public accounting firm, and three with PwC, HEI's principal independent registered public accounting firm for 2010. In its meetings with management and PwC, the committee's review and discussion included the audited consolidated financial statements, audit plan and quality/adequacy of internal controls. The committee believes that management maintains effective systems of internal control that result in fairly presented consolidated financial statements. Discussions with PwC included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which incorporates information regarding the scope and results of the audit.

        PwC provided the Audit Committee with written disclosures and a letter regarding its independence from management as required by professional standards and other regulatory requirements, including applicable requirements of the Public Company Accounting Oversight Board. Based on its review of the disclosure statements and discussions with PwC, the Audit Committee satisfied itself as to the independence of the external auditor.

        Based on its reviews and discussions with management and PwC described above and review of PwC's representations and disclosures, the Audit Committee recommended to the Board of Directors that HEI's audited consolidated financial statements be included in HEI's 2010 Form 10-K.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
HEI BOARD OF DIRECTORS

Barry K. Taniguchi, Chairperson
Shirley J. Daniel
James K. Scott

 Proposal No. 5: Ratification of Appointment of Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP (PwC) has served as HEI's independent registered public accounting firm since February 2010. On February 7, 2011, the Audit Committee selected PwC as HEI's independent registered public accounting firm for 2011, subject to shareholder ratification. The Board, upon the recommendation of its Audit Committee, recommends the ratification of the appointment of PwC as the independent registered public accounting firm of HEI for fiscal year 2011 and thereafter until its successor is appointed. Representatives of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        THE AUDIT COMMITTEE AND YOUR BOARD RECOMMEND THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HEI FOR 2011.

 Other Information

How are proxies solicited and what is the cost?

        HEI will solicit proxies by mail, telephone or other means of communication and will bear the cost of such solicitation. We have engaged Phoenix Advisory Partners to assist in the distribution of proxy materials and solicitation of proxies (including by telephone) from shareholders at a cost of $7,500 plus reasonable expenses. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock.

What is the deadline for submitting a proposal for next year's Annual Meeting?

        Shareholders who want to have a proposal included in the proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders must notify the Corporate Secretary in writing. The proposal must be received by November 22, 2011.

How can business matters be brought before the Annual Meeting?

        Shareholders who wish to present business before the Annual Meeting must provide a written notice to the Corporate Secretary that is received no later than 60 days nor earlier than 90 days prior to the anniversary date of the preceding year's Annual Meeting.

        To be timely for the 2012 Annual Meeting of Shareholders, notice must be received by the Corporate Secretary no later than March 11, 2012 and no earlier than February 10, 2012. The notice must include, as to each matter the shareholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the shareholder, (iii) the number of shares of HEI Common Stock that are owned by the shareholder, (iv) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

How can shareholders recommend or propose persons as nominees to serve on the Board?

        Shareholders may recommend any person to serve on the Board by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730. Recommendations must be received by November 22, 2011 for consideration by the Nominating and Corporate Governance Committee for the 2012 Annual Meeting of Shareholders. The recommendation must include (a) a resume and other relevant biographical information regarding the person's skills and qualifications to serve on the Board, (b) the nominee's consent to serve as a director and (c) the number of shares of HEI Common Stock owned by the shareholder.

        Shareholders may propose persons as nominees to serve on the Board by providing a written notice to the Corporate Secretary that is received no later than March 11, 2012 and no earlier than February 10, 2012. The notice must include:

  •
  as to each proposed nominee: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares of HEI Common Stock that are owned by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and

  •
  as to the shareholder: (i) the name and record address of the shareholder, (ii) the number of shares of HEI Common Stock that are owned by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee(s) and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

        A written consent of each proposed nominee to being a nominee and to serve as a director if elected must also accompany the notice.

What provisions has HEI made for "householding" and will it provide additional copies of proxy materials upon request?

        As permitted by rules of the Securities and Exchange Commission, HEI has adopted a procedure referred to as "householding," under which only one annual report to shareholders will be delivered to shareholders sharing the same address, unless contrary instructions are received. Householding reduces the volume of duplicate information received at your household, the cost to HEI of preparing and mailing duplicate materials and the environmental burden of excess paper usage. Certain shareholder accounts at a householded address will continue to receive separate proxy statements and proxy cards, and we will also deliver promptly upon your written or oral request a separate copy of the annual report, proxy statement or Notice of Internet Availability if you are a security holder at a shared address to which a single copy of the requested documents was delivered. Dividend payments and account statements are not affected. Householding will continue until you are notified otherwise or until you notify us that you wish to receive a separate annual report. You will be removed from the householding program within 30 days after receipt of your notice. If you wish to discontinue householding of the annual report to shareholders, you may notify us by calling us at (808) 532-5841 or toll free at (866) 672-5841 between 7:30 a.m. and 3:30 p.m., Hawaii Standard Time. You may also discontinue householding by writing to us at the following address: Hawaiian Electric Industries, Inc. Shareholder Services, P.O. Box 730, Honolulu, Hawaii 96808-0730, or by e-mailing us at invest@hei.com.

        If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

*              *              *

        Please vote your proxy as soon as possible to ensure that your shares will be counted at the Annual Meeting.

Chester A. Richardson Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

March 21, 2011

Hotel Street
Please be advised that parking in downtown Honolulu is very limited.
Bishop Square Parking
Alii Place
Parking entrance
Municipal Parking entrance
Parking exit
Pauahi Tower
Bishop Street
Alakea Street
American Savings Bank Tower 8th Floor
Meeting Site
Tamarind Park
South King Street

Appendix A

HAWAIIAN ELECTRIC INDUSTRIES, INC.
2011 NONEMPLOYEE DIRECTOR STOCK PLAN

1.     Purposes of the Plan

        The purposes of this Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan (the "Plan") are to advance the interests of Hawaiian Electric Industries, Inc. (the "Company") and its shareholders by aligning the personal interests of members of the Board of Directors of the Company and members of the boards of directors of its principal subsidiaries who are not employees with the interests of the Company and its shareholders. Accordingly, the Plan provides participating nonemployee directors with incentives to maintain their status as directors and improve the Company's performance by increasing the level of Common Stock of the Company owned by such nonemployee directors, thereby assisting them in meeting the Company's stock ownership guidelines, through the issuance of Common Stock under the Plan as part of their compensation.

        Upon the effective date of the Plan, the Company's 1990 Nonemployee Director Stock Plan, as last amended and restated on May 6, 2008 (the "Prior Plan"), shall terminate and no further shares of Common Stock of the Company shall thereafter be issued under the Prior Plan.

2.     Definitions

        When used herein, the following terms shall have the respective meanings set forth below:

        (a)   "Annual Meeting of Shareholders" means the annual meeting of shareholders of the Company at which directors of the Company are elected.

        (b)   "Board" means the Board of Directors of the Company.

        (c)   "Committee" means the Compensation Committee of the Board, or subcommittee thereof, or such other committee appointed from time to time by the Board to administer the Plan in accordance with Section 4(a) hereof, which Committee shall consist of two or more "nonemployee directors" as defined under Rule 16b-3(3)(i) promulgated under the Securities Exchange Act of 1934).

        (d)   "Common Stock" means the common stock, without par value, of the Company.

        (e)   "Company" means Hawaiian Electric Industries, Inc., a Hawaii corporation, and any successor corporation.

        (f)    "Employee" means any officer or employee of the Company or any of its direct or indirect subsidiaries or affiliates (whether or not such subsidiary or affiliate participates in the Plan).

        (g)   "Fair Market Value" means, as of any given date: (i) the closing sale price of a share of Common Stock on such date on the national securities and exchange on which the Company's equity securities are principally listed or traded, or, if on such date no trade was conducted, the most recent preceding date on which there was such a trade; (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; or (iii) the fair market value of a share of Common Stock as otherwise determined by the Committee in the good faith exercise of its discretion.

        (h)   "Grant Date" shall be June 30 of each year except that (i) if June 30 falls on a day that is not a business day in Honolulu, Hawaii, then the Grant Date shall be the next preceding business day and (ii) the Grant Date for a person who first becomes a director after June 30 of a year and before the Annual Meeting of Shareholders in the next year shall be the date on which such person's service as a director commences. For the avoidance of doubt, clause (ii) does not apply to a person who serves as a director of the Company or a Participating Company but then also (or instead) is elected or appointed to serve in another director position.

        (i)    "Nonemployee Company Director" means any person who is elected or appointed to the Board of Directors of the Company and who is not an employee.

        (j)    "Nonemployee Participating Company Director" means any person who is elected or appointed to the Board of Directors of any one or more Participating Companies and who is not an Employee.

        (k)   "Participant" means any Nonemployee Company Director or Nonemployee Participating Company Director.

        (l)    "Participating Company" means any direct or indirect subsidiary or affiliate of the Company whose participation in the Plan has been approved by the Board.

        (m)  "Plan" means this 2011 Nonemployee Director Stock Plan, as it may be amended from time to time.

        (n)   "Stock Payment" means a grant under the Plan of shares of Common Stock to a Nonemployee Company Director or a Nonemployee Participating Company Director rather than cash as compensation for services rendered as a director of the Company or a Participating Company, as provided in Section 6 hereof.

3.     Shares of Common Stock Subject to the Plan

        Subject to adjustment as provided in Section 8 below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 300,000 shares. The Common Stock to be issued under the Plan may, in whole or in part, be authorized but unissued shares of Common Stock of the Company or shares that may be reacquired by the Company in the open market, in private transactions or otherwise.

4.     Administration of the Plan

        (a)   The Plan will be administered by the Committee. The Company shall pay all costs of administration of the Plan.

        (b)   Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan, and (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws and laws relating to the withholding of tax. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members.

        (c)   Neither the Company, nor any Participating Company, nor any representatives, employees or agents of the Company or any Participating Company, nor any member of the Board or the Committee or any designee thereof will be liable for any damages resulting from any action or determination made by the Board or the Committee with respect to the Plan or any transaction arising under the Plan or any omission in connection with the Plan in the absence of willful misconduct or gross negligence.

5.     Participation in the Plan

        (a)   All Nonemployee Company Directors and Nonemployee Participating Company Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they shall be a nonemployee director of the Company or a Participating Company on the Grant Date.

        (b)   Nonemployee Company Directors and Nonemployee Participating Company Directors shall be eligible for Stock Payments pursuant to the terms of Section 6 of the Plan.

6.     Determination of Nonemployee Directors' Stock Payments

        (a)   Each Nonemployee Company Director and each Nonemployee Participating Company Director who serves in that capacity on the Grant Date shall receive, in addition to any annual retainer and other amounts that may be payable to such Nonemployee Company Director or Nonemployee Participating Company Director, a Stock Payment; provided, however, that no Participant shall be entitled to receive more than one Stock Payment even if he or she serves as a director of both the Company and a Participating Company or more than one Participating Company and provided, further, that the Stock Payment for a new director whose Grant Date is determined pursuant to Section 2(h)(ii) shall be prorated based on a fraction in which the numerator is the number of days remaining between the date on which such Participant becomes a director and the date of the next Annual Meeting of Shareholders and the denominator is 365 days.

        (b)   Stock Payments may be designated in either dollar value or in a number of shares of Common Stock. The number of shares to be issued to each Participant as a Stock Payment if the Stock Payment is designated by dollar value shall be determined by dividing the Fair Market Value of the Common Stock on the applicable Grant Date into the applicable dollar value of the Stock Payment, provided that no fractional shares shall be issued (cash shall be paid in lieu thereof).

        (c)   For Nonemployee Company Directors and Nonemployee Participating Company Directors serving in that capacity on June 30, 2011, the Stock Payment shall be designated in dollar value as follows: (i) for Nonemployee Company Directors, $75,000 and (ii) for Nonemployee Participating Company Directors, $40,000. For a Nonemployee Company Director who also serves as a Nonemployee Participating Company Director on June 30, 2011, the applicable dollar value of the Stock Payment will be $75,000.

        (d)   The amount of the Stock Payment, and whether it is expressed as a dollar value or in number of shares, may be changed in the discretion and upon recommendation of the Committee and approval by the Board, but shall not be changed more than once between any two Annual Meetings of Shareholders.

        (e)   No Nonemployee Company Director or Nonemployee Participating Company Director shall be required to forfeit or otherwise return to the Company any shares of Common Stock issued to him or her as a Stock Payment pursuant to the Plan notwithstanding any change in status of such director which renders him or her ineligible to continue as a participant in the Plan after the Grant Date.

7.     Shareholder Rights

        (a)   Nonemployee Company Directors and Nonemployee Participating Company Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any shares of Common Stock except as and when such shares are issued and then in any event not earlier than the Grant Date. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the Grant Date.

        (b)   Subject to the provisions of Section 7(a) above, Nonemployee Company Directors and Nonemployee Participating Company Directors will have all rights of a shareholder with respect to

Common Stock once issued as a Stock Payment on the Grant Date, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

8.     Adjustment for Changes in Capitalization

        If the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan may be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding, and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded up to the nearest whole share.

9.     Continuation of Director or Other Status

        Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Nonemployee Company Director or Nonemployee Participating Company Director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any director any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting any right of the Company or a Participating Company or their respective shareholders may have to terminate a director in his or her capacity as a director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a participant under the Plan.

10.   Compliance with Government Regulations

        Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of notice of share ownership evidencing such shares pursuant to the Plan, the Board or the Committee may require a Nonemployee Company Director or Nonemployee Participating Company Director to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company may elect, but shall in no event be obligated, to register the shares of Common Stock issuable under the Plan pursuant to the Securities Act of 1933, as now or hereafter amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Nonemployee Company Directors and Nonemployee Participating Company Directors are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer by them of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

11.   Nontransferability of Rights

        No Nonemployee Company Director or Nonemployee Participating Company Director shall have the right to assign the right to receive any Stock Payment or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such right to receive any Stock Payment (prior to the issuance of a stock certificate or notice of share ownership evidencing such Stock Payment, which the Company shall endeavor to cause to occur on the Grant Date or as soon as practicable thereafter).

12.   Amendment and Termination of Plan

        (a)   The Board will have the power in its discretion, to amend, suspend or terminate the Plan at any time. No such amendment will, without approval of the shareholders of the Company:

            (i)  Change the class of persons eligible to receive Stock Payments under the Plan or otherwise modify the requirements as to eligibility for participation in the Plan; or

           (ii)  Increase the number of shares of Common Stock which may be issued under the Plan (except for adjustments as provided in Section 8 hereof).

        (b)   No amendment, suspension or termination of the Plan will, without the consent of the Nonemployee Company Director or Nonemployee Participating Company Director, alter, terminate, impair, or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

        (c)   Notwithstanding the foregoing, the Board may, without further action by the shareholders of the Company, amend the Plan or modify Stock Payments under the Plan (i) in response to changes in securities or other laws, or rules, regulations or regulatory interpretations thereof, applicable to the Plan, or (ii) to comply with stock exchange rules or requirements.

13.   Governing Law

        The laws of the State of Hawaii shall govern and control the interpretation and application of the terms of the Plan.

14.   Effective Date and Duration of the Plan

        The Plan has been approved by the Board and will become effective upon approval by the Shareholders of the Company at the 2011 Annual Meeting of Shareholders. Unless previously terminated by the Board, the Plan will terminate on April 30, 2021.

Appendix B

HAWAIIAN ELECTRIC INDUSTRIES, INC.

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

Amended as of December 13, 2010

        A director is not independent if:

  1.
  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

  2.
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  3.
  (a) The director is a current partner or employee of a firm that is the Company's internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

  4.
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that other company's compensation committee.

  5.
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

  6.
  The director serves as an executive officer of a tax-exempt organization if, within the preceding three years, contributions from the Company to the organization in any single completed fiscal year of the organization exceeded the greater of $1 million or 2% of such tax-exempt organization's consolidated gross revenues.

        "Immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person's home.

        References to "the Company" means Hawaiian Electric Industries, Inc. and includes subsidiaries of Hawaiian Electric Industries, Inc. as is relevant to any determination under the independence standards set forth above.

B-1

VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Internet Access the Website and cast your vote: www.cesvote.com Vote by Mail Return your proxy in the postage-paid envelope provided. Vote 24 hours a day, 7 days a week until May 9, 2011 11:59 P.M. EST. If you vote by telephone or Internet, please do not send your proxy by mail. HAWAIIAN ELECTRIC INDUSTRIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011, AT 9:30 A.M., IN THE AMERICAN SAVINGS BANK TOWER, 8TH FLOOR, ROOM 805, 1001 BISHOP STREET, HONOLULU, HAWAII 96813. The undersigned hereby constitutes and appoints Constance H. Lau, Chester A. Richardson and Jeffrey N. Watanabe and each of them the proxy of the undersigned, with full power of substitution, to vote all the Common Stock of Hawaiian Electric Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2011 or at any adjournment or postponement thereof. Date: Signature(s) Signature(s) (Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. Attorney, Executor, Administrator, Trustee or Guardian, should indicate full title. If address is incorrect, please give us the correct one.) Please fold and detach card at perforation before mailing.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. HAWAIIAN ELECTRIC INDUSTRIES, INC. PROXY The proxies named on the reverse side of this card are instructed to vote as indicated below. If no direction is indicated, said proxies will vote FOR all Nominees and FOR proposals 2, 4 and 5 and 1 YEAR in proposal 3. Said proxies are also authorized to vote in their discretion with respect to any other matters that may come before the Annual Meeting or at any adjournment or postponement thereof. The Board of Directors recommends a vote FOR all of the Nominees, FOR proposals 2, 4 and 5 and 1 YEAR in proposal 3. 1. Elect three Class III directors for a three-year term expiring at the 2014 Annual Meeting of Shareholders Nominees: (1) Peggy Y. Fowler (2) Keith P. Russell (3) Barry K. Taniguchi FOR all nominees listed above WITHHOLD authority to vote (except as marked to the contrary below) for all nominees listed above To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above. 2. Approve the 2011 Nonemployee Director Stock Plan FOR AGAINST ABSTAIN 3. Recommend, by non-binding vote, the frequency of executive compensation votes 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. Approve, by non-binding vote, the shareholder resolution approving HEI’s executive compensation FOR AGAINST ABSTAIN 5. Ratify the appointment of PricewaterhouseCoopers LLP as HEI’s independent registered public accounting firm for 2011 FOR AGAINST ABSTAIN Please check this box if you consent to access future Annual Reports and Proxy Statements via the Internet. Please fold and detach card at perforation before mailing.